AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2015

Registration No. 333-201762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Sadowsky

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Samuel P. Williams, Esq.

James E. Bedar, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Small reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered (Shares)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Rights to purchase common stock (4)	—	—	—	—
Common stock, par value $0.001 per share, issuable upon exercise of the Rights	4,300,000 (5)	$0.95	$4,085,000	$474.68 (2)
Common stock, issuable upon exercise of common stock warrants (6)	1,014,982	—	—	—
TOTAL			$4,085,000	$474.68

(1)	This Registration Statement relates to (a) subscription rights to purchase shares of common stock; (b) shares of common stock issuable upon the exercise of the subscription rights; and (c) shares of common stock issuable upon exercise of previously issued common stock warrants.
(2)	This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of our common stock reported on the NASDAQ Capital Market on January 26, 2015, which was $0.95. The registration fee to cover the shares of common stock issuable upon exercise of the rights was previously paid in connection with the registrant’s initial filing of this Registration Statement.
(3)	Represents the aggregate gross proceeds from the issuance of the maximum number of shares of common stock, which may be issued pursuant to the exercise of rights. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(4)	Evidencing subscription rights to subscribe for 4,300,000 shares of common stock, which may be issued pursuant to the exercise of the subscription rights. The subscription rights were issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby because the subscription rights are being registered on the same registration statement as the securities to be offered pursuant thereto.
(5)	Assumes exercise of 100% of the subscription rights.
(6)	Pursuant to Rule 457(b) and Rule 429, no separate registration fee is payable with respect to the common stock underlying the common stock warrants because those shares were previously registered on Form S-4 (File No. 333-186564) as amended, which was initially filed on February 11, 2013, and a filing fee was paid at that time.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and the Registration Statement on Form S-4 as amended (File No. 333-186564), which was initially filed on February 11, 2013, was amended on February 14, 2013, March 13, 2013, and March 26, 2013 and became effective on March 27, 2013 (the “Prior Registration Statement”). This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2015

PRELIMINARY PROSPECTUS

SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF 4,300,000 SHARES OF COMMON STOCK AT $         or $         PER SHARE, AS APPLICABLE

4,300,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

1,014,982 SHARES OF COMMON STOCK, ISSUABLE UPON EXERCISE OF COMMON STOCK WARRANTS

We plan to distribute to holders of shares of our common stock, par value $0.001 per share, which we refer to as our “common stock,” at no charge, transferable subscription rights to purchase up to an aggregate of 4,300,000 shares of our common stock, which we refer to as “subscription rights” or “rights.” Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for this rights offering, which we refer to as the “record date.”

Each basic subscription right entitles the holder to purchase         shares of common stock. If any holders of subscription rights (including holders who acquired rights by purchasing them from others) do not exercise their basic subscription rights in full, then holders who did exercise their basic subscription rights in full will be entitled to purchase a portion of the remaining shares. We refer to this privilege as the “over-subscription privilege.”

Holders who exercise their basic subscription rights or over-subscription privilege to purchase less than 1,300,000 shares in this rights offering will pay a price of $         per whole share, which we refer to as the “ordinary subscription price.” Holders who exercise their basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering will pay a price of $         per whole share, which we refer to as the “premium subscription price.” If a holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but such holder owns less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to such holder, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares purchased by such holder in this rights offering.

Both the basic subscription rights and the over-subscription privilege are subject to potential exercise limits and other restrictions and conditions, as described in this prospectus. If you subscribe for a number of shares that exceeds the number of shares that are available to you, or are due a refund of the difference between the premium subscription price and the ordinary subscription price for the shares you purchase in the rights offering, any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable following the closing of the rights offering.

The subscription period begins on the rights offering commencement date,                     , 2015, and ends at 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015. Rights that are not exercised by the expiration date of the rights offering will expire and have no value.

If the rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not limit the number of shares that may be purchased by any subscriber, we expect to receive net proceeds, after fees and expenses, of $         million in the aggregate, or approximately $         per share. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes, including any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

We have engaged American Stock Transfer & Trust Company, LLC to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete the rights offering. We have engaged D.F. King & Co., Inc. to serve as information agent for the rights offering.

The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR DECISION TO EXERCISE OR TRANSFER THE SUBSCRIPTION RIGHTS. You should carefully consider whether to subscribe before the rights offering expires. All exercises of subscription rights are irrevocable.

This prospectus also covers the shares of common stock issuable upon exercise of the warrants to purchase shares of our common stock issued on April 9, 2013 (at the time we became the successor registrant to Motricity, Inc.) in exchange for the warrants to purchase shares of common stock of Motricity issued on October 11, 2012. We refer to these warrants as the “common stock warrants.” Each common stock warrant is exercisable to purchase one share of our common stock at a purchase price of $6.50 per share, subject to adjustment. If all of our issued and outstanding common stock warrants are exercised, we would receive net proceeds, of approximately $6.6 million in the aggregate, or approximately $6.50 per share. As of February 11, 2015, the common stock warrants were out-of-the money.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 22 OF THIS PROSPECTUS.

Our common stock is traded on the Nasdaq Capital Market, which we refer to as “NASDAQ,” under the symbol “VLTC.” The last reported sale price of our common stock on February 11, 2015 was $0.87 per share.

This is not an underwritten offering. The rights and our shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

If you have any questions or need further information about this rights offering, please call D.F. King & Co., Inc., our information agent for the rights offering, at (866) 796-1290 or (212) 493-3910.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE MERITS OF OR OTHERWISE APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any prospectus we may authorize to be delivered to you. We have not, and neither our subscription agent, American Stock Transfer & Trust Company, LLC, nor our information agent, D.F. King & Co., Inc., has authorized anyone to provide you with information other than that contained in this prospectus. We are not making an offer of securities in any state or other jurisdiction where it is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date subsequent to the date set forth on the front cover of this document, even though this prospectus is delivered or securities are sold on a later date. Further, you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. Unless the context otherwise requires, the terms “Voltari,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer to Voltari Corporation and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering and purchasing shares of our common stock offered in the rights offering and upon the exercise of our common stock warrants.

What is the rights offering?

We plan to distribute to holders of shares of our common stock, at no charge, transferable subscription rights, each of which includes a basic subscription right to purchase          shares of common stock and an over-subscription privilege. Both the basic subscription rights and the over-subscription privilege are subject to certain limitations set forth herein. Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering. The subscription period begins on the rights offering commencement date,                     , 2015, and ends at 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015.

As described below, you may subscribe for a number of shares less than, equal to or greater than your basic subscription rights. You may also choose not to subscribe at all.

This prospectus covers the subscription rights and the shares of common stock issuable upon exercise of the rights. This prospectus also covers the shares of common stock issuable upon exercise of our common stock warrants.

Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

We have chosen to raise new capital through a rights offering to allow our existing stockholders to purchase shares of our common stock based on their pro rata ownership percentage. Our board of directors has determined to follow this course because it believes that a rights offering will have a lower cost of capital than other methods of raising money and will not subject us to unduly burdensome restrictive covenants and other negative consequences associated with incurring high yield debt. There can be no assurance that the rights offering will be successful.

If the rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not limit the number of shares that may be purchased by any subscriber, we expect to receive net proceeds from the rights offering of approximately $         million, after deducting fees and expenses. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions. Any increase in stated capital resulting from the completion of this rights offering will assist us in regaining compliance with the $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. For further information see “Use of Proceeds” and “Risk Factors.”

What is the special committee?

Our Board of Directors formed a special committee of our independent directors, which we refer to as the special committee, to review the structure and terms of this rights offering. The special committee consists of James L. Nelson and Jay A. Firestone. For more information regarding the members of the special committee, see “Officers and Directors—Directors.” The special committee retained its own legal counsel and also received advice from an independent financial advisor in connection with its review of the structure and terms of the rights offering.

What are your basic subscription rights?

Each basic subscription right entitles the holder to purchase         shares of common stock. Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering. The subscription period begins on the rights offering commencement date,                         , 2015, and ends at 5:00 p.m., New York City time, on                     , 2015, the expiration date of the rights offering, unless we extend the subscription period to no later than                     , 2015.

As described below, you may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. If you do not exercise your basic subscription rights in full, and the remaining shares you are entitled to purchase are purchased by other subscribers, your proportionate voting and ownership interests in our company will be reduced, and the percentage that your original shares represent of the Company’s outstanding capital stock after the rights offering will be diluted.

We will not issue or pay cash in place of fractional shares of common stock. Instead, we will round down any fractional shares to the nearest whole share.

What is your over-subscription privilege?

If any holders of subscription rights (including holders who acquired rights by purchasing them from others) do not exercise their basic subscription rights in full, then holders who did exercise their basic subscription rights in full will be entitled to purchase a portion of the remaining shares. You may exercise your over-subscription privilege for a number of shares less than, equal to or greater than your basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege, if any.

In honoring over-subscriptions, we will allocate the available shares proportionately by calculating the number of rights a subscriber properly exercised using their basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. We will allocate to you an equivalent proportion of the shares available for over-subscription. We will seek to honor your over-subscription in full, subject to any restrictions and conditions set forth herein. The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may be allocated fewer shares than you subscribed for using your over-subscription privilege. If the allocation results in you being allocated a greater number of shares than you subscribed for, then we will allocate to you only that number of shares for which you over-subscribed. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. For a further description of this allocation process, see “Rights Offering—Ordinary Subscription Price and Premium Subscription Price” and “Rights Offering—Allocation of shares.”

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration date of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration date of the rights offering, if you wish to maximize the number of shares you purchase, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that you wish to purchase. See “The Rights Offering—Over-subscription privilege.”

We will return to you any excess subscription payments, without interest or penalty, as soon as practicable after the closing of the rights offering.

What is the subscription price?

The subscription price that you will pay in this rights offering will depend on the number of shares for which you subscribe.

If you exercise your basic subscription rights or over-subscription privilege to purchase less than 1,300,000 shares in this rights offering, you will pay a price of $         per whole share, which we refer to as the “ordinary subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, you will pay a price of $         per whole share, which we refer to as the “premium subscription price.”

If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but you own less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to you, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering. See “The Rights Offering—Ordinary Subscription Price and Premium Subscription Price.”

How were the $         per share ordinary subscription price and the $         per share premium subscription price determined?

The $         per share ordinary subscription price was determined by our board of directors and the $         per share premium subscription price was separately determined by the special committee based on a percentage of the $         per share ordinary subscription price. Our board of directors determined the $         per share ordinary subscription price after taking into account numerous factors, including, without limitation:

•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis;

•	the possible effects of this rights offering on our ability to realize the full benefits of our NOLs and related tax benefits, including the number of shares to be issued in this offering;

•	the price at which our stockholders might be willing to participate in the rights offering;

•	the amount of proceeds desired to achieve our financing goals;

•	potential market conditions; and

•	historic and current trading prices for our common stock.

After considering the advice of its legal counsel and independent financial advisor, the special committee determined that a premium of 40% over the ordinary subscription price would be appropriate to the extent any stockholder would own 33% or more of our issued and outstanding common stock following completion of the rights offering. In making this determination, the special committee considered a number of factors, including, without limitation:

•	the value of obtaining a position in the Company exceeding 33% or more of our issued and outstanding common stock;

•	the concern that our largest stockholder, Mr. Carl C. Icahn, or another stockholder could gain significant or majority voting control over us through participation in this rights offering, without paying a premium;

•	the premiums paid in other transactions for large equity positions; and

•	the factors affecting the board of directors’ determination of the ordinary subscription price, and the inter-relation of the ordinary subscription price and the premium subscription price.

The special committee has requested, and expects to receive, an opinion from its independent financial advisor that the consideration to be received in the rights offering is, from a financial point of view, fair to us. Notwithstanding the foregoing, the price per share you pay in the rights offering may not be indicative of the market value of the subscription rights or the shares of our common stock. There was no formula used in determining either the ordinary subscription price or the premium subscription price. Neither of these prices is necessarily related to or reflective of our book value or net worth and may or may not be considered the fair value of the shares to be offered in the rights offering. This rights offering and other factors may cause the market price of our common stock to decline after the rights offering, and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price you pay in this rights offering, if you are able to sell them at all. See “The Rights Offering—Determination of Subscription Price” in this prospectus.

What are the exercise limits?

Under U.S. federal income tax law, we can carry forward U.S. net operating losses, or NOLs, as potential tax deductions until they expire. As of September 30, 2014, we had NOLs totaling approximately $385 million. An ownership change, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, would reduce the availability of our NOLs. An ownership change could result from certain purchases of our common stock, including as a result of this rights offering. Should an ownership change occur, all NOLs incurred prior to the ownership change would be subject to limitations imposed by Section 382 of the Code, which would effectively eliminate the amount of NOLs currently available to offset taxable income.

In order to protect the Company from the loss of its NOLs, we reserve the right, in the sole discretion of our board of directors, to limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code, including common stock owned by:

•	any living spouse, child, grandchild, or parent;

•	if the subscriber is an entity, by any person that owns the subscriber;

•	any entity in which the subscriber holds an interest (in proportion to such interest); and

•	any person (other than the Company), if the subscriber holds an option to purchase our common stock or an interest in an entity that owns or is deemed to own our common stock, if such option was obtained from such person and would be treated as exercised under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchased shares in the rights offering that resulted in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, such shares will be void ab initio unless our board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by our board of directors).

Management believes that the structure of the rights offering, including the limitations described herein, will not result in the reduced availability of the Company’s NOLs.

What representations will you make to the Company by exercising your subscription rights in this offering?

By exercising subscription rights in this rights offering, you will represent, acknowledge and agree that:

•	We may limit the number of shares any subscriber may purchase (pursuant to the basic subscription right or over-subscription privilege) pursuant to the limitations set forth herein;

•	We may limit or refuse subscriptions from some subscribers and not others;

•	We may void and cancel the issuance of certain shares pursuant to the limitations set forth herein;

•	You will not own 33% or more of our issued and outstanding common stock following completion of this rights offering, unless you have paid the premium subscription price for all shares of our common stock that you purchased in this rights offering; and

•	Any purported exercise of rights in violation of the terms of this rights offering, including but not limited to the terms set forth in the subscription documents, will be void and of no force and effect.

How will the shares be allocated?

Upon expiration of the subscription period, the subscription agent will provide us with the total number of shares purchased by all subscribers using their basic subscription rights.

If sufficient shares of common stock are available, we will seek to honor your over-subscription requests in full, subject to any conditions and restrictions set forth herein. If, however, over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among the holders of rights (including holders who acquired rights by purchasing rights from others) exercising the over-subscription privilege in proportion to the number of rights properly exercised by such holder as of the expiration date of the rights offering, relative to the number of rights properly exercised as of the expiration date of the rights offering by all holders of rights exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others). If this pro rata allocation results in any holder of rights being allocated a greater number of shares than that holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others) on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

In order to protect the Company from the loss of its NOLs, we may, in the sole discretion of our board of directors, limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code.

If we reject all or a portion of your subscription, we will do the following:

•	apply your subscription payment towards the purchase of shares for which we have accepted subscription, if any, and issue those shares to you;

•	return to you as soon as practicable following the closing of the rights offering, without interest or penalty, any subscription payment for shares which we did not issue to you; and

•	treat as allocated (and, therefore, not available for purchase pursuant to other subscribers’ basic subscription right or over-subscription privilege) any shares underlying subscription rights whose exercise was not accepted pursuant to these exercise limits.

Because we would treat as allocated and not available for purchase by other subscribers any shares for which exercise is not accepted, the total amount of proceeds we receive from this offering could be reduced.

May I transfer or sell my subscription rights if I do not want to purchase shares?

Yes. The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities.

Subscription rights, whether or not transferred, must be exercised prior to the expiration date of the rights offering or they will expire and have no value. You may transfer all, a portion or none of your subscription rights.

Transferees of subscription rights will be entitled to exercise the basic subscription rights and the over-subscription privilege with respect to those subscription rights transferred to them.

Transferees will also be subject to the exercise limits and other conditions described in this prospectus.

Will there be a backstop to the rights offering or other guarantee that it will be sufficiently subscribed?

No. There will be no backstop or other guarantee to the rights offering.

Are we requiring a minimum overall subscription to complete the rights offering?

No. There is no individual minimum subscription requirement and no minimum aggregate subscription requirement to complete the rights offering. We will consummate the rights offering even if the amount of proceeds does not meet our financing goals.

Will I be diluted if I do not exercise all of my basic subscription rights?

Yes. You may exercise any number of your subscription rights or you may choose not to subscribe at all. If you do not exercise any subscription rights, you will not be issued any new shares of our common stock. If you do not exercise your basic subscription rights in full, and the remaining shares you are entitled to purchase are purchased by other subscribers, your proportionate voting and ownership interests in our company will be reduced. Your ownership interest in Voltari may be further diluted if our common stock warrants are exercised, if we pay a dividend on our preferred stock in kind or if we decide to issue securities in a future offering.

Can we extend, cancel or amend the rights offering?

We may extend the expiration date of the rights offering at any time after the record date, but we currently do not intend to do so. In no event shall the subscription period extend beyond                     , 2015. If we extend the subscription period, all subscriptions received prior to such extension shall be irrevocable. We will notify holders of subscription rights of such extension by issuing a press release. We will file a copy of the press release with the Securities and Exchange Commission on a Current Report on Form 8-K. We may not cancel or amend the rights offering.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your decision to exercise or transfer the subscription rights. Holders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus, as it may be supplemented.

Will our directors, executive officers or significant stockholders participate in the rights offering?

Our directors and executive officers who own shares of our common stock and significant stockholders are permitted, but not required, to participate in this rights offering, including by purchasing rights from other holders and exercising those rights. Any director, executive officer or significant stockholder who subscribes for shares in the rights offering will pay the same price paid by all other holders who subscribe in the rights offering and will otherwise participate in the rights offering on the same terms as all other subscribers.

We do not know whether any of our directors, executive officers or significant stockholders will participate in this rights offering.

What effects will the rights offering have on our outstanding capital stock?

Assuming no other transactions by us involving our common stock other than as described herein, and no warrants or other convertible securities for our common stock are exercised prior to the expiration date of the rights offering, if the offering is fully subscribed and our board of directors does not exercise its discretion to limit the purchase of shares by any subscribers in the rights offering, then 4,300,000 additional shares of our common stock will be issued and outstanding after the closing of the rights offering. As a result of the rights offering, the ownership interests and voting interests of any existing stockholders that do not fully exercise their basic subscription rights will be diluted, and stockholders’ ownership may be further diluted as a result of the exercise of our common stock warrants. The exact number of shares of common stock that we will issue in this rights offering will depend on the number of subscription rights exercised in the rights offering and if and to the extent we limit the number of shares that may be purchased by any subscribers.

In addition, this rights offering, the issuance of our common stock and other factors may cause the market price of our common stock to decline after the rights offering, and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price in this rights offering, if you are able to sell them at all.

Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

Are there any conditions to completing the rights offering?

No. There are no conditions to completion of the rights offering.

How much will we receive from the rights offering?

If all of the subscription rights are exercised in full by subscribers that each purchase less than 1,300,000 shares, and we accept all subscriptions, we expect the net proceeds from the rights offering to be approximately $         million. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. If no subscription rights are exercised, we would receive no proceeds from the rights offering.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of common stock. Similarly, exercising your common stock warrants involves the purchase of shares of common stock. You should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 22 of this prospectus.

If all or a portion of my subscription is not accepted, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not accept all or a portion of your subscription, we will return to you, without interest or penalty, any amounts you paid in respect of shares for which we did not accept your subscription as soon as practicable after the closing of the rights offering. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

If I pay the premium subscription price, but do not own 33% or more of the Company’s issued and outstanding common stock following completion of this rights offering, will I be refunded a portion of my subscription price?

Yes. If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this offering, you must pay a price of $         per whole share, which we refer to as the premium subscription price. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If following completion of this rights offering, you own less than 33% of our issued and outstanding common stock, we will refund to you the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering, without interest or penalty, as soon as practicable after the closing of the rights offering. If you own shares in “street name,” it may take longer for you to receive this refund of a portion of your subscription payment because the subscription agent will return payments through the record holder of your shares.

Are there limitations to this rights offering under state securities laws?

Yes. We intend to either register the rights with certain state securities commissions or rely upon exemptions under state securities laws to enable us to proceed with the rights offering, and we intend to make filings under certain state securities laws to enable us to do so. The board of directors has the discretion to delay or to refuse to distribute any shares if it deems it necessary in order to comply with applicable securities laws, including state securities laws. As of the date of this prospectus, the rights are not yet registered in the State of Arizona. Arizona residents may not participate in this rights offering until such time as the rights are so registered. Though we are taking steps to register the rights in Arizona, we cannot assure you that the rights will be registered in a timely manner, if at all.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on                     , 2015, at 5:00 p.m., New York City time, unless we extend the subscription period to a date no later than                     , 2015. If you hold your rights in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration date of the rights offering by which you must provide your instructions to subscribe. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so.

Although we will make reasonable attempts to provide and make available this prospectus to our stockholders and holders of the subscription rights, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person holding the subscription rights.

If you wish to subscribe, but you will not be able to deliver your rights certificate to the subscription agent prior to the expiration date of the rights offering, then you may nevertheless subscribe if:

•	prior to the expiration date of the rights offering, the subscription agent receives:

•	payment for the shares you subscribe for pursuant to your basic subscription rights and, if applicable, your over-subscription privilege; and

•	a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or from a commercial bank or trust company having an office or correspondent in the United States guaranteeing the delivery to the subscription agent of the rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

•	within this three (3) trading day period, the subscription agent receives the properly completed rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the rights certificate.

How do I exercise my subscription rights if I hold rights in certificated form?

If you hold a rights certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no

later than                     , 2015. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Voltari Corporation. You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on the expiration date.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, we will issue to you the number of shares for which payment was received, subject to the exercise limits described in this prospectus and to the extent shares are available.

How do I exercise my subscription rights if, on the record date, I hold shares of Voltari’s common stock in certificated form but do not receive a rights certificate?

If on the record date, you hold shares of our common stock in certificated form but do not receive a rights certificate, please contact our subscription agent, American Stock Transfer & Trust Company, LLC, to have a rights certificate reissued to you and follow the instructions under “To whom should I send my forms and payment?”

What should I do if I want to participate in the rights offering but my rights are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your subscription rights through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the rights you own. You will not receive a rights certificate from Voltari. The record holder must exercise the subscription rights on your behalf. If you wish to purchase shares in the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible after commencement of the rights offering, whom we refer to as your nominee. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase the shares offered in the rights offering?

Payments submitted to the subscription agent must be made in full in U.S. currency by:

•	certified or uncertified check drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Voltari Corporation)”;

•	bank draft (cashier’s check) drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Voltari Corporation)”; or

•	wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering, JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account #530-354624 American Stock Transfer FBO Voltari Corporation, with reference to the rights holder’s name.

To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration date of the rights offering. Any uncertified check used to pay for shares in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require several business days. If you choose to subscribe, and to pay for shares by uncertified check, and your check has not cleared prior to the expiration date of this rights offering, you will not receive the shares you wish to purchase.

When will I receive my shares of common stock?

If you purchase shares in the rights offering by timely submitting a rights certificate and payment, we will mail you share certificates or direct registration system, referred to as DRS, statements for those shares as soon as practicable after the closing of the rights offering. Until your share certificates or DRS statements are received, you may not be able to sell the shares acquired in this rights offering. If your shares of common stock as of the record date were held by a broker, dealer, custodian bank or other nominee, or if you purchased subscription rights from others who hold their rights that way, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later obtain information that you consider to be unfavorable to your subscription. You should not subscribe unless you are certain that you wish to purchase shares at the applicable subscription price. This rights offering and other factors, including any announcement of financial results, may cause the market price of our common stock to decline after the rights offering and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price, if you are able to sell them at all.

How do I exercise my subscription rights if I live outside the U.S.?

We will not mail this prospectus or subscription documents to holders whose addresses are outside the U.S. or who have a military post office or a foreign post office address. The subscription agent will hold the rights certificates for their account. If you hold your shares in certificated form and wish to subscribe, you must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Holders.”

What fees or charges apply if I purchase shares in the rights offering?

We will not charge any fee or sales commission to issue subscription rights to you or to issue shares of common stock upon the exercise of your subscription rights. If you subscribe through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you. You are also responsible for paying any transaction fees or commissions that you may incur in connection with the sale or purchase of subscription rights.

What are the U.S. federal income tax consequences of exercising my subscription rights?

We intend to take the position that the distribution of subscription rights is a non-taxable distribution to holders of our common stock. This position, however, is not binding on the U.S. Internal Revenue Service, or IRS, or the courts, and if this position were finally determined by the IRS or a court to be incorrect, the distribution of the subscription rights would be taxable to U.S. holders of our common stock. A holder of common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exercise of subscription rights received in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Rights Offering.”

To whom should I send my forms and payment?

If your rights are held in the name of a broker, dealer, custodian bank or other nominee, you should send your subscription documents and subscription payment to that record holder. If, as of February 13, 2015, you are the record holder of shares of our common stock, or if you received your subscription rights from a registered holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015.

Whom should I contact if I have other questions?

If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact our information agent for the rights offering, D.F. King & Co., Inc., at (866) 796-1290 (toll-free) or, for banks and brokers, at (212) 493-3910.

If you have any questions regarding Voltari, please contact Richard Sadowsky at (212) 388-5500, Monday through Friday, between 9:00 a.m. and 5:00 p.m., New York City time.

PROSPECTUS SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our common stock, you should read this prospectus carefully, including the sections entitled “Risk Factors” and “The Rights Offering.”

About Voltari Corporation

We empower our customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari makes use of advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) as well as audience targeting services provided by third parties to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers.

Advertisers pay us to deliver their ads to mobile users, and we pay website and mobile application owners (or their proxies) for the use of their ad space. Our proprietary technology and data management platform and the audience targeting services provided by certain of our vendors allow us to analyze and augment the information accompanying web and mobile advertising opportunities and deliver highly targeted and engaging ad content to consumers in both programmatic and mediated environments. Our platform uses mass volumes of third-party data along with ad response and location data and, when available, first-party consumer data to generate, in real time, a score for each unique advertising opportunity which can be measured against an advertiser’s creative materials and campaign goals. To date, we have identified more than 200 million server-side unique device profiles, many of which link multiple mobile devices to a single user. We continually collect additional anonymous data about users, audiences and their responses to mobile advertisements, which, in turn, refines our targeting and improves our placement choices.

As of and for the nine months ended September 30, 2014, we had total assets of $26.3 million, total liabilities of $6.4 million and total stockholder’s deficit of $(15.0) million. Our common stock is traded on NASDAQ under the symbol “VLTC.”

Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

Voltari Corporation is a Delaware corporation. Our principal executive offices are located at 601 West 26th Street, Suite 415, New York, New York 10001, and our telephone number is (212) 388-5500. Our internet address is www.voltari.com. The information contained on our web site is not part of, and is not incorporated or included into, this prospectus.

Summary of the Rights Offering

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you in connection with your decision to participate or decline participation in the rights offering. Before making a decision to subscribe and invest in shares of our common stock, to exercise your common stock warrants to acquire shares of our common stock or to transfer or sell your subscription rights, you should read the entire prospectus carefully, including, without limitation, the sections entitled “The Rights Offering” and “Risk Factors.”

The Rights Offering and Securities Offered (See Page 59)	We plan to distribute to holders of shares of our common stock, at no charge, transferable subscription rights, each of which includes a basic subscription right to purchase shares of common stock and an over-subscription privilege. Both the basic subscription rights and the over-subscription privilege are subject to certain limitations set forth herein (as described on pages 61). Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering. The subscription period begins on the rights offering commencement date, , 2015, and ends at 5:00 p.m., New York City time, on , 2015, unless we extend the subscription period to no later than , 2015.

This prospectus covers the subscription rights as well as the shares of common stock issuable upon exercise of the subscription rights. It also covers the shares of common stock issuance upon exercise of our common stock warrants.

Use of Proceeds (See Page 49)	If the rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not limit the number of shares that may be purchased by any subscriber, we expect to receive net proceeds from the rights offering of approximately $ million, after deducting fees and expenses. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

Basic Subscription Right (See Page 60)	Each basic subscription right entitles the holder to purchase shares of common stock.

You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. There is no minimum number of shares you must purchase, but you may not purchase fractional shares.

Over-subscription Privilege (See Page 60)	If any holders of subscription rights (including holders who acquired rights by purchasing them from others) do not exercise their basic subscription rights in full, then holders who did exercise their basic subscription rights in full will be entitled to purchase a portion of the remaining shares. You should indicate on your rights certificate, or the form provided by your nominee, how many additional shares you would like to purchase pursuant to your over- subscription privilege, if any.

In honoring over-subscriptions, we will allocate the available shares proportionately by calculating the number of rights a subscriber properly exercised using their basic subscription rights, relative to the number of rights properly exercised using to the basic subscription rights by all subscribers who have over-subscribed. We will allocate to you an equivalent proportion of the shares available for over-subscription. We will seek to honor your over-subscription in full, subject to the limitations set forth herein. The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may be allocated fewer shares than you subscribed for using your over-subscription privilege. If the allocation results in you being allocated a greater number of shares than you subscribed for, then we will allocate to you only that number of shares for which you subscribed. We will allocate the remaining shares, on the basis described above, among all holders exercising the over-subscription privilege whose over-subscription was not satisfied in the first allocation. This allocation process will be repeated until all over-subscriptions have been satisfied. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

You may exercise your over-subscription privilege for a number of shares less than, equal to or greater than your basic subscription rights. You may also choose not to exercise your over-subscription privilege.

Ordinary Subscription Price and Premium Subscription Price (see Page 61)	The subscription price that you will pay in this rights offering will depend on the number of shares for which you subscribe.

If you exercise your basic subscription rights or over –subscription privilege to purchase less than 1,300,000 shares in this rights offering, you will pay a price of $ per whole share, which we refer to as the “ordinary subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, you will pay a price of $ per whole share, which we refer to as the “premium subscription price.”

If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but you own less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to you, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering.

Extension, Cancellation and Amendment (See Page 66)	We may extend the expiration date of the rights offering at any time, but we currently have no plans to do so. In no event shall the subscription period extend beyond , 2015. If we extend the subscription period, all subscriptions received prior to such extension shall be irrevocable. We will notify holders of such extension, cancellation or amendment by issuing a press release. We will file a copy of the press release with the Securities and Exchange Commission on a Form 8-K. We may not cancel or amend the terms of the rights offering.

Ability to Exercise Rights to Preserve Tax Benefits (See Page 61)	Under U.S. federal income tax law, we can carry forward U.S. net operating losses, or NOLs, as potential tax deductions until they expire. As of September 30, 2014, we had NOLs totaling approximately $385 million. An ownership change, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, would reduce the availability of our NOLs. An ownership change could result from certain purchases of our common stock, including as a result of this rights offering. Should an ownership change occur, all NOLs incurred prior to the ownership change would be subject to limitations imposed by Section 382 of the Code, which would effectively eliminate the amount of NOLs currently available to offset taxable income.

In order to protect the Company from the loss of its NOLs, we reserve the right, in the sole discretion of our board of directors, to limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code, including common stock owned by:

•	any living spouse, child, grandchild, or parent;

•	if the subscriber is an entity, by any person that owns the subscriber;

•	any entity in which the subscriber holds an interest (in proportion to such interest); and

•	any person (other than the Company), if the subscriber holds an option to purchase our common stock or an interest in an entity that owns or is deemed to own our common stock, if such option was obtained from such person and would be treated as exercised under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchased shares in the rights offering that resulted in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, such shares will be void ab initio unless our board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by our board of directors).

Management believes that the structure of the rights offering, including the limitations described herein, will not result in the reduced availability of the Company’s NOLs.

Subscriber Representations (See Page 62)	By exercising subscription rights in this rights offering, you will represent, acknowledge and agree that:

•	We may limit the number of shares any subscriber may purchase (pursuant to the basic subscription right or over-subscription privilege) pursuant to the limitations set forth herein;

•	We may limit or refuse subscriptions from some subscribers and not others;

•	We may void and cancel the issuance of certain shares pursuant to the limitations set forth herein;

•	You will not own 33% or more of our issued and outstanding common stock following completion of this rights offering, unless you have paid the premium subscription price for all shares of our common stock that you purchased in this rights offering; and

•	Any purported exercise of rights in violation of the terms of this rights offering, including but not limited to the terms set forth in the subscription documents, will be void and of no force and effect.

Allocation of Shares (See Page 62)	Upon expiration of the subscription period, the subscription agent will provide us with the total number of shares purchased by all subscribers using their basic subscription rights.

If sufficient shares are available, we will seek to honor your over-subscription requests in full. If, however, over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among the holders of rights (including holders who acquired rights by purchasing rights from others) exercising the over-subscription privilege in proportion to the number of rights properly exercised by such holder as of the expiration date of the rights offering, relative to the number of rights properly exercised as of the expiration date of the rights offering by all holders of rights exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others). If this pro rata allocation results in any holder of rights being allocated a greater number of shares than that holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others) on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

In order to protect the Company from the loss of its NOLs, we may, in the sole discretion of our board of directors, limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code.

If we reject all or a portion of your subscription, we will do the following:

•	apply your subscription payment towards the purchase of shares for which we have accepted subscription, if any, and issue those shares to you;

•	return to you as soon as practicable following the closing of the rights offering, without interest or penalty, any subscription payment for shares which we did not issue to you; and

•	treat as allocated (and, therefore, not available for purchase pursuant to other subscribers’ basic subscription right or over-subscription privilege) any shares underlying subscription rights whose exercise was not accepted pursuant to these exercise limits.

Because we would treat as allocated and not available for purchase by other subscribers any shares for which exercise is not accepted, the total amount of proceeds we receive from this offering could be reduced.

Transferability of Subscription Rights (See Page 67)

The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities.

Subscription rights, whether or not transferred, must be exercised prior to the expiration date of the rights offering or they will expire and have no value. You may transfer all, a portion or none of your subscription rights.

Transferees of subscription rights will be entitled to exercise their basic subscription rights and their over-subscription privilege with respect to those subscription rights transferred to them.

Transferees will also be subject to the exercise limits described in this prospectus.

Participation of Directors, Executive Officers and Significant Stockholders (See Page 63)	Our directors and executive officers who own shares of our common stock and significant stockholders are permitted, but not required, to participate in this rights offering, including by purchasing rights from other holders and exercising those rights.

Any director, executive officer or significant stockholder who subscribes for shares in the rights offering will pay the same price paid by all other holders who subscribe in the rights offering and will otherwise participate in the rights offering on the same terms as other subscribers.

At this time, we do not know whether our directors, executive officers or significant stockholders will participate in the rights offering.

No Revocation (See Page 69)	All exercises of subscription rights are irrevocable, even if you later obtain information that you consider to be unfavorable to the exercise of your subscription rights. You should not subscribe unless you are certain that you wish to purchase shares at the applicable subscription price.

U.S. Federal Income Tax Consequences of the Rights Offering (See Page 71)	We intend to take the position that the distribution of subscription rights is a non-taxable distribution to holders of our common stock. This position, however, is not binding on the IRS or the courts, and if this position were finally determined by the IRS or a court to be incorrect, the distribution of the subscription rights would be taxable to U.S. holders of our common stock. A holder of common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exercise of subscription rights received in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Rights Offering.”

Procedures for Exercising Rights (See Page 63)	To subscribe, you must take the following steps:

•	If you hold a rights certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., New York City time, on , 2015, unless we extend the subscription period to no later than , 2015. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of rights that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to subscribe on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the expiration date that we have established for the rights offering.

Subscription Agent (See Page 66)	American Stock Transfer & Trust Company, LLC

Information Agent (See Page 66)	D.F. King & Co., Inc.

Securities Outstanding Before the Rights Offering (See Page 69)	As of December 31, 2014, 4,763,358 shares of our common stock, 1,199,643 shares of Series J preferred stock and 1,014,982 common stock warrants were outstanding.

Securities Outstanding After Completion of the Rights Offering (See Page 70)	Assuming no other transactions by us involving our common stock other than as described herein, and no warrants or other convertible securities for our common stock are exercised prior to the expiration date of the rights offering, if the offering is fully subscribed and we do not limit the number of shares that may be purchased by any subscribers, then 4,300,000 additional shares of our common stock will be issued and outstanding after the closing of the rights offering.

Fees and Expenses (See Page 66)	We will pay all fees charged by the subscription agent and information agent, which we estimate will total $50,000.

You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights. You are also responsible for paying any transaction fees or commission that you may incur in connection with the sale or purchase of subscription rights.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information in this prospectus, including the risks and uncertainties described below, which we believe describe the most significant, but not all, risks of an investment in our securities, before making a decision to invest in our securities. The occurrence of any risks and uncertainties described below or any other risks could harm our business, financial condition, results of operations or growth prospects. As a result, the market price of our common stock and common stock warrants could decline, and you could lose all or part of your investment. The risks and uncertainties described below include forward-looking statements and our actual results may differ from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward Looking Statements” elsewhere in this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to subscribe in whole or in part or to exercise any common stock warrants.

Risks Related to Our Business

We are focused on our mobile media business and have discontinued our wireless carrier business and our messaging business in the U.S. and Canada. If we are unable to successfully realign our business to focus on our mobile media business, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Historically, we depended on a limited number of significant wireless carriers, such as AT&T and Verizon, for a substantial portion of our revenues and cash flows. The discontinuation of our carrier and messaging businesses could result in lower revenues than expected and increased business development, marketing and sales expenses, and cause our business to be less profitable and our results of operations to be adversely affected. There can be no assurance that we will be able to grow our mobile media business and generate sufficient revenues from our other customers.

We have a history of net operating losses and may continue to suffer losses in the future.

For the years ended December 31, 2010, 2011, 2012, 2013, and for the nine months ended September 30, 2014 we had net losses of approximately $7.0 million, $195.4 million, $34.2 million, $10.3 million and $15.0 million, respectively. If we cannot become profitable, our financial condition will deteriorate further, and we may be unable to achieve our business objectives.

Our product development investments may not lead to successful new services or enhancements.

We expect to continue to invest in research and development for the introduction of new products and enhancements to existing services designed to improve the quality of the services delivered to our customers. Particularly with our increased emphasis on the mobile enterprise and marketing business, we must also continue to develop new products and services while we continue to develop existing features based on specific customer requests and anticipated market needs. Research and development in the mobile data services industry, however, is complex, expensive and uncertain. We believe that we must continue to dedicate resources to research and development efforts to maintain our competitive position. If we are not able to expend sufficient capital on such research and development or if our efforts do not lead to the successful introduction of service enhancements that are competitive in the marketplace, there could be a material adverse effect on our business, operating results, financial condition and market share.

We operate in an intensely competitive industry, and we may not be able to compete successfully.

The market for digital media and marketing services is highly competitive, with numerous companies providing competing services. We compete with, among others, Google Inc. and Apple Inc., both of which are significantly larger than we are and have more capital to invest in their digital media and marketing businesses. They, or other companies that offer competing digital media solutions, may establish or strengthen cooperative relationships with their mobile operator partners, brand advertisers, app developers or other parties, thereby limiting our ability to promote our services and generate revenue. Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers and other customers. Other companies that offer analytics, mediation, exchange or other third-party services may also become intermediaries between mobile advertisers and thereby compete with us. Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

The market for mobile media and marketing services may deteriorate or develop more slowly than expected, which could harm our business.

Advertising and marketing using mobile connected devices is still a relatively new business activity. Advertisers have historically spent a smaller portion of their marketing and advertising budgets on mobile media as compared to traditional methods, such as television, newspapers, radio and billboards, or online advertising over the internet, such as placing banner ads on websites. Future demand and market acceptance for mobile media services is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. In addition, our current and potential advertiser and marketing clients may ultimately find mobile media services to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and may, consequently, reduce their spending on mobile media from current levels. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

Our business is dependent on the continued growth in usage of smartphones, tablets and other mobile connected devices.

Our business depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, that can connect to the internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

•	inadequate network infrastructure to support advanced features beyond just mobile web access;

•	users’ concerns about the security of these devices;

•	inconsistent quality of wireless connections;

•	unavailability of cost-effective, high-speed internet service; and

•	changes in network carrier pricing plans that charge device users based on the amount of data consumed.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of apps they download on these devices. If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and to become profitable.

If mobile connected devices, their operating systems or content distribution channels develop in ways that prevent our services from being delivered to their users, our ability to grow our business will be impaired.

Our business model depends upon the continued compatibility of our service offerings with most mobile connected devices, as well as the major operating systems that run on them and the thousands of apps that are downloaded onto them. The design of mobile devices and operating systems is controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers, such as Verizon, AT&T or T-Mobile, may also take steps to limit their customers’ ability to download apps or access specified content on mobile devices.

In some cases, the parties that control the development of mobile connected devices and operating systems include companies that are our competitors. For example, Apple controls two of the most popular mobile devices, the iPhone and the iPad, as well as the iOS operating system that runs on them. Apple also controls the App Store for downloading apps that run on Apple’s mobile devices. Similarly, Google controls the Android operating system and, following its recent acquisition of Motorola Mobility, it now controls a significant number of additional mobile devices. If we were unable to service these devices or operating systems, either because of technological constraints or because a maker of these devices or developer of these operating systems wished to impair our ability to provide ads on them, our ability to generate revenue could be significantly harmed.

Our industry is undergoing rapid change, and our business model is also evolving, which makes it difficult to predict our future prospects.

The placement of advertising on websites and in mobile apps has largely been effected through a series of intermediaries between the publishers owning the sites and apps and the advertisers. These intermediaries include “supply-side” businesses aggregating publisher inventory, “neutral” media exchanges and “demand-side” businesses such as ours acting on behalf of advertisers either directly or through their advertising agencies. A significant portion of the money spent by digital advertisers goes to these intermediaries in the form of resale profits or fees, which has the effect of both increasing the costs to advertisers and reducing publisher yields on inventory. Increasingly, advertisers and publishers are taking steps to reduce the number of intermediaries included in the digital ad chain with many advertisers using in-house resources to place advertising directly with publishers or through direct participation in media exchanges. This trend is likely to continue and significantly reduce our and our competitors’ revenue opportunities. We need to identify and exploit new revenue-generating opportunities and we are exploring the entry into new businesses, but there can be no assurance that we will be successful in these endeavors.

We may not be able to enhance our service offerings to keep pace with technological and market developments.

The market for digital media services is characterized by rapid technological change, evolving industry standards and frequent new service introductions. To keep pace with technological developments, satisfy increasing customer requirements, maintain the attractiveness and competitiveness of our solutions and ensure compatibility with evolving industry standards and protocols, we will need to regularly enhance our current services and to develop and introduce new services on a timely basis. Our inability, for technological, business or other reasons, to enhance, develop, introduce and deliver compelling services in response to changing market conditions and technologies or evolving expectations of advertisers or device users could hurt our ability to grow our business and could result in our platform becoming obsolete.

We do not control the mobile networks over which we provide our mobile services.

Our mobile media and marketing business is dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as our ability to deliver ads and services on those networks at prices that enable us to realize a profit. Mobile networks have been subject to rapid growth and technological change, particularly in recent years. We do not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down. Individuals and groups who develop and deploy viruses, worms and other malicious software programs could also attack mobile networks and the devices that run on those networks. Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by our customers. If the network of a mobile operator should fail for any reason, we would not be able to effectively provide our services to our clients through that mobile network. This in turn could hurt our reputation and cause us to lose significant revenue.

Mobile carriers may also increase restrictions on the amounts or types of data that can be transmitted over their networks. We currently generate different amounts of revenue from our customers based on the kinds of ads we deliver, such as display ads, rich media ads or video ads. In some cases, we are paid by advertisers on a cost-per-thousand, or CPM, basis depending on the number of ads shown. In other cases, we are paid on a cost-per-click (CPC), cost-per-action (CPA) or cost-per-installation (CPI) basis depending on the actions taken by the mobile device user. Different types of ads or services consume differing amounts of bandwidth and network capacity. If a network carrier were to restrict the amounts of data that can be delivered on that carrier’s network, or otherwise control the kinds of content that may be downloaded to a device that operates on the network, it could negatively affect our pricing practices and inhibit our ability to deliver targeted advertising or marketing to that carrier’s users, both of which could impair our ability to generate revenue.

Mobile connected device users may choose not to allow advertising on their devices.

The success of our mobile media and marketing business depends on our ability to deliver targeted, highly relevant ads and services to consumers on their mobile connected devices. Targeting is effected primarily through analysis of data, much of which is collected on the basis of user-provided permissions. This data might include a device’s location or data collected when device users view an ad, a message or a video or when they click on or otherwise engage with an ad. Users may elect not to allow data sharing for a number of reasons, such as privacy concerns, or pricing mechanisms that may charge the user based upon the amount or types of data consumed on the device. Users may also elect to opt out of receiving targeted advertising or marketing. The designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality, which may impair or disable the delivery of ads or services on their devices, and device manufacturers may include these features as part of their standard device specifications. Although we are not aware of any such products that are widely used in the market today, as has occurred in the online advertising industry, companies may develop products that enable users to prevent ads or messages from appearing on their mobile device screens. If any of these developments were to occur, our ability to deliver effective campaigns on behalf of our advertising clients would suffer, which could hurt our ability to generate revenue and become profitable.

Our mobile media business depends on our ability to collect and use data, and any limitation on the collection and use of this data could significantly diminish the value of our services and cause us to lose clients and revenue.

When we deliver an ad or a service to a mobile device, we or our vendors are often able to collect anonymous information and the reactions of the mobile device user, such as whether the user visited a landing page or watched a video, we refer to this data as “Response Data.” We and our vendors may also be able to collect information about the user’s mobile location, we refer to this data as “Location Data.” As we and our vendors collect and aggregate Location and Response Data provided by billions of ad impressions, it is analyzed it in order to optimize the placement and scheduling of ads and the offer of services. For example, the collected information may be used to limit the number of times a specific ad or opportunity is presented to the same mobile device, to provide an ad or opportunity to only certain types of mobile devices, or to provide a report to an advertiser client on the number of its ads that were clicked.

Although the Location and Response Data is not personally identifiable information, clients, vendors and mobile ad exchanges might decide not to allow the collection, or might limit its use. Any limitation on the collection and use of Location and Response Data could make it more difficult for us to deliver effective mobile advertising programs that meet the demands of our clients.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, these clients might nonetheless request that we discontinue using data obtained from their campaigns that have already been aggregated with other clients’ campaign data. It would be difficult, if not impossible, to comply with these requests, and these kinds of requests could also cause us to spend significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze mobile device user data from our clients’ advertising campaigns. If that happens, we may not be able to optimize the placement of advertising or opportunities, which could make our services less valuable, and, as a result, we might lose clients and our revenue could decline.

Our business depends in part on our ability to collect and use location-based information about mobile connected device users.

Our business model depends in part upon the collection and use of Location Data to provide effective targeted advertising on behalf of our advertising clients. The use of Location Data could be restricted by a number of factors, including new laws or regulations, technology or consumer choice. Limitations on the collection or use of Location Data could limit our ability to target ads.

Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we and our vendors transmit and store information related to mobile devices, the ads we place and the services we deliver including Location and Response Data for the purpose of delivering targeted location-based ads or opportunities to the user of the device. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we and our vendors collect. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. These proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to location-based services, collection or use of data to target ads and communication with consumers via mobile devices.

The U.S. government, including the Federal Trade Commission, or FTC, and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. The FTC has also proposed revisions to the Children’s Online Privacy Protection Act, or COPPA, that could, if adopted, create greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining parental permission, on website operators to the extent they collect certain information from children who are under 13 years old. The proposed changes would broaden the applicability of COPPA, including the types of information that would be subject to these regulations, and could apply to information that we or our clients collect through mobile devices or apps that is not currently subject to COPPA.

Compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union, or EU, has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

Seasonal fluctuations in digital advertising and marketing activity could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our customers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. Our operating cash flows could fluctuate materially from period to period as a result.

We do not have long-term agreements with our customers, and we may be unable to retain key customers, attract new customers or replace departing customers with customers that can provide comparable revenue to us.

Our success requires us to maintain and expand our current client relationships and to develop new relationships. Our contracts with our digital media customers generally do not include long-term obligations requiring them to purchase our services and are cancelable upon short or no notice and without penalty. As a result, we may have limited visibility as to our future media revenue streams. There can be no assurance that our customers will continue to use our services or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue.

Our media sales efforts require significant time and expense.

Attracting new media clients requires substantial time and expense, and we may not be successful in establishing new relationships or in maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to potential advertiser clients who do not currently spend on digital or mobile advertising or are unfamiliar with our current services or platform. Furthermore, many of our clients’ purchasing and design decisions typically require input from multiple internal constituencies. As a result, we must identify those involved in the purchasing decision and devote a sufficient amount of time to presenting our services to each of those individuals.

We often need to spend substantial time and effort educating potential mobile media clients about our offerings, including providing demonstrations and comparisons against other available services. This process can be costly and time-consuming. If we are not successful in streamlining our sales processes with advertisers, our ability to grow our business may be adversely affected.

If we do not achieve satisfactory results under performance-based pricing models, we could lose clients and our revenue could decline.

We offer our digital media services to customers based on a variety of pricing models, including CPM, CPA, CPC and CPI. We currently derive a significant portion of our media revenue from the CPM pricing model. Under performance-driven CPA and CPC pricing models, customers only pay us if we provide the results they specify. These results-based pricing models differ from fixed-rate pricing models, like CPM, under which the fee is based on the number of times the ad is shown, without regard to its effectiveness. As a result, under our contracts with customers that provide for us to be paid on a CPC, CPA or CPI basis, we must be able to develop effective ad campaigns that result in the desired actions being taken by consumers. If we are not able to perform effectively under these arrangements, it could hurt our reputation and could cause our revenues to decline.

If we fail to detect click fraud or other invalid clicks on ads or messages, we could lose the confidence of our mobile media clients, which would cause our business to suffer.

Our digital media business relies on delivering positive results to our clients. We are exposed to the risk of fraudulent and other invalid clicks or conversions that clients may perceive as undesirable. Because of their smaller sizes as compared to personal computers, mobile device usage could result in a higher rate of accidental or otherwise inadvertent clicks by a user. Invalid clicks could also result from click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected customers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our services, refusals to pay, refund demands or withdrawal of future business. Any of these occurrences could damage our brand and lead to a loss of customers and revenue.

System failures could significantly disrupt our operations and cause us to lose customers or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our own internal systems as well as those of our vendors, which we utilize to place ads and opportunities, monitor the performance of advertising and marketing campaigns and manage our inventory of advertising space. Our revenue depends on the technological ability to deliver ads and opportunities and measure them on a CPM, CPC, CPA or CPI basis. Sustained or repeated system failures that interrupt our ability to provide services to clients, including technological failures affecting our ability to deliver ads quickly and accurately and to process mobile device users’ responses to ads and opportunities, could significantly reduce the attractiveness of our services to advertisers and reduce our revenue. Our systems and our vendors’ systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not be successful in preventing system failures.

Activities of our customers could damage our reputation or give rise to legal claims against us.

Our customers’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our clients to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation within the mobile advertising industry. Further, if we are exposed to legal liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

Competition for our employees is intense and failure to retain and recruit skilled personnel could negatively affect our financial results as well as our ability to maintain relationships with clients, service existing and new contracts, and drive future growth.

We provide sophisticated data delivery platforms and services to our customers. To attract and retain customers and service our existing and new contracts, we believe we need to demonstrate professional acumen and build trust and strong relationships, and that we must retain, identify, recruit, and motivate new hardware and software engineers, programmers, technical support personnel and marketing and sales representatives. Competition is intense for skilled personnel with engineering, product development, technical and marketing and sales experience, and we may not be able to retain and/or recruit individuals that possess the necessary skills and experience, or we may not be able to employ these individuals on acceptable terms and conditions, or at all. Moreover, competition has been increasing the cost of hiring and retaining skilled professionals as, among other reasons, other companies in the technology sector may offer more compensation, particularly in the form of equity awards. Recent business challenges, the realignment of our strategic path, reductions in force and changes in our executive management team have also increased turnover of our skilled personnel and we may continue to experience such turnover in the future. Our business and growth may suffer if we are unable to retain current personnel and hire other skilled personnel.

Our failure to raise additional capital or generate the cash flows necessary to maintain and expand our operations and invest in our services could reduce our ability to continue normal operations. This could adversely affect our ability to continue normal operations and could result in the loss of your entire investment.

Over the near term, we expect that the cost of operations and working capital requirements will continue to be our principal need for liquidity. In the long term, working capital requirements are expected to increase if we succeed in executing our longer-term business plan and growing our digital media and advertising business and new predictive analytics service offerings. Our cash flows may be affected by many factors including the economic environment, competitive conditions in the digital marketing and advertising industries and the success of our strategic realignment. Our short-term liquidity may also be adversely affected if, and to the extent that, our Series J preferred stock becomes redeemable.

Our ability to execute on our short-term and longer term business plan is contingent on our ability to raise additional capital. Further, our ability to execute our short-term and longer term business plan is based on a number of assumptions which involve significant judgments and estimates of future performance, borrowing capacity and credit and equity finance availability, which cannot at all times be assured. Accordingly, we cannot assure that cash flows from operations and other internal and external sources of liquidity will at all times be sufficient for our cash requirements. Our ability to fund our capital needs also depends on our future operating performance, our ability to compensate for the loss of the substantial cash generated by our discontinued operations, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our business plan, including capital to complete planned upgrades and enhancements to our products and services, increase our investment in capital equipment to support new and existing customers, extend our marketing and sales efforts, and make strategic acquisitions if attractive opportunities become available. Our future capital requirements will depend on many factors, including our future operating performance, our ability to successfully realign our costs and strategic path, the time and cost of our service enhancements, the rate of growth of the digital media and marketing business, the rate of mobile data subscriber growth, the acceptance rate of mobile devices as multi-functional computing platforms, the demand for wireless applications, the time and cost of successfully entering into new customer contracts and the amount of investment needed to achieve our sales and marketing objectives. If necessary, we may need to consider actions and steps to improve our cash position and mitigate any potential liquidity shortfall, such as modifying our business plan, pursuing additional financing to the extent available, reducing capital expenditures, pursuing and evaluating other alternatives and opportunities to obtain additional sources of liquidity and other potential actions to reduce costs. We cannot assure that any of these actions would be successful, sufficient or available on favorable terms. Any inability to generate or obtain sufficient levels of liquidity to meet our cash requirements at the level and times needed could have a material adverse impact on our business and financial position.

If we raise additional capital in an equity financing, including in this rights offering, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock and/or Series J preferred stock could decline. See “Risk Factors—Risks Related to This Rights Offering” If we engage in debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. We may not be able to raise any additional capital that we may require on terms acceptable to us or at all. Our failure to do so could result in, among other things, a loss of our customers and a loss of your entire investment.

Our historical financial statements may not be indicative of future performance.

Our operating history includes business in geographic areas in which we are no longer active, all of which has resulted in revenue and profitability growth rates that may not be indicative of our future results of operations. As a result, the price of our common stock may be volatile. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements. In December 2012, AT&T gave notice that it was terminating a revenue generating agreement that was material to the Company, and in April 2013, AT&T exercised its right to terminate its other material contract with us, both of which were effective on June 30, 2013. Thereafter, in June 2013, we elected to assign all of our rights and interests under our Verizon Portal Agreement to Opalhaven, also effective June 30, 2013. All operations related to our U.S. carrier business are reported as discontinued operations in the consolidated financial statements for the years ended December 31, 2013 and 2012. On October 31, 2013, we completed the sale of our Gen5 business and on May 30, 2014 we completed the sale of our messaging business in the U.S. and Canada. All of the operations related to Gen5 and the messaging business in the U.S. and Canada are reported as discontinued operations in the consolidated financial statements for the years ended December 31, 2013 and 2012. At June 30, 2014, the UK wireless carrier business was classified as held for sale. We completed the sale of our United Kingdom wireless carrier business on September 1, 2014. As a result of the recent significant changes in our company, the termination of our carrier business, the sale of Gen5, our messaging business, and the UK wireless carrier business, the realignment of our strategic path and enhanced focus on our digital media and marketing business, our exploration of financing alternatives and other changes in our business, our historical results of operations are not necessarily indicative of the operating results of any future period.

We may not be able to realize value from our NOLs.

As of September 30, 2014, we had federal and state NOLs of $385 million and $60 million, respectively, that begin to expire in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes. If we had an “ownership change” as defined in Section 382 of the Code, our NOLs generated prior to the ownership change would be subject to annual limitations, which could reduce, eliminate, or defer the utilization of these losses. Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by 50 percentage points or more as compared to the lowest percentage of stock owned by such stockholders at any time during the preceding three-year period. Based upon a review of past changes in our ownership, we do not believe that we have experienced an ownership change (as defined under Section 382 of the Code) that would result in any limitation on our future ability to use these NOLs. There can be no assurance, however, that the IRS or some other taxing authority will not disagree with our position and contend that we have already experienced such an ownership change, which would severely limit our ability to use our NOLs to offset future taxable income.

On April 9, 2013, our stockholders approved a holding company reorganization in which each share of what was then Motricity common stock was exchanged for one share of our common stock. Shares of our common stock are subject to transfer restrictions contained in our certificate of incorporation. In general, the transfer restrictions prohibit transfers having the effect of increasing without our consent the ownership of our common stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of our common stock. Our board of directors also has the right to waive the application of these restrictions to any transfer.

While we expect that the transfer restrictions will help guard against an ownership change occurring under Section 382 of the Code and the related rules, because we may use our common stock as consideration to make acquisitions and because we may decide (or need) to sell additional shares of our common stock in the future to raise capital for our business, we cannot guarantee that an ownership change will not occur in the future. Further, because our common stock warrants are not subject to the same exercise limits imposed on the subscription rights, the exercise of those common stock warrants or transfer of those common stock warrants to a person who would control the Company could result in an ownership change under Section 382 of the Code. Unlike if we issued common stock as consideration in an acquisition or to raise additional capital, the exercise of the common stock warrants and, therefore, the resulting ownership shift, are out of our control.

We may engage in acquisitions, dispositions and exits that could disrupt our business, cause dilution to our stockholders and harm our business, operating results or financial condition.

We may make selective domestic and international acquisitions of, and investments in, businesses that offer new products, services and technologies, augment our market coverage, and/or enhance our technological capabilities. Acquisitions and investments outside of the U.S. involve unique risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We have ceased doing business in India, the Asia Pacific region, France, the Netherlands, Canada and the United Kingdom. Such dispositions or closures may have an adverse effect on our business. Acquisitions, dispositions and exits in the high-technology sector are inherently risky and subject to many factors outside of our control, and no assurance can be given that our previous or future acquisitions, dispositions or exits will be successful and will not materially adversely affect our business and operations. In addition, the integration of any business we acquire may require that we incur significant restructuring charges. Acquisitions involve numerous risks, including difficulties in integrating the operations, management information systems and internal controls, technologies, products, and personnel of the acquired companies, particularly companies with overlapping business segments and widespread operations and/or complex products. Integration may be a difficult, drawn out process further complicated by such factors as geographic distances, lack of experience operating in the geographic market or industry sector of the acquired business, delays and challenges associated with integrating the business with our existing businesses, diversion of management’s attention from daily operations of the business, potential loss of key employees and customers of the acquired business, the potential for deficiencies in internal controls at the acquired business, performance problems with the acquired business’ technology, difficulties in entering markets in which we have no or limited direct prior experience, exposure to unanticipated liabilities of the acquired business, insufficient revenues to offset increased expenses associated with the acquisition, and our ability to achieve the growth prospects and synergies expected from any such acquisition. Even when an acquired business has already developed and marketed products and services, there can be no assurance that product or service enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such acquired assets.

Any acquisition may also cause us to assume liabilities, record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential impairment charges, incur amortization expense related to certain intangible assets, increase our expenses and working capital requirements, and subject us to litigation, which would reduce our return on invested capital. Failure to manage and successfully integrate the acquisitions we make could materially harm our business and operations. Any future acquisitions may require additional debt or equity financing, which in the case of debt financing, will increase our leverage and, in the case of equity financing, would be dilutive to our existing stockholders. Any decline in our perceived credit-worthiness associated with an acquisition could adversely affect our ability to borrow and result in more restrictive borrowing terms. As a result of the foregoing, we also may not be able to complete acquisitions or strategic transactions in the future to the same extent as in the past, or at all. These and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition or disposition, and could adversely affect our business, operating results, and financial condition.

Our ongoing leadership transition could have a material adverse impact on our business, operating results or financial condition.

On March 26, 2013, Nathan Fong notified the Company that he would resign from his positions as Chief Financial Officer and Chief Operating Officer, effective April 12, 2013. On August 14, 2013, John Breeman commenced serving as the Company’s Chief Financial Officer. On December 20, 2013, Richard Stalzer resigned as Chief Executive Officer of the Company. Following the receipt of Mr. Stalzer’s resignation, Richard Sadowsky, who had, since November 15, 2012 been serving as our Chief Administrative Officer as well as General Counsel, was appointed Acting Chief Executive Officer of the Company. In connection with this appointment, Mr. Sadowsky relinquished his titles of Chief Administrative Officer and General Counsel. The uncertainty inherent in our ongoing leadership transition can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. Our ongoing leadership transition could have a material adverse impact on our business, operating results or financial condition.

We implemented cost saving measures in 2012, 2013 and 2015 and may implement additional cost saving measures in the future. If we are not successful in implementing future cost savings initiatives, our operating results and financial condition could be adversely affected. We may also experience an adverse impact on our business as a result of the reduction in force.

In the first quarter of 2012, we implemented a reduction in our global workforce as part of the overall realignment of our strategic path, our exit from India and the Asia Pacific region and our decision to sell our France and Netherlands subsidiaries. During the first half of 2013, we reduced, and by August of 2013 had eliminated, the portion of our workforce servicing the U.S. carrier business. In early 2015, we significantly reduced the size of our workforce providing engineering and information technology services. We continue to review our cost structure and may implement further cost saving initiatives. We cannot guarantee that we will be successful in implementing such initiatives, or that such efforts will not interfere with our ability to achieve our business objectives. Moreover, a reduction in force can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, may increase the likelihood of turnover of other key employees, and may have an adverse impact on our business.

Any material weaknesses in our internal controls over financial reporting or failure to maintain proper and effective internal controls could impair our ability to produce accurate and timely financial statements and investors’ views of us could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can manage our business and produce accurate financial statements on a timely basis is a costly and time-consuming effort. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. We are required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002, which requires annual management assessment of the effectiveness of our internal control over financial reporting and, until 2013 when we became a smaller reporting company under Section 404(b) of the Sarbanes-Oxley Act, we were required to provide a report by our independent registered public accounting firm addressing this assessment. Our compliance with Section 404 has required and will continue to require that we incur additional expense and expend management time on compliance-related issues. If we fail to maintain proper internal controls, our business could be adversely affected, our ability to predict our cash needs, and the market’s confidence in our financial statements could decline and the market price of our common stock could be adversely affected.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology could be adversely affected.

Our business relies upon certain unpatented or unregistered intellectual property rights and proprietary information. Consequently, although we take measures to keep our key intellectual property rights and proprietary information confidential, we may not be able to protect our technology from independent invention by third parties. We currently attempt to protect most of our key intellectual property through a combination of trade secret, copyright and other intellectual property laws and by entering into employee, contractor and business partner confidentiality agreements. Such measures, however, provide only limited protection, and under certain circumstances we may not be able to prevent the disclosure of our intellectual property, or the unauthorized use or reverse engineering or independent development of our technology. This may allow our existing and potential competitors to develop products and services that are competitive with, or superior to, our services. Further, we may choose to expand our international presence. Many of these countries’ intellectual property laws are not as stringent as those of the U.S. Effective patent, copyright, trademark and trade secret protections may be unavailable or limited in some foreign countries. As a result, we may not be able to effectively prevent competitors in these countries from using or infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in these regions or otherwise harm our business. In the future, we may also have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and divert our management’s attention and resources. There can be no assurance that such litigation will be successful.

We may not be able to make use of the existing tax benefits of the NOLs because we may not generate taxable income.

The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income generated by us and our consolidated subsidiaries. Through September 30, 2014, we have not generated taxable income on an annual basis, and there can be no assurance that we will have sufficient taxable income in future years to use the NOLs before they begin expiring at varying dates starting in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes.

Future legislation may impede our ability to realize the tax benefits of the NOLs.

It is possible that legislation or regulations will be adopted that would limit our ability to use the tax benefits associated with the NOLs. We are not aware, however, of any proposed changes in the tax laws or regulations that would materially affect our ability to use the NOLs.

The IRS could challenge the amount of the NOLs or claim that we experienced an ownership change, which could reduce the amount of NOLs that we can use.

The amount of the NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of the NOLs, which could result in an increase in our future income tax liability. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 of the Code and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that a governmental authority will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of the NOLs even if we are successful in implementing the protective measures subjecting our stock to transfer restrictions.

We use datacenters to deliver our platform and services and any disruption of service at these facilities could harm our business.

We host our services and serve all of our customers (either directly or through third-party vendors) from various datacenter facilities located around the U.S. Several of our datacenter facilities are operated by third parties. We do not control the operations at the third-party facilities. All of these facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, power losses, telecommunications failures and similar events. They also could be subject to break-ins, computer viruses, denial of service attacks, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the third-party facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. Although we maintain off-site tape backups of our customers’ data, we do not currently operate or maintain a backup datacenter for any of our services, which increases our vulnerability to interruptions or delays in our services. Interruptions in our services might harm our reputation, reduce our revenue, cause us to incur financial penalties, subject us to potential liability and cause customers to terminate their contracts.

Capacity constraints could disrupt access to our services, which could affect our revenue and harm our reputation.

Our service goals of performance, reliability and availability require that we and our vendors have adequate capacity in computer systems to cope with the volume of traffic through service delivery platforms. If we are successful in growing the size and scope of our operations, we will need to improve and upgrade our systems and infrastructure, or purchase services from vendors with sufficient capacity, to offer our customers and their subscribers enhanced services, capacity, features and functionality. This may require us to commit substantial financial, operational and technical resources before the volume of our business rises, with no assurance that our revenue will grow. If our systems cannot be expanded or the requisite services purchased in a timely manner to cope with increased traffic we could experience disruptions in service, lower customer and subscriber satisfaction and delays in the introduction of new services. Any of these problems could impair our reputation and cause our revenue to decline.

If we are successful in realigning our strategic path and grow our business yet fail to manage such future growth effectively, our business could be harmed.

Our revenue from continuing operations has grown. This growth places significant demands on our management, operational and financial infrastructure. If we are to be able to grow effectively in the future and to manage such growth, if achieved, we must succeed in the realignment of our strategic path and improve and continue to enhance our managerial, operational and financial controls, and train and manage our employees. We must also manage new and existing relationships with customers, suppliers, business partners and other third parties. These activities will require significant expenditures and allocation of valuable management resources. If we fail to maintain the efficiency of our organization during periods of growth, our profit margins may decrease, and we may be unable to achieve our business objectives.

In 2012, we recognized significant impairment losses related to our goodwill and intangible assets. We may also recognize impairment losses for subsequent periods which would adversely affect our financial results.

We are required under U.S. GAAP to test goodwill for impairment annually and to assess our amortizable intangible assets, including capitalized software costs, and long-lived assets, as well as goodwill, for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. Based upon an anticipated reduction in the performance of our carrier business, primarily as a result of the loss of our contract with AT&T, as well as a sustained decline in our stock price resulting in a market capitalization below the book value of our net assets, we recorded impairment charges of $27.4 million in 2012. We may recognize additional impairment for subsequent periods. In addition, we may make additional acquisitions in the future which would increase the amount of such assets on our books that would be subject to potential future impairment. In the event any of our current or future assets became impaired the associated impairment charge could adversely impact our results of operations.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

Our business activities involve the use, transmission and storage of confidential information. We believe that we take commercially reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. If such unauthorized disclosure or access does occur, we may be required, under existing and proposed laws, to notify persons whose information was disclosed or accessed. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships and/or a reduction in customer confidence and usage of our services, which would have a material adverse effect on our business, operating results and financial condition.

We may be subject to liability for our use or distribution of information that we receive from third parties.

As part of our business, we obtain content and commercial information from third parties. When we distribute this information, we may be liable for the data contained in that information. There is a risk that we may be subject to claims related to the distribution of such content such as defamation, negligence, intellectual property infringement, violation of privacy or publicity rights and product or service liability, among others. Laws or regulations of certain jurisdictions may also deem some content illegal, which may expose us to additional legal liability. We also gather personal information from subscribers in order to provide personalized services. Gathering and processing this personal information may subject us to legal liability for, among other things, defamation, negligence, invasion of privacy and product or service liability. We are also subject to laws and regulations, both in the U.S. and abroad, regarding the collection and use of subscriber information. If we do not comply with these laws and regulations, we may be exposed to legal liability. Some of the agreements by which we obtain content do not contain indemnity provisions in our favor. Even if a given contract does contain indemnity provisions, they may not cover a particular claim or type of claim or the party granting indemnity may not have the financial resources to cover the claim. Our insurance coverage may be inadequate to cover fully the amounts or types of claims that might be made. Any liability that we incur as a result of content we receive from third parties could adversely affect our results of operations.

Actual or perceived security vulnerabilities in mobile devices and privacy concerns related to mobile device technology could negatively affect our business.

The security of mobile devices and wireless networks is critical to our business. Individuals or groups may develop and deploy viruses, worms and other malicious software programs that attack mobile devices and wireless networks. Security experts have identified computer worms targeted specifically at mobile devices. Security threats could lead some mobile subscribers to reduce or delay their purchases of mobile content and applications in an attempt to protect their data privacy and reduce the security threat posed by viruses, worms and other malicious software. Wireless carriers and device manufacturers may also spend more on protecting their wireless networks and mobile devices from attack, which could delay adoption of new mobile devices that tend to include more features and functionalities that facilitate increased use of mobile data services. Actual or perceived security threats, and reactions to such threats, could reduce our revenue or require unplanned expenditures on new security initiatives.

Lawsuits have been filed against us and certain of our current and former directors and officers, which could divert management’s attention and adversely affect our business, results of operations and cash flows.

Lawsuits have been filed against us and certain of our current and former directors and officers in the U.S. District Court, Western District of Washington at Seattle, alleging various violations of federal securities laws and of state law, including breaches of fiduciary duties and unjust enrichment, relating to alleged false and misleading statements and omissions made by us in our registration statement for our initial public offering, subsequent reports filed with the Securities and Exchange Commission and other press releases and public statements. Although some of these cases have been dismissed, the others are at an early stage and we are not able to predict the probability of the outcome or estimate of loss, if any, related to these matters. These types of litigation often are expensive and divert management’s attention and resources. As a result, any of those claims, whether or not ultimately successful, could adversely affect our business, results of operations and cash flows.

Claims by others that we infringe their intellectual property rights could force us to incur significant costs.

We cannot be certain that our services do not and will not infringe the intellectual property rights of others. Many parties in the telecommunications and software industries have begun to apply for and obtain patent protection for innovative proprietary technologies and business methods. Given that our platform interacts with various participants in the mobile data ecosystem, existing or future patents protecting certain proprietary technology and business methods may preclude us from using such proprietary technology or business methods, or may require us to pay damages for infringement or fees to obtain a license to use the proprietary technology or business methods (which may not be available or, if available, may be on terms that are unacceptable), or both, which would increase our cost of doing business. In addition, litigation concerning intellectual property rights and the infringement of those rights, including patents, trademarks and copyrights, has grown significantly over the last several years and is likely to grow further in the future. If we become the subject of infringement claims, we may be forced into litigation, which will require us to devote significant resources and management’s time and attention to defend against such infringement claims. If it is determined that our services infringe the intellectual property rights of a third party, we may be required to pay damages or enjoined from using that technology or forced to obtain a license (which may not be available or, if available, may be on terms that are unacceptable) and/or pay royalties to continue using that technology. The assertion of intellectual property infringement claims against our technology could have a material adverse effect on our business, operating results and financial condition.

Government regulation of digital media is evolving, and unfavorable changes or our failure to comply with regulations could harm our business and operating results.

As the digital media industry continues to evolve, we believe greater regulation by federal, state or foreign governments or regulatory authorities becomes more likely. We believe, for example, that increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information and other mobile marketing regulations could affect our and our customers’ ability to use and share data, potentially reducing our ability to utilize this information for the purpose of continued improvement of the overall mobile subscriber experience. Any regulation of the requirement to treat all content and application provider services the same over the mobile Internet, sometimes referred to as net neutrality regulation, could reduce our customers’ ability to make full use of the value of our services. Further, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations to access the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the mobile Internet and the viability of mobile data service providers, which could harm our business and operating results.

Our use of open source software could limit our ability to commercialize our services.

We have incorporated open source software into our services. Although we closely monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our services. In that event, we could be required to seek licenses from third parties in order to continue offering our services, to re-engineer our products or to discontinue sales of our services, any of which could materially adversely affect our business.

Mr. Carl C. Icahn indirectly owns a significant amount of our common stock and Series J preferred stock, he has a relationship with one of our directors, our certificate of incorporation waives the corporate opportunity doctrine as it relates to funds affiliated with him and he may have interests that diverge from those of other stockholders.

Mr. Carl C. Icahn controls approximately 14.2% of the voting power of our common stock as of December 31, 2014. Further, he holds 95.5% of our Series J preferred stock, which has limited voting rights, and he holds common stock warrants, that if exercised in full, would bring his voting power to 28.7% as of December 31, 2014. Transactions could be difficult to complete without the support of Mr. Carl C. Icahn. It is possible that Mr. Carl C. Icahn may not support transactions, director appointments and other corporate actions that other stockholders would support.

In our certificate of incorporation, we renounce and provide for a waiver of the corporate opportunity doctrine as it relates to the funds affiliated with Koala Holding LP, an affiliate of Mr. Carl C. Icahn, Technology Crossover Ventures, and any person or entity affiliated with these investors. As a result, Mr. Carl C. Icahn and entities controlled by him will have no fiduciary duty to present corporate opportunities to us. These exempted persons are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are directed by the exempted persons to themselves or their other affiliates instead of to us.

Risks Related to Our Common Stock

As a result of the implementation of measures designed to protect the use of our NOLs by restricting transfers of our common stock to the extent such transfers would affect the percentage of stock that is treated as owned by a 5% stockholder, your ability to transfer your shares of common stock and your opportunity to receive a premium on our stock may be limited.

On April 9, 2013, our stockholders approved a holding company reorganization in which each share of what was then Motricity common stock was exchanged for one share of Voltari common stock. As a result of this transaction, shares of our common stock are subject to transfer restrictions contained in our certificate of incorporation. In general, the transfer restrictions prohibit transfers having the effect of increasing the ownership of our common stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of our common stock without our consent. Consequently, your ability to transfer your shares of common stock may be limited.

Even if our board of directors consented to a significant stock acquisition, a potential buyer might be deterred from acquiring our common stock while we still have significant tax losses being carried forward, because such an acquisition might trigger an ownership change and severely impair our ability to use our NOLs against future income. Thus, this potential tax situation could have the effect of delaying, deferring or preventing a change in control and, therefore, could affect adversely our stockholders’ ability to realize a premium over the then prevailing market price for our common stock in connection with a change in control. The transfer restrictions that apply to shares of our common stock, although designed as a protective measure to avoid an ownership change, may have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if such a transaction may be favorable to the interests of some or all of our stockholders. This effect might prevent our stockholders from realizing an opportunity to sell all or a portion of their common stock at a premium to the prevailing market price. In addition, the transfer restrictions may delay the assumption of control by a holder of a large block of our common stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of our stockholders.

If we cannot meet NASDAQ’s continued listing requirements, NASDAQ may delist our common stock, which could have an adverse impact on the liquidity and market price of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of our common stock on the Nasdaq Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ. This could inhibit the ability of our common stockholders to trade their shares in the open market, thereby severely limiting the liquidity of such shares. Although stockholders may be able to trade their shares of common stock on the over-the-counter market, there can be no assurance that this would occur. Further, the over-the-counter market provides significantly less liquidity than NASDAQ and other national securities exchanges, is thinly traded and highly volatile, has fewer market makers and is not followed by analysts. As a result, your ability to trade or obtain quotations for these securities may be more limited than if they were quoted on NASDAQ or other national securities exchanges.

Our common stock is ranked junior to our Series J preferred stock with respect to cash dividends and amounts payable in the event of our dissolution, liquidation or winding up.

With respect to the payment of cash dividends and amounts payable in the event of our liquidation, dissolution or winding up, our common stock is ranked junior to our Series J preferred stock. This means that, unless full cumulative dividends have been paid or set aside for payment on all outstanding Series J preferred stock for all accrued dividends, no cash dividends may be declared or paid on our common stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding up, no distribution of our assets may be made to holders of our common stock until we have paid to our Series J preferred stockholders the liquidation preference relating to such preferred stock, plus in each case any accrued and unpaid dividends. To the extent our asset value increases as a result of this rights offering, any such increase would, in the event of our voluntary or involuntary liquidation, dissolution or winding up, inure to the benefit of holders of our Series J preferred stock, up to the value of the Series J preferred stock liquidation preference plus any accrued and unpaid dividends thereon, before holders of our common stock would realize any benefits from such increase.

Upon the occurrence of certain events, including a change in control, the holders of the Series J preferred stock may require us to redeem their shares, which may result in common stockholders losing their entire investment.

The holders of our Series J preferred stock may require us to redeem their shares of Series J preferred stock at a redemption price equal to 100% of the liquidation preference per share in effect at such time, in connection with a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers that cause a change in 20% or more of the voting power of our company, or if we experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits (referred to collectively herein as a Redemption Event). Further, dividends declared or accrued on the Series J preferred stock reduce the amount of net earnings that are available to common stockholders. As of September 30, 2014, the redemption value of the Series J preferred stock, including any dividends, was approximately $38.7 million. It is possible that this rights offering may trigger a Redemption Event and, accordingly, the holders of Series J preferred stock could require that their shares of Series J preferred stock be redeemed. If this were to occur, subject to provisions of Delaware law governing distributions to stockholders that may limit the amount and timing of any such redemption, we might not have sufficient capital to fund such redemption or to continue normal operations. As a result, you could lose your entire investment and we may not be able to use of any of the proceeds of this offering as planned.

Entities affiliated with Mr. Carl C. Icahn hold 95.5% of our issued and outstanding Series J preferred stock. If this rights offering were to trigger a Redemption Event, and we were required to redeem the Series J preferred stock held by affiliates of Mr. Carl C. Icahn, such affiliates would be entitled to receive a payment of approximately $37 million, as of September 30, 2014, subject to provisions of Delaware law governing distributions to stockholders that may limit the amount and timing of any such redemption. We are seeking to obtain a waiver of the right of redemption upon the occurrence of a Redemption Event, if it should arise as a result of this rights offering, from the entities affiliated with Mr. Carl C. Icahn. We cannot assure you that we will obtain such waiver.

We have not paid or declared common stock dividends in the past, and do not plan to pay or declare common stock dividends in the future, other than in connection with the 2012 rights offering, and, as a result, your only opportunity to achieve a return on an investment in our common stock is if the price of our common stock appreciates.

We have never declared or paid any dividends on our common stock and currently, other than the distribution of subscription rights in the rights offering that closed in October 2012, do not expect to declare or pay dividends on our common stock in the foreseeable future other than in the rights offering described in this prospectus. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business and the payment of dividends on our Series J preferred stock. Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors. In addition, our ability to pay dividends on our common stock is currently limited by the terms of our Series J preferred stock and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you paid for such common stock.

We currently have fewer than 300 stockholders of record and, therefore, are eligible to terminate the registration of our common stock under the Exchange Act and, correspondingly, de-list our shares from NASDAQ.

As a public company with fewer than 300 stockholders of record, we currently register our shares of common stock under the Exchange, on a voluntary basis. Section 12(g)(4) of the Exchange Act allows for the registration of any class of securities to be terminated 90 days after a company files a certification with the SEC that the number of holders of record of such class of security is fewer than 300 persons. Accordingly we are eligible to de-register our common stock under the Exchange Act. Upon the effectiveness of the termination of registration under Section 12, we would not be required to comply with certain disclosure requirements under the Exchange Act, including, but not limited to, proxy statement filings and filings by insiders to disclose the acquisition and disposition of our securities. Even if we were to deregister, however, Section 15(d) of the Exchange Act would require us to continue to file annual, quarterly and current reports until no earlier than when we file our next annual report on Form 10-K. At such time, you may not have access to current information about our Company. Although we do not presently have plans to de-register, the current number of record holders of our common stock enables us to do so.

We expect that our revenue will fluctuate, which could cause our stock price to decline.

Any significant delays in the deployment of our services, unfavorable sales trends in our existing service categories, or changes in the spending behavior of our customers could adversely affect our revenue growth. If our revenue fluctuates or does not meet the expectations of securities analysts and investors, our stock price would likely decline.

The market price of our common stock and our common stock warrants may be highly volatile or may decline regardless of our actual operating performance.

Broad market and industry factors may adversely affect the market price of our common stock and our common stock warrants, regardless of our actual operating performance. Factors that could cause wide fluctuations in the stock price may include, among other things:

•	actual or anticipated variations in our financial condition and operating results;

•	overall conditions or trends in our industry;

•	addition or loss of significant customers;

•	competition from existing or new products;

•	changes in the market valuations of companies perceived by investors to be comparable to us;

•	announcements by us or our competitors of technological innovations, new services or service enhancements;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures or capital commitments;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	additions or departures of key personnel;

•	a Redemption Event occurring;

•	changes in the estimates of our operating results or changes in recommendations by any securities or industry analysts that elect to follow our common stock; and

•	sales of our common stock by us or our stockholders, including sales by our directors and officers.

The stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Our common stock price has declined significantly since Motricity’s initial public offering in 2010 and may continue to do so as a result of the above described factors as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations. In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. We are subject to this type of litigation and may be the target of additional litigation of this nature. Such securities litigation could result in substantial costs and a diversion of our management’s attention and resources, whether or not we are successful in such litigation.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock, or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these reports or analysts. If any of the analysts who cover our company downgrades our stock, or if our operating results do not meet the analysts’ expectations, our stock price could decline. Moreover, if any of these analysts ceases coverage of our company or fails to publish regular reports on our business, we could lose visibility in the financial markets, which in turn could cause our stock price and trading volume to decline.

Risks Related to This Rights Offering

Even if fully subscribed, the net proceeds we receive from the rights offering also may be lower than currently anticipated because we may limit the number of shares that may be purchased by certain subscribers and we may amend the terms of the rights offering in order to protect the Company from the loss of its NOLs.

In order to protect the Company from the loss of its NOLs, we may, in the sole discretion of our board of directors, limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code.

Because we will treat as allocated and not available for purchase by other subscribers any shares for which exercise is not accepted, the total amount of proceeds we receive from this offering will be reduced. If the net proceeds from the rights offering are lower as a result of a limitation on the number of shares that may be purchased by any subscriber, we may need to raise additional capital in order to execute our longer term business plan.

By participating in this rights offering, you are agreeing to be subject to limitations on the exercise of your subscription rights in order to protect the Company from the loss of its NOLs. As a result, you may not receive all of the shares you subscribe for in the rights offering.

In order to protect the Company from the loss of its NOLs, we reserve the right, in the sole discretion of our board of directors, to limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchased shares in the rights offering that resulted in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, such shares will be void ab initio unless our board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by our board of directors).

In addition, if any holders of subscription rights (including holders who acquired rights by purchasing them from others) do not exercise their basic subscription rights in full, then holders who did exercise their basic subscription rights in full will be entitled to purchase a portion of the remaining shares. You may exercise this over-subscription privilege for a number of shares less than, equal to or greater than your basic subscription rights, or you may also choose not to exercise any of your over-subscription privilege. We will allocate the available shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis described above. This allocation process will be repeated until all shares subscribed for have been allocated. As a result, you may not receive all of the shares for which you over-subscribed if there are insufficient shares available or if we limit the number of shares that you may purchase in order to protect the Company from the loss of its NOLs.

Depending on the level of participation in this rights offering, our significant stockholder, Carl C. Icahn, may be able to exercise significant control over matters requiring stockholder approval upon the completion of this offering.

As of December 31, 2014, Mr. Carl C. Icahn controls approximately 14.2% of the voting power of our common stock, and he holds warrants that, if exercised in full, would bring his voting power to 28.7%. Further, he holds 95.5% of our Series J preferred stock, which has limited voting rights. If he fully exercises his basic subscription rights and over-subscription privilege in the rights offering, and other stockholders do not exercise their rights, then Carl C. Icahn may control up to 59.9% of the voting power of our common stock after the rights offering, and may, in certain circumstances, control up to 65.6% of the voting power of our common stock upon exercise of the common stock warrants.

If Carl C. Icahn increases his ownership of our company or acquires control of a majority of the voting power of our common stock, he would have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, he would have significant influence over the management and affairs of our company. Your interests may differ from the interests of Carl C. Icahn. This concentration of ownership might harm the market price of our common stock by, among other things: (i) delaying, deferring or preventing a change in control; (ii) impeding a merger, consolidation, takeover or other business combination involving us; and (iii) discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

There are material federal income tax consequences that should be considered.

We intend to take the position that the distribution of the subscription rights in this rights offering is a non-taxable distribution under Section 305(a) of the Code. This position, however, is not binding on the IRS or the courts. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of your adjusted basis in our common stock and then as gain from the disposition of our common stock. Please see the discussion of the “Material U.S. Federal Income Tax Consequences of the Rights Offering” for additional information. You are urged to consult your tax advisor with respect to the particular tax consequences of this rights offering.

There are material federal tax consequences to the Company that should be considered.

If we experience an ownership change as a result of the issuance of the subscription rights, over-subscription privileges, or common stock, then the value of our NOLs will essentially be eliminated. The conclusion that the rights offering will not result in the reduced availability of the Company’s NOLs relies in part on numerous

assumptions and factual determinations concerning the extent of the ownership shift as of             , with respect to the current testing period for purposes of Section 382 of the Code. Such assumptions and factual determinations include but are not limited to: the extent of changes in ownership during the current testing period, including changes during the subscription period but unrelated to the rights offering; the identity of our 5% holders, for purposes of Section 382 of the Code; the treatment of the subscription rights as transferable options for purposes of the Code; the enforceability under state law of the exercise limits described in this prospectus; the proper treatment of the common stock warrants; the tax classification of the Series J Preferred Stock; and the extent of any additional ownership shift (other than any ownership shift effected by the issuance of the subscription rights and over-subscription privilege) for purposes of Section 382 of the Code. If the IRS or a court reaches a final determination that any of these assumptions or factual determinations is incorrect and that we underwent an ownership change as a result of the issuance of the subscription rights, over-subscription privilege, or common stock, then our ability to use our NOLs will essentially be eliminated.

If you subscribe, you commit to purchasing shares at the designated subscription price and you may not revoke your subscription even if the public trading market price of our common stock decreases below the price you believe may be indicated by the subscription price in this rights offering.

Your exercise of subscription rights to purchase shares is irrevocable. If you subscribe and, afterwards, the public trading market price of our common stock decreases below the price you believe may be indicated by the subscription price in this rights offering, you will have committed to buying shares at a price above the prevailing market price, and you could have an immediate unrealized loss.

Because we do not have a backstop or any other formal commitments from any of our stockholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated, and we may need to raise additional capital in the future to execute our longer term business plan.

There will be no backstop or other guarantee to the rights offering, and we do not have any formal commitments from any of our stockholders to participate in the rights offering. Therefore, we cannot assure you that any of our stockholders will exercise all or any part of their basic subscription rights or their over-subscription privilege. If our holders subscribe for fewer shares than anticipated, the net proceeds we receive from the rights offering could be significantly reduced. If the rights offering is not fully subscribed and we do not raise the desired amount of capital in this rights offering, we may need to raise additional capital in the future to execute our longer term business plan.

This rights offering may cause the trading price of our common stock to decrease immediately, and this decrease may continue.

The subscription prices, the number of shares of common stock we propose to issue, and the number of shares of common stock actually issued if we complete the rights offering may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of the rights offering.

The subscription price of the shares determined for the rights offering is not necessarily an indication of the fair value of the subscription rights or our common stock.

There was no formula used in determining either the ordinary subscription price or the premium subscription price. Neither of these prices is necessarily related to or reflective of our book value or net worth and may or may not be considered the fair value of the shares to be offered in the rights offering. This rights offering and other factors may cause the market price of our common stock to decline after the rights offering, and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price you pay in this rights offering, if you are able to sell them at all. We urge you to make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

There may not be a trading market for the subscription rights.

The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you any assurance as to the liquidity of the trading market for those securities. Unless indicated otherwise, the subscription rights are transferable until the expiration date of this rights offering, at which time they will expire, will be no longer transferable and will have no value. The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities. If no trading market for the subscription rights develops, you may not be able to sell them. We are not responsible if you elect to sell your subscription rights and no public or private market exists to facilitate the purchase of those securities.

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock if you do not fully exercise your basic subscription rights, as a result of future stock offerings or as a result of the exercise of our common stock warrants.

If you do not exercise your basic subscription rights in full and the shares not purchased by you are purchased by other stockholders in the rights offering, your proportionate voting and ownership interests will be reduced and the percentage that your original shares represent of our equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and others subscribe in the rights offering. We may decide to issue securities in a future offering, the nature of which will depend on market conditions and other factors beyond our control, and warrant holders may choose to exercise their common stock warrants. We cannot predict or estimate the amount, timing or nature of these future events. Thus, you bear the risk of our future offerings and exercise of our common stock warrants with regard to dilution.

Our use of cash generated from this rights offering may not increase the value of your investment.

To the extent our asset value increases as a result of this rights offering any such increase would, in the event of our voluntary or involuntary liquidation, dissolution or winding up, inure to the benefit of holders of our Series J preferred stock, up to the value of the Series J preferred stock liquidation preference plus any accrued and unpaid dividends thereon, before holders of our common stock would realize any benefits from such increase.

In addition, the holders of our Series J preferred stock may require us to redeem their shares of Series J preferred stock upon a Redemption Event, as described above. It is possible that this rights offering may trigger a Redemption Event. If this were to occur, subject to provisions of Delaware law governing distributions to stockholders that may limit the amount and timing of any such redemption, we might not have sufficient capital to fund such redemption or to continue normal operations. As a result, you could lose your entire investment and we may not be able to use of any of the proceeds of this offering as planned.

Our management has broad discretion to use the cash generated from this rights offering. Management might not apply cash generated from the rights offering in ways that increase the value of your investment. We intend to use the net proceeds from the rights offering for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions. There can be no assurance our use of the proceeds from the rights offering will increase the value of our company or that are otherwise in the interests of the holders of our common stock.

You will not be able to sell the securities underlying the shares you buy in the rights offering until you receive your stock certificates or DRS statements or your account is credited with the common stock.

If you purchase shares in the rights offering by timely submitting a rights certificate and payment, we will mail you stock certificates or DRS statements as soon as practicable after the closing of the rights offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates or DRS statements have been delivered or your account is credited, you may not be able to sell them. The price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares, if you are able to sell them at all.

If you do not act promptly and follow the subscription instructions, we will reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent receives all required forms and that all payments clear before the expiration of the rights offering at 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank, or other nominee acts for you and that all required forms and payments are received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. We are also not responsible if you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of your subscription rights prior to the expiration of the rights offering. Neither we nor the subscription agent undertake any action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified check used to pay for shares in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require several business days. If you choose to subscribe, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the procedures to subscribe and will not receive the securities shares you wish to purchase.

There is no obligation for our directors or executive officers to subscribe for any shares in the rights offering.

None of our directors and none of our executive officers have an obligation to subscribe for any shares in the rights offering.

There are limitations to this rights offering under state securities laws.

We intend to either register the rights with certain state securities commissions or rely upon exemptions under state securities laws to enable us to proceed with the rights offering, and we intend to make filings under certain state securities laws to enable us to do so. The board of directors has the discretion to delay or to refuse to distribute any shares if it deems it necessary in order to comply with applicable securities laws, including state securities laws. As of the date of this prospectus, the rights are not yet registered in the State of Arizona. Arizona residents may not participate in this rights offering until such time as the rights are so registered. Though we are taking steps to register the rights in Arizona, we cannot assure you that the rights will be registered in a timely manner, if at all.

Risks Related to Our Common Stock Warrants

We are required by the terms of the common stock warrants to use our reasonable best efforts to maintain an effective registration statement covering the issuance of the shares of common stock underlying the common stock warrants at the time that our warrant holders exercise their warrants. The exercise of our common stock warrants may also be limited by state securities laws. We cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise their common stock warrants.

Holders of our common stock warrants will be able to exercise the common stock warrants only if a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares of our common stock underlying the warrants is then effective. We have a contractual obligation to use our reasonable best efforts to maintain a current registration statement covering the shares of common stock underlying the warrants to the extent registration at the time of exercise is required by federal securities laws, and we intend to, but may not be able to, comply with our undertaking. Our common stock warrants expire if they are not exercised in connection with certain corporate transactions, but if a registration statement covering the shares underlying the common stock warrants is not effective at the time of such transaction, you will not be able to exercise your warrants and they will expire without your being able to exercise them. Therefore, the value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current.

If you do not exercise your common stock warrants in connection with a change in control, they will terminate and have no further rights or value.

Our common stock warrants provide that they terminate if they are not exercised on or before October 11, 2017 or in connection with a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of 50% of the voting power of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval shall be effected. If you do not exercise your common stock warrants in connection with such a transaction, the warrants will terminate and be of no further value. There can be no assurance that any such transaction would provide value for the common stock received upon the exercise of the common stock warrants at or in excess of the exercise price of such warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement on Form S-1, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934 regarding our plans, objectives, expectations and intentions. Such statements include, without limitation, any statements regarding various estimates we have made in preparing our financial statements, statements that refer to projections of our future operating performance, the realignment of our strategic path, including future product offerings, the sufficiency of our capital resources to meet our cash needs, the disposition of our U.S. and Canadian messaging business, and the anticipated growth and trends in our businesses, including developments in the market for our products. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect our business and prospects include without limitation:

•	any financial or other information included herein based upon or otherwise incorporating judgments or estimates based upon future performance or events;

•	our ability to raise additional capital or generate the cash necessary to continue and expand our operations;

•	our ability to successfully realign our strategic path;

•	our ability to raise additional capital or generate the cash necessary to fund the liquidation preference on, or redeem, our Series J preferred stock if required to do so;

•	our ability to protect and make use of our substantial net operating loss carry-forwards;

•	our ability to compete in the highly competitive nature of the digital advertising and marketing industry;

•	the market for our services, including the continued growth in usage of smartphones, tablets and other mobile connected devices;

•	our ability to keep pace with technological and market developments and changing business and revenue models;

•	our ability to attract and maintain customers;

•	our ability to collect and use data;

•	our ability to meet the criteria required to remain listed on NASDAQ;

•	risks related to any acquisitions or dispositions that we may pursue;

•	the impact of government regulation, legal requirements or industry standards relating to consumer privacy and data protection;

•	our ongoing leadership transition;

•	our ability to protect the confidentiality of our proprietary information;

•	any systems failures of software errors;

•	risks associated with our international sales and operations;

•	the impact, costs and expenses of any litigation we may be subject to now or in the future;

•	our ability to consummate the rights offering;

•	whether we reject any subscriptions in the rights offering in order to protect the Company from the loss of its NOLs;

•	the amount of proceeds we receive from the rights offering and how our management uses those proceeds; and

•	the impact of the rights offering on the trading price of our common stock.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. Our actual results could be different from the results described in or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be materially better or worse than anticipated. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk Factors,” as well as the risks and uncertainties discussed elsewhere in this prospectus. We qualify all of our forward-looking statements by these cautionary statements. We caution you that these risks are not exhaustive. We operate in a continually changing business environment and new risks emerge from time to time.

USE OF PROCEEDS

If the rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not need to limit the number that may be purchased by any subscriber, we expect to receive net proceeds from the rights offering of approximately $         million, after deducting fees and expenses. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes. Those purposes may include any acquisitions we may pursue, though we have no current plans to pursue any specific acquisition.

Each common stock warrant is exercisable to purchase one share of our common stock at a purchase price of $6.50 per share, subject to adjustment. If all of our issued and outstanding common stock warrants are exercised, we would receive net proceeds, of approximately $6.6 million in the aggregate, or approximately $6.50 per share. As of February 11, 2015, the common stock warrants were out-of-the money. We intend to use any net proceeds from the exercise of our common stock warrants for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

If we are unable to raise sufficient funds in this rights offering or in an alternative financing on acceptable terms, or if we do not generate sufficient funds from operations to adequately fund our longer term operating needs, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs. Our failure to do so could result in, among other things, loss of our customers, a loss of our stockholders’ entire investment and the delisting of our common stock from the NASDAQ Capital Market.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 on an:

•	actual basis; and

•	as adjusted basis giving effect to the sale of 4,300,000 shares of our common stock, assuming this rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not limit the number of shares that may be purchased by any subscriber and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $ .

The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

	As of September 30, 2014
	Actual Basis	As Adjusted for Completion of the Rights Offering
	(unaudited; amounts in thousands, except share data)
Cash and cash equivalents	$12,181
Total Debt
Commitments and Contingencies
Redeemable preferred stock, $0.001 par value, 1,199,643 shares issued and outstanding at September 30, 2014. Redemption value: $38,682 at September 30, 2014	$34,991
Stockholders’ (Deficit) Equity
Common stock, $0.001 par value, 625,000,000 shares authorized; 4,763,131 shares issued and outstanding at September 30, 2014	$5
Additional paid-in capital	564,998
Accumulated deficit	(579,389)
Accumulated other comprehensive income	(660)

Total stockholders’ equity	$(15,460)

Total Capitalization	$16,666

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock began trading under the symbol “MOTR” at the time of our initial public offering on June 18, 2010, at $10.00 per share. Prior to our IPO, there was no public market for our common stock. Further, on April 23, 2013, we effected a one-for-ten reverse split of our common stock. As a result of a reorganization consummated on April 9, 2013, we became the successor entity to Motricity. Our common stock currently trades on the NASDAQ Capital Market under the symbol “VLTC.”

We are authorized to issue up to 625,000,000 shares of common stock, par value $0.001. Total shares of common stock outstanding as of December 31, 2014 were 4,763,358, and we had 155 stockholders of record. The number of stockholders of record does not reflect beneficial owners whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on NASDAQ. All prices of our common stock per share listed below have been adjusted to reflect the one-for-ten reverse stock split implemented on April 23, 2013.

	Market Price Range
	High	Low
Fiscal Year Ending December 31, 2015:
First Quarter (through February 11, 2015)	$1.57	$0.63
Fiscal Year Ending December 31, 2014:
Fourth Quarter	$1.69	$0.65
Third Quarter	2.35	1.45
Second Quarter	3.67	1.60
First Quarter	4.43	3.25
Fiscal Year Ended December 31, 2013:
Fourth Quarter	$5.56	$3.90
Third Quarter	7.22	3.39
Second Quarter	7.50	3.40
First Quarter	5.40	3.30

The foregoing table only shows historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of common stock in this rights offering. You are urged to obtain current market quotations for our common stock and review carefully the information contained in this prospectus.

Dividend Policy

We are not required to pay any dividend and have not declared or paid any dividends on our common stock other than the distribution of subscription rights in our rights offering that closed on October 11, 2012. The subscription rights to be distributed pursuant to the terms of this rights offering will be considered a dividend. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future dividends will be at the discretion of our board of directors and will depend upon operating results, strategic plans, capital requirements, financial condition, provisions of any our borrowing arrangements, applicable law and other factors our board of directors considers relevant.

DESCRIPTION OF THE COMPANY’S SECURITIES

Capital Stock

We are a Delaware corporation. The rights of our stockholders are governed by our amended and restated certificate of incorporation and our amended and restated bylaws and by the provisions of applicable law, including the Delaware General Corporation Law (DGCL). Our authorized capital stock consists of 975,000,000 shares, including: (i) 625,000,000 shares of common stock, par value $0.001 per share and (ii) 350,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2014, there were 4,763,358 shares of common stock and 1,199,643 shares of preferred stock outstanding.

The following is a summary of the material terms, rights and preferences of our securities. You should also read our amended and restated certificate of incorporation, our common stock warrant agreement and our amended and restated bylaws before you purchase any of our securities offered by this prospectus. You should read these documents, copies of which are available from us upon request at the address set forth under the caption “Where You Can Find More Information,” in order to more fully understand the terms of these securities.

Common Stock

General. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the common stock. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Market. Our common stock trades on NASDAQ under the symbol “VLTC.” On February 11, 2015, the last quoted sale price of our common stock was $0.87 per share. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ. This could inhibit the ability of our common stockholders to trade their shares in the open market, thereby severely limiting the liquidity of such shares. For more information, see “Risk Factors—If we cannot meet NASDAQ’s continued listing requirements, NASDAQ may delist our common stock, which could have an adverse impact on the liquidity and market price of our common stock.”

Transfer Restrictions. Shares of our common stock, including those that have already been issued and those that will be issued in the future (which includes shares of common stock issued in this rights offering and upon exercise of any common stock warrants), contain restrictions on transfer. These transfer restrictions are designed to prohibit certain transfers of our common stock in excess of amounts that could limit or impair our ability to use our NOLs to reduce our future income tax liability under the Code. Specifically, the transfer restrictions prohibit transfers to the extent that, as a result of such transfer, either (i) a stockholder (or several stockholders, in the aggregate, who hold their common stock as a “group” under the federal securities laws) would become a holder of 5% or more of our common stock (as defined under Section 382 of the Code) or (ii) the percentage ownership of an existing 5% holder would increase. Our board of directors has the power to approve certain transfers that would otherwise be restricted in accordance with the provisions of our amended and restated certificate of incorporation. The transfer restrictions will remain in effect until the board of directors determines that an ownership change would not result in a substantial limitation on our ability to use our NOLs, that no significant value attributable to the NOLs would be preserved by continuing the transfer restrictions or that such restrictions are no longer in our best interests.

Preferred Stock

General. Pursuant to our amended and restated certificate of incorporation, we are authorized to issue up to 350,000,000 shares of preferred stock, par value $0.001 per share. Of that number, 1,200,000 have been designated as Series J preferred stock. The board of directors has the authority, without any further vote or action by the stockholders, to issue other preferred stock, from time to time, in one or more series and to fix the preferences, limitations and rights of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each series.

Series J Preferred Stock

This section describes the general terms and provisions of our Series J preferred stock.

Ranking. The Series J preferred stock ranks senior to our common stock with respect to rights to participate in certain distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company. We may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J preferred stock.

Dividends. On a quarterly basis, our board of directors may, at its sole discretion, cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of October 11, 2012 in an amount equal to 3.25% of the liquidation preference, as in effect at such time (initially $25 per share) and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted and increased quarterly (i) until the fifth year of the anniversary of October 11, 2012, by an amount equal to 3.25% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date and (ii) thereafter by an amount equal to 3.5% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date. The initial dividend payments for the period of time between October 11, 2012 and the first dividend payment date, if applicable, shall be prorated. Due to our ability to pay dividends on our Series J preferred stock in kind by increasing the liquidation preference of the shares of our Series J preferred stock, the repayment of principal and the payment of accrued dividends in cash may be deferred until the final maturity of the Series J preferred stock. No plan, arrangement or agreement is currently in place that would prevent us from paying a dividend with respect to the Series J preferred stock in cash. On September 5, 2014, we filed an amendment to Exhibit A to our Amended and Restated Certificate of Incorporation, which we refer to as the Amendment, with the Secretary of State of the State of Delaware. Pursuant to this Amendment, the Company may declare and distribute dividends on its securities that rank junior to the Series J preferred stock, consisting solely of warrants or other rights to acquire newly issued shares of our common stock against the payment of a cash purchase price to the Company, without declaring or setting apart for payment dividends on the Series J preferred stock.

Liquidation Preference. The Series J preferred stock has a preference upon dissolution, liquidation or winding up of our company in respect of assets available for distribution to our stockholders. The liquidation preference of the Series J preferred stock is initially $25 per share. On a quarterly basis, our board of directors may at its sole discretion, cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of the issuance of the Series J preferred stock, in an amount equal to 3.25% of the liquidation preference, as in effect at such time, and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted quarterly by in kind dividends as described above. The quarterly accretion will continue until the shares are redeemed, or until we liquidate, dissolve or wind-up our affairs.

Conversion Rights. The Series J preferred stock is not convertible into shares of our common stock or any other series or class of our capital stock.

Redemption. We may, at our option, at any time, redeem our shares of Series J preferred stock at a redemption price equal to 100% of the liquidation preference per share in effect at such time. There is no prohibition on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments. The Series J preferred stock is also redeemable at the option of the holders if we (i) undergo a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers, that cause a change in 20% or more of the voting power of our company; or (ii) experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits, provided that a holder of our Series J preferred stock who causes an ownership change that results in a substantial limitation on our ability to use our NOLs and related tax benefits may not require redemption of his shares upon such a triggering event. Previously, the Series J preferred stock was also redeemable by the holders if we did not implement NOL Protective Measures (as defined in our Amended and Restated Certificate of Incorporation, as amended) within 180 days from the date the shares of Series J preferred stock were first issued; provided that a holder of our Series J preferred stock whose shares were not voted in favor of the measures designed to preserve the use of our NOLs and related tax benefits could not require redemption of his shares upon such a triggering event. On April 9, 2013, pursuant to a vote of Motricity stockholders and an agreement and plan of reorganization, we successfully implemented an NOL Protective Measure.

Voting Rights. The shares of Series J preferred stock have limited voting rights. They have a right to vote as a separate class on any amendment to the designations, rights and preferences of the Series J preferred stock and any transaction requiring stockholder vote in which the shares of Series J preferred stock would receive or be exchanged for consideration other than cash in the amount of the redemption price for such shares or preferred stock with the same designations, rights and preferences. Prior to the implementation of the NOL Protective Measures, they had 40 votes per share of Series J preferred stock voting together with the shares of common stock as a single class on the NOL Protective Measures and a change of the Company’s name brought before our stockholders for a vote within 180 days from the date on which the shares were issued.

Market. The Series J preferred stock is quoted on the OTCQB tier of the over-the-counter markets, or the “OTCQB,” under the symbol “VLTCP.”

Accounting Treatment. The Series J preferred stock is considered mezzanine equity and is reported on the balance sheet between total liabilities and stockholders’ equity. The securities must be classified outside of permanent equity because certain redemption features of the Series J preferred stock are outside of our control. The initial carrying amount of the securities will be the issuance date fair value, which was $25 per share. The dividend accruing on the Series J preferred stock is charged against additional paid-in-capital while increasing the loss, or as applicable, decreasing net income attributable to common stockholders.

Common Stock Warrants

This section describes the material terms of our common stock warrants, which were issued by our predecessor, Motricity, Inc. on October 11, 2012 and which were exchanged for warrants to purchase shares of our common stock on April 9, 2013. As of December 31, 2014, there were 1,014,982 common stock warrants outstanding. These warrants have different terms than the warrants issued prior to our IPO.

Shares of Common Stock Subject to the Common Stock Warrants. As of December 31, 2014, our common stock warrants were exercisable for an aggregate of 1,014,982 shares of our common stock. The number of shares issuable upon exercise of the common stock warrants is subject to adjustment described below.

Exercise of the Common Stock Warrants. The current exercise price per share, subject to adjustment, is equal to $6.50. Holders of our common stock warrants may be restricted from exercising their warrants if such exercise would result in the holder becoming the direct or indirect owner of more than 48.75% of the common stock, as determined under Section 382 of the Code and such exercise would result in an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits. Subject to state securities laws, the common stock warrants may be exercised from the date of issuance until any time on or before 5:00 pm, New York City time on or before October 11, 2017. They may be subject to exercise restrictions in certain states. For example, our common stock warrants may not be exercised by residents of Florida.

Restrictions on Transfer. These warrants may not be transferred to residents of Florida.

Voting Rights. The holders of our common stock warrants have no voting rights or other rights as a stockholder before (and then only to the extent) warrants have been exercised.

Market. Our common stock warrants are quoted on the OTCQB under the symbol “VLTCW.”

Adjustments to the Common Stock Warrants. The number of shares of common stock issuable upon exercise of our common stock warrants and the exercise price applicable to the common stock warrants are subject to adjustment in certain circumstances, including a stock split, a stock dividend, a subdivision, combination or recapitalization of our common stock.

Fundamental Transactions. Upon a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of control of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval, the holders of our common stock warrants will be required to exercise their common stock warrants immediately prior to the closing of the transaction, or such common stock warrants shall automatically expire.

Registration Statement. We are required to use our reasonable best efforts to maintain an effective registration statement for the issuance of the common stock underlying our common stock warrants.

Accounting Treatment. To the extent our common stock warrants will have a dilutive effect on earnings per share, our common stock warrants are included in fully diluted shares outstanding using the treasury method.

Subscription Rights

We plan to distribute to holders of shares of our common stock, at no charge, transferable subscription rights, each of which includes a basic subscription right to purchase         shares of common stock and an over-subscription privilege. Both the basic subscription rights and the over-subscription privilege are subject to potential exercise limits (as described on page 61). Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering. The subscription period begins on the rights offering commencement date,                     , 2015, and ends at 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015.

The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities.

Subscription rights, whether or not transferred, must be exercised prior to the expiration date of the rights offering or they will expire and have no value. You may transfer all, a portion or none of your subscription rights.

Transferees of subscription rights will be entitled to exercise the basic subscription rights and the over-subscription privilege with respect to those subscription rights transferred to them.

Transferees will also be subject to the exercise limits and other conditions described in this prospectus.

Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

DETERMINATION OF SUBSCRIPTION PRICE

Our Board of Directors formed a special committee of our independent directors, which we refer to as the special committee, to review the structure and terms of this rights offering. The special committee consists of James L. Nelson and Jay A. Firestone. For more information regarding the members of the special committee, see “Officers and Directors—Directors.” The special committee retained its own legal counsel and received advice from an independent financial advisor.

The $         per share ordinary subscription price was determined by our board of directors and the $         per share premium subscription price was separately determined by the special committee based on a percentage of the $         per share ordinary subscription price. Our board of directors determined the $         per share ordinary subscription price after taking into account numerous factors, including, without limitation:

•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis;

•	the potential effects of this rights offering on our ability to realize the full benefits of our NOLs and related tax benefits, including the number of shares to be issued in this offering;

•	the price at which our stockholders might be willing to participate in the rights offering;

•	the amount of proceeds desired to achieve our financing goals;

•	potential market conditions; and

•	historic and current trading prices for our common stock.

After considering the advice of its legal counsel and independent financial advisor, the special committee determined that a premium of 40% over the ordinary subscription price would be appropriate to the extent any stockholder would own 33% or more of our issued and outstanding common stock following completion of the rights offering. In making this determination, the special committee considered a number of factors, including, without limitation:

•	the value of obtaining a position in the Company exceeding 33% or more of our issued and outstanding common stock;

•	the concern that our largest stockholder, Mr. Carl C. Icahn, or another stockholder could gain significant or majority voting control over us through participation in this rights offering, without paying a premium;

•	the premiums paid in other transactions for large equity positions; and

•	the factors affecting the board of directors’ determination of the ordinary subscription price, and the inter-relation of the ordinary subscription price and the premium subscription price.

The special committee has requested, and expects to receive, an opinion from its independent financial advisor that the consideration to be received in the rights offering is, from a financial point of view, fair to us. Notwithstanding the foregoing, the price per share you pay in the rights offering may not be indicative of the market value of the subscription rights or the shares of our common stock. There was no formula used in determining either the ordinary subscription price or the premium subscription price. Neither of these prices is necessarily related to or reflective of our book value or net worth and may or may not be considered the fair value of the shares to be offered in the rights offering. This rights offering and other factors may cause the market price of our common stock to decline after the rights offering, and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price you pay in this rights offering, if you are able to sell them at all.

THE RIGHTS OFFERING

Reasons for the Rights Offering

We have chosen to raise new capital through a rights offering to allow our existing stockholders to purchase shares of our common stock based on their pro rata ownership percentage. Our board of directors has determined to follow this course because we believe that a rights offering will have a lower cost of capital than other methods of raising money and will not subject us to unduly burdensome restrictive covenants and other negative consequences associated with incurring high yield debt. There can be no assurance that the rights offering will be successful.

If the rights offering is fully subscribed by subscribers that each purchase less than 1,300,000 shares in this rights offering and we do not need to limit the number of shares that may be purchased by any subscribers, we expect to receive net proceeds from the rights offering of approximately $         million, after deducting fees and expenses. The aggregate net proceeds we receive in this rights offering may increase if and to the extent any holder exercises its over-subscription privilege and, following completion of this rights offering, owns 33% or more of our issued and outstanding common stock. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

Over the near term, we expect that the cost of operations and working capital requirements will continue to be our principal need for liquidity. In the long term, working capital requirements are expected to increase if we succeed in executing our longer-term business plan and growing our digital media and advertising business. Our cash flows may be affected by many factors including the economic environment, competitive conditions in the digital marketing and advertising industries and the success of our strategic realignment. We have seen a positive response to our strategic realignment of focusing on our core digital advertising and marketing business. Going forward, we will continue to focus on improving sales and gross margin. Our short-term liquidity may be adversely affected if, and to the extent that, our Series J preferred stock becomes redeemable.

Our ability to achieve our business and cash flow plans is based on a number of assumptions which involve significant judgments and estimates of future performance, borrowing capacity and credit and equity finance availability, which cannot at all times be assured. Accordingly, we cannot assure that cash flows from operations and other internal and external sources of liquidity will at all times be sufficient for our cash requirements. If necessary, we may need to consider actions and steps to improve our cash position and mitigate any potential liquidity shortfall, such as modifying our business plan, pursuing additional financing to the extent available, reducing capital expenditures, pursuing and evaluating other alternatives and opportunities to obtain additional sources of liquidity and other potential actions to reduce costs. We cannot assure that any of these actions would be successful, sufficient or available on favorable terms. Any inability to generate or obtain sufficient levels of liquidity to meet our cash requirements at the level and times needed could have a material adverse impact on our business and financial position.

Our ability to obtain any additional financing depends upon many factors, including our then existing level of indebtedness (if any) and restrictions in any debt facilities we may establish in the future, historical business performance, financial projections, prospects and creditworthiness and external economic conditions and general liquidity in the credit and capital markets. Any financing (or subsequent refinancing) could also be extended only at costs and require us to satisfy restrictive covenants, which could further limit or restrict our business and results of operations, or be dilutive to our stockholders.

If we are unable to raise sufficient funds in this rights offering or in an alternative financing on acceptable terms, we may need to implement additional cost reduction measures and explore other sources to fund our business needs. Our failure to do so could result in, among other things, loss of our customers, a loss of your entire investment and the delisting of our common stock on NASDAQ. We may not have sufficient capital to redeem our Series J preferred stock, if the holders of our Series J preferred stock require us to do so. Our operating performance may also be affected by risks and uncertainties, which may, in turn, affect our short and long-term liquidity. For further information on these risks and uncertainties, please see our risk factor regarding liquidity in the section titled “Risk Factors.”

The Subscription Rights

We plan to distribute to holders of shares of our common stock, at no charge, transferable subscription rights, each of which includes a basic subscription right to purchase                 shares of common stock and an over-subscription privilege. Both the basic subscription rights and the over-subscription privilege are subject to potential exercise limits (as described on page 61). Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering. The subscription period begins on the rights offering commencement date,                     , 2015, and ends at 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no later than                     , 2015.

The subscription price that you will pay in this rights offering will depend on the number of shares for which you subscribe. If you exercise your basic subscription rights or over –subscription privilege to purchase less than 1,300,000 shares in this rights offering, you will pay a price of $         per whole share, which we refer to as the “ordinary subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, you will pay a price of $         per whole share, which we refer to as the “premium subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but you own less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to you, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering. See “The Rights Offering—Ordinary Subscription Price and Premium Subscription Price.”

The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities.

Subscription rights, whether or not transferred, must be exercised prior to the expiration date of the rights offering or they will expire and have no value. You may transfer all, a portion or none of your subscription rights.

Transferees of subscription rights will be entitled to exercise the basic subscription rights and the over-subscription privilege with respect to those subscription rights transferred to them.

Transferees will also be subject to the exercise limits and other conditions described in this prospectus.

Our common stock is traded on NASDAQ under the symbol “VLTC.” The last reported sales price of our common stock on February 11, 2015 was $0.87 per share.

Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued

listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

Basic Subscription Rights

Each basic subscription right entitles the holder to purchase                 shares of common stock. Stockholders will receive one subscription right for each share of common stock that they own as of 5:00 p.m., New York City time, on February 13, 2015, the record date for the rights offering.

As described below, you may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. If you do not exercise your basic subscription rights in full, and the remaining shares you are entitled to purchase are purchased by other subscribers, your proportionate voting and ownership interests in our company will be reduced, and the percentage that your original shares represent of the company’s outstanding capital stock after the rights offering will be diluted.

We will not issue or pay cash in place of fractional shares. Instead, we will round down any fractional shares to the nearest whole share.

Over-Subscription Privilege

If any holders of subscription rights (including holders who acquired rights by purchasing them from others) do not exercise their basic subscription rights in full, then holders who did exercise their basic subscription rights in full will be entitled to purchase a portion of the remaining shares. You may exercise your over-subscription privilege for a number of shares less than, equal to or greater than your basic subscription rights. You may also choose not to exercise any of your over-subscription privilege at all. You should indicate on your rights certificate, or the form provided by your nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege, if any.

We will allocate the available whole shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. We will seek to honor your over-subscription in full, subject to the limitations set forth herein. The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may receive fewer shares than you subscribed for pursuant to your over-subscription privilege. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis. This allocation process will be repeated until all shares subscribed for have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration date of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration date of the rights offering, if you wish to maximize the number of shares you purchase, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that you wish to purchase.

We will return to you any excess subscription payments, without interest or penalty, as soon as practicable after the closing of the rights offering.

Ordinary Subscription Price and Premium Subscription Price

The subscription price that you will pay in this rights offering will depend on the number of shares for which you subscribe.

If you exercise your basic subscription rights or over—subscription privilege to purchase less than 1,300,000 shares in this rights offering, you will pay a price of $         per whole share, which we refer to as the “ordinary subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, you will pay a price of $         per whole share, which we refer to as the “premium subscription price.”

If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but you own less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to you, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering.

Exercise Limits

Under U.S. federal income tax law, we can carry forward U.S. net operating losses, or NOLs, as potential tax deductions until they expire. As of September 30, 2014, we had NOLs totaling approximately $385 million. An ownership change, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, would reduce the availability of our NOLs. An ownership change could result from certain purchases of our common stock, including as a result of this rights offering. Should an ownership change occur, all NOLs incurred prior to the ownership change would be subject to limitations imposed by Section 382 of the Code, which would effectively eliminate the amount of NOLs currently available to offset taxable income.

In order to protect the Company from the loss of its NOLs, we reserve the right, in the sole discretion of our board of directors, to limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code, including common stock owned by:

•	any living spouse, child, grandchild, or parent;

•	if the subscriber is an entity, by any person that owns the subscriber;

•	any entity in which the subscriber holds an interest (in proportion to such interest); and

•	any person (other than the Company), if the subscriber holds an option to purchase our common stock or an interest in an entity that owns or is deemed to own our common stock, if such option was obtained from such person and would be treated as exercised under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchased shares in the rights offering that resulted in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, such shares will be void ab initio unless our board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by our board of directors).

Management believes that the structure of the rights offering, including the limitations described herein, will not result in the reduced availability of the Company’s NOLs.

Subscriber Representations

By exercising subscription rights in this rights offering, you will represent, acknowledge and agree that:

•	We may limit the number of shares any subscriber may purchase (pursuant to the basic subscription right or over-subscription privilege) pursuant to the limitations set forth herein;

•	We may limit or refuse subscriptions from some subscribers and not others;

•	We may void and cancel the issuance of certain shares pursuant to the limitations set forth herein;

•	You will not own 33% or more of our issued and outstanding common stock following completion of this rights offering, unless you have paid the premium subscription price for all shares of our common stock that you purchased in this rights offering; and

•	Any purported exercise of rights in violation of the terms of this rights offering, including but not limited to the terms set forth in the subscription documents, will be void and of no force and effect.

Allocation of Shares

Upon expiration of the subscription period, the subscription agent will provide us with the total number of shares purchased by all subscribers using their basic subscription rights.

If sufficient shares are available, we will seek to honor your over-subscription requests in full, subject to the limitations set forth herein. If, however, over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among the holders of rights (including holders who acquired rights by purchasing rights from others) exercising the over-subscription privilege in proportion to the number of rights properly exercised by such holder as of the expiration date of the rights offering, relative to the number of rights properly exercised as of the expiration date of the rights offering by all holders of rights exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others). If this pro rata allocation results in any holder of rights being allocated a greater number of shares than that holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others) on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole unit.

In order to protect the Company from the loss of its NOLs, we may, in the sole discretion of our board of directors, limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering. For purposes of calculating the exercise limits in this rights offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Code.

If we reject all or a portion of your subscription, we will do the following:

•	apply your subscription payment towards the purchase of shares for which we have accepted subscription, if any, and issue those shares to you;

•	return to you as soon as practicable following the closing of the rights offering, without interest or penalty, any subscription payment for shares which we did not issue to you; and

•	treat as allocated (and, therefore, not available for purchase pursuant to other subscribers’ basic subscription right or over-subscription privilege) any shares underlying subscription rights whose exercise was not accepted pursuant to these exercise limits.

Because we would treat as allocated and not available for purchase by other subscribers any shares for which exercise is not accepted, the total amount of proceeds we receive from this offering could be reduced.

Directors’, Executive Officers’ and Significant Stockholders’ Participation

Our directors and executive officers who own shares of our common stock and significant stockholders are permitted, but not required, to participate in this rights offering, including by purchasing rights from other holders and exercising those rights.

Any director, executive officer or significant stockholder who subscribes for shares in the rights offering will pay the same price paid by all other holders who subscribe in the rights offering and will otherwise participate in the rights offering on the same terms as all other subscribers. We do not know whether any of our directors, executive officers or significant stockholders will participate in this rights offering.

Limitations to the Rights Offering under State Securities Laws

We intend to either register the rights with certain state securities commissions or rely upon exemptions under state securities laws to enable us to proceed with the rights offering, and we intend to make filings under certain state securities laws to enable us to do so. We have the discretion to delay or to refuse to distribute any shares if we deem it necessary in order to comply with applicable securities laws, including state securities laws. As of the date of this prospectus, the rights are not yet registered in the State of Arizona. Arizona residents may not participate in this rights offering until such time as the rights are so registered. Though we are taking steps to register the rights in Arizona, we cannot assure you that the rights will be registered in a timely manner, if at all.

Effect of Rights Offering on Existing Stockholders

If you do not exercise your basic subscription rights in full and the remaining shares you are entitled to purchase are purchased by other subscribers, your proportionate voting and ownership interests in our company will be reduced, and the percentage that your original shares represent of the company’s capital stock after the rights offering will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and others subscribe in the rights offering. As described in this prospectus, we reserve the right, in the sole discretion of our board of directors, to limit the number of shares that may be purchased by any subscriber who, together with any related parties, owned less than 4.95% of our common stock prior to this rights offering. We may limit the number of shares any subscriber may purchase in this rights offering if such purchase would result in such subscriber, together with any related parties, owning 5.0% or more of our issued and outstanding shares of common stock following the completion of this rights offering. Further, we may decide to issue securities in a future offering, the nature of which will depend on market conditions and other factors beyond our control, so we cannot predict or estimate the amount, timing or nature of our future offering. Exercise of our common stock warrants and payment in kind of dividends on our Series J preferred stock may further reduce your percentage ownership.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified. All questions as to the validity, form, eligibility, including times of receipt and matters pertaining to beneficial ownership, and the acceptance of rights certificates and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful. You may subscribe as follows:

Subscription by Registered Holders

If you hold a rights certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., New York City time, on                     , 2015, unless we extend the subscription period to no

later than                     , 2015. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Guaranteed Delivery Procedures

If you wish to subscribe, but you will not be able to deliver your rights certificate to the subscription agent prior to the expiration date of the rights offering, then you may nevertheless subscribe if:

•	prior to the expiration date of the rights offering, the subscription agent receives:

•	payment for the shares you subscribe for pursuant to your basic subscription rights and, if applicable, your over-subscription privilege; and

•	a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

•	within this three (3) trading day period, the subscription agent receives the properly completed rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the rights certificate. You should refer to the “Form of Notice of Guaranteed Delivery for Subscription Rights Certificates,” which is included with this prospectus.

Subscription by Beneficial Owners

If you hold your subscription rights through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the rights you own. You will not receive a rights certificate from Voltari. The record holder must exercise the subscription rights on your behalf. If you wish to purchase shares in the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible after commencement of the rights offering. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

Payment Method

Payments submitted to the subscription agent must be made in full U.S. currency by:

•	certified or uncertified check drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Voltari Corporation)”;

•	bank draft (cashier’s check) drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC (acting as Subscription Agent for Voltari Corporation)”; or

•	wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account #530-354624 American Stock Transfer FBO Voltari Corporation, with reference to the subscription rights holder’s name.

To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration date of the rights offering. Any uncertified check used to pay for shares in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require several business days. If you choose to subscribe, and to pay for shares by uncertified check, and your check has not cleared prior to the expiration date of this rights offering, you will not receive the shares you wish to purchase.

The subscription agent will be deemed to receive payment upon:

•	receipt by American Stock Transfer & Trust Company, LLC of any certified check or bank draft, drawn upon a U.S. bank;

•	clearance of any uncertified check deposited by American Stock Transfer & Trust Company, LLC; or

•	receipt of collected funds in an American Stock Transfer & Trust Company, LLC account.

If you elect to subscribe, you should consider using a certified check or bank draft to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require several business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check or bank draft, drawn upon a U.S. bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Rights Certificate or Payment

If you fail to complete and sign the required rights certificates or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect rights certificate, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, we will issue to you the number of shares for which payment was received, subject to the exercise limits and to the extent shares are available. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the closing of the rights offering.

Expiration and Rights to Extend, Cancel or Amend

We may extend the expiration date of the rights offering at any time after the record date, but we currently do not intend to do so. In no event shall the subscription period extend beyond                     , 2015. If we extend the subscription period, all subscriptions received prior to such extension shall be irrevocable. We will notify holders of subscription rights of such extension by issuing a press release. We will file a copy of the press release with the Securities and Exchange Commission on a Form 8-K. We may not cancel or amend the terms of the rights offering.

Unexercised Subscription Rights

In the event all or any portion of the subscription rights are not exercised prior to the expiration of the rights offering, any such unexercised rights will expire automatically and have no value. Thereafter, we will not issue additional shares of common stock in connection with this rights offering.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires. Do not send or deliver these materials to us.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

Our information agent for the rights offering is D.F. King & Co., Inc. If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact D.F. King & Co., Inc. at (866) 796-1290 (toll-free) or, for banks and brokers, at (212) 493-3910.

If you have any questions regarding Voltari, please contact Richard Sadowsky at (212) 388-5500, Monday through Friday, between 9:00 a.m. and 5:00 p.m., New York City time.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent, which we estimate will total $50,000.

You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights. You are also responsible for paying any transaction fees or commission that you may incur in connection with the sale or purchase of subscription rights.

No Fractional Shares

We will not issue fractional shares of common stock. Instead, we will round down any fractional shares to the nearest whole share.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact our information agent to request a copy.

Transferability of Subscription Rights

The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market. The subscription rights will be a new issue of securities with no prior trading market, and we cannot provide you with any assurance as to the liquidity of or the trading market for these securities.

Subscription rights, whether or not transferred, must be exercised prior to the expiration date of the rights offering or they will expire and have no value. You may transfer all, a portion or none of your subscription rights.

Transferees of subscription rights will be entitled to exercise the basic subscription rights and the over-subscription privilege with respect to those subscription rights transferred to them.

Transferees will also be subject to the exercise limits and other conditions described in this prospectus.

Rule 144

The subscription rights, the common stock sold in this rights offering and the shares of common stock issuable upon exercise of our common stock warrants will be transferable without restrictions under Rule 144 or further registration under the Securities Act. Any of our securities purchased by an affiliate will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

Our affiliates who have beneficially owned securities issued in this rights offering and/or shares of common stock issuable upon exercise of our common stock warrants for at least six months are entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume as determined under Rule 144 of our common stock, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering, which determinations will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. Both the basic subscription rights and the over-subscription privilege are subject to potential exercise limits and other conditions, as described in this prospectus.

In order to protect the Company from the loss of its NOLs, we may, in the sole discretion of our board of directors, limit the number of shares that may be purchased in this rights offering by any subscriber who owned less than 4.95% of our common stock prior to this rights offering, if such purchase would result in such subscriber owning 4.95% or more of our common stock following the completion of this rights offering.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchased shares in the rights offering that resulted in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, such shares will be void ab initio unless our board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by our board of directors).

In order to properly exercise your subscription rights to purchase less than 1,300,000 shares in this rights offering, you must pay the ordinary subscription price for the maximum number of shares that you wish to purchase in this rights offering. In order to properly exercise your subscription rights to purchase 1,300,000 shares or more in this rights offering, you must pay the premium subscription price for the maximum number of shares that you wish to purchase in this rights offering.

You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered properly submitted only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check.

Holding of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed.

Return of Funds

If we do not accept all or a portion of your subscription, we will return to you, without interest or penalty, any amounts you paid in respect of shares for which we did not accept your subscription as soon as practicable after the closing of the rights offering.

If you exercise your basic subscription rights or over –subscription privilege to purchase less than 1,300,000 shares in this rights offering, you will pay a price of $         per whole share, which we refer to as the “ordinary subscription price.” If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, you will pay a price of $         per whole share, which we refer to as the “premium subscription price.”

The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If you exercise your basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this rights offering, but you own less than 33% of our issued and outstanding common stock following completion of this rights offering, we will refund to you, without interest or penalty, as soon as practicable following the closing of the rights offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares you purchased in this rights offering.

If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

Stockholder Rights

You will have no rights as a holder of the securities you purchase in the rights offering until certificates representing the securities are issued to you, or your account and your nominee is credited with the shares of our common stock you purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later obtain information that you consider to be unfavorable to the exercise of your subscription rights. You should not subscribe unless you are certain that you wish to purchase shares at the applicable subscription price. This rights offering and other factors, including any announcement of financial results, may cause the market price of our common stock to decline after the rights offering and you may not be able to sell shares of our common stock at a price equal to or higher than the current market price of our common stock or at a price you believe may be indicated by the subscription price in this rights offering, if you are able to sell them at all. Furthermore, the market price of our common stock may decline after the rights offering.

Foreign Holders

We will not mail this prospectus to holders with addresses that are outside the U.S. or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, such holders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used may also be treated as distributed to the IRA depositor. The Employee Retirement Income Security Act of 1974, as amended (ERISA), contains fiduciary duties, and ERISA and the Code contain prohibited transaction rules that may affect the exercise of subscription rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans and other tax exempt entities are urged to consult with their counsel and other advisers regarding the consequences of their exercise of subscription rights under ERISA and the Code.

U.S. Federal Income Tax Treatment of Rights Distribution

We intend to take the position that the distribution of subscription rights is a non-taxable distribution to holders of our common stock. This position, however, is not binding on the IRS or the courts, and if this position were finally determined by the IRS or a court to be incorrect, the distribution of the subscription rights would be taxable to U.S. holders of our common stock. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Rights Offering.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your decision to exercise or transfer the subscription rights. Holders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus, as it may be supplemented. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock, Shares of our Series J Preferred Stock, and Number of Common Stock Warrants Outstanding After the Rights Offering

As of December 31, 2014, 4,763,358 shares of our common stock and 1,199,643 of our shares of Series J preferred stock were issued and outstanding. Further, 1,014,982 common stock warrants were outstanding as of that date. Assuming no other transactions by us involving our common stock other than as described herein, and no warrants or other convertible securities for our common stock are exercised prior to the expiration date of the rights offering, if the offering is fully subscribed and we do not limit the number of shares that may be purchased by any subscriber, then 4,300,000 additional shares of our common stock will be issued and outstanding after the closing of the rights offering. As a result of the rights offering, the ownership interests and voting interests of any existing stockholders that do not fully exercise their basic subscription rights will be diluted, and stockholders’ ownership may be further diluted as a result of the exercise of our common stock warrants. The exact number of shares of common stock that we will issue in this rights offering will depend on the number of subscription rights exercised in the rights offering and if we limit the number of shares that may be purchased by any subscriber.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING

This section describes the material U.S. federal income tax consequences to a U.S. holder, as defined below, of this rights offering and the receipt, ownership and disposition of the subscription rights acquired in the rights offering and of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege, and the ownership and disposition of common stock received upon the exercise of common stock warrants. The legal conclusions identified in this section, “Material U.S. Federal Income Tax Consequences of the Rights Offering,” are the opinion of our counsel, Dentons US LLP, and are based on the accuracy of the representations of factual matters set forth herein made by the Company to Dentons US LLP. In this section, all references to “we,” “our,” and “us” refer to the Company and not to Dentons US LLP.

This discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. This section neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this section. Some tax aspects of this rights offering are not certain and, to that extent, no assurance can be given that the opinions and statements made herein with respect to tax matters would be sustained by a court if the positions were contested by the IRS. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering.

This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights and common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as well as the common stock issued upon the exercise of the common stock warrant, will be held exclusively as capital assets within the meaning of Section 1221 of the Code.

In addition, this section does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a dealer in securities or commodities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a person liable for alternative minimum tax;

•	a person that holds shares of common stock as part of a straddle or a hedging or conversion transaction;

•	a retirement plan, individual retirement account, or other tax deferred account;

•	a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights, common stock warrants, or shares of common stock and you are:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the U.S. and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds common stock warrants or common stock received upon exercise of the subscription rights or the over-subscription privilege or common stock issued upon exercise of our common stock warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of common stock warrants or common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege, or common stock issued upon exercise of our common stock warrants.

This discussion addresses material aspects of U.S. federal income taxation. This discussion does not address any federal non-income, state, local or non-U.S. tax considerations of U.S. holders, nor does it address any tax considerations of persons other than U.S. holders. You should consult your tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of common stock warrants and common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege or common stock issued upon exercise of our common stock warrants, with specific reference to your particular facts and circumstances.

Taxation of Subscription Rights

Receipt of Subscription Rights

Based upon the facts and tax positions stated herein, the distribution of the subscription rights should be a non-taxable distribution to U.S. holders under Section 305(a) of the Code. However, even if this position were finally determined to be incorrect, because we will have no current or accumulated earnings and profits, we anticipate that the fair market value of the subscription rights would be treated as a return of capital to the extent of a holder’s basis in its common stock, and then as capital gain.

Section 305(a) of the Code states that a stockholder’s taxable income generally does not include in-kind distributions of stock and rights to acquire stock. The general non-recognition rule in Section 305(a) of the Code is subject to exceptions in Section 305(b) of the Code which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property (within the meaning of Section 305 of the Code) with respect to: (i) our common stock; (ii) our outstanding classes of preferred stock; or (iii) our options or warrants to acquire common stock. We are offering the distribution of the subscription rights hereunder as an isolated transaction and not as part of a plan to increase any stockholder’s proportionate interest in our earnings and profits. We do not intend to make any distributions on our common stock (other than the issuance of the subscription rights with this rights offering), nor do we have any present intention to redeem our preferred stock. In addition, the fact that we have outstanding options and certain other equity-based awards could, but should not, cause the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution.

Our position regarding the tax-free treatment of the subscription right distribution is not binding on the IRS or the courts. If this position were finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to a holder of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of such holder’s basis in its common stock, and then as capital gain. Although no assurance can be given, it is anticipated that we will have no current or accumulated earnings and profits through the end of 2015, with the result that any taxable distribution would be treated as a return of basis to the extent of your basis in our common stock, and then as capital gain. The following discussion assumes that the issuance of the subscription rights will be treated as a non-taxable event for U.S. federal income tax purposes under Section 305(a) of the Code.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of subscription rights that you exercise or sell will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•	If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•	If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a tax basis of zero, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive, in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your U.S. federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date. In determining the fair market value of the subscription rights, it is necessary to consider all relevant facts and circumstances, including any difference between the exercise price of the subscription rights and the value of the common stock on the date that the subscription rights are distributed; the length of the period during which the subscription rights may be exercised; the fact that the subscription rights are transferable; and the price at which the subscription rights will trade, if they trade at all.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. For U.S. federal income tax purposes, your tax basis in common stock purchased pursuant to the subscription rights, or, if applicable, upon exercise of the over-subscription privilege, will be equal to your adjusted tax basis in the subscription right, plus the subscription price. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the day you exercise the subscription rights or over-subscription privilege.

Expiration of Subscription Rights

If you do not sell or otherwise dispose of, but do not exercise, the subscription rights, you should not recognize a gain or loss for U.S. federal income tax purposes. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Sale or Other Disposition of Subscription Rights

Except as described below in “Special Rules Relating to Treatment of Subscription Rights as Section 306 Stock,” if you sell or otherwise dispose of the subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (a) the proceeds of sale and (b) your adjusted tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above). Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights, determined as described in “Tax Basis and Holding Period of the Subscription Rights” above, exceeds one year at the time of disposition.

Special Rules Relating to Treatment of Subscription Rights as Section 306 Stock

The subscription rights should not be treated as “Section 306 Stock” for U.S. federal income tax purposes. When Section 306 of the Code applies, it denies capital gain treatment on a portion of an amount realized in a disposition of Section 306 Stock, and treats the disallowed portion as dividend income. Section 306 Stock generally includes rights to acquire stock (other than common stock) received in a non-taxable distribution under Section 305(a) of the Code. Because the subscription rights are rights to acquire common stock, the subscription rights should not be treated as Section 306 Stock.

Exercise of Common Stock Warrants

You generally will not recognize gain or loss upon exercise of common stock warrants. For U.S. federal income tax purposes, your tax basis in common stock received upon exercise of the common stock warrants will be equal to your adjusted tax basis in the common stock warrants plus the exercise price. Your holding period of the shares of common stock you receive upon exercise of the common stock warrants will begin on the day following your exercise of the common stock warrants.

Taxation of Common Stock

Distributions with Respect to Shares of Common Stock

Distributions of cash or property with respect to shares of common stock generally will be taxable when actually or constructively received. Such distributions will be taxable as dividend income to the extent of our current or accumulated earnings and profits, if any, as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock, and thereafter as capital gain.

Sale or Other Taxable Disposition of Common Stock

Except as described below regarding Section 306 Stock, on the sale or other taxable disposition (other than by redemption) of common stock, you will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale or other taxable disposition, and (ii) your adjusted tax basis in the common stock. Any capital gain or loss will be long-term capital gain or loss if the holding period for the common stock exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Special Rules Relating to Treatment of Common Stock as Section 306 Stock

As discussed above in “Special Rules Relating to Treatment of Subscription Rights as Section 306 Stock,” Section 306 Stock generally includes rights to acquire stock (other than common stock) received in a non-taxable distribution under Section 305(a) of the Code. Because the common stock issued upon exercise of a subscription right, the over-subscription privilege or a common stock warrant should be treated as common stock for all purposes, the common stock should not be treated as Section 306 Stock.

Legislation Affecting Taxation of Common Stock Held by or through a Foreign Entity

Legislation enacted in 2010, known as “FATCA,” may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on certain kinds of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing U.S.-source interest or dividends (such as our common shares) paid to a “foreign financial institution” or one of certain other non-U.S. entities unless the payee enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a “non-financial foreign entity” unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. FATCA applies only to payments of dividends made after June 30, 2014 and payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends made after December 31, 2016. You should consult your tax advisor regarding this legislation.

Information Reporting and Backup Withholding

In general, payments made to you of dividends or proceeds from the sale or other disposition of subscription rights or common stock may be subject to information reporting to the IRS and/or U.S. federal backup withholding. Backup withholding may apply under certain circumstances if you are a U.S. holder and you (1) fail to furnish your taxpayer identification number (“TIN”); (2) furnish an incorrect TIN; (3) fail to report interest or dividends properly; or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding, and that you are a U.S. person. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Tax on Net Investment Income

For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends and net gains from the disposition of shares of common stock. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares of common stock.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SUBSCRIPTION RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION AND OWNERSHIP OF THE RIGHTS, THE COMMON STOCK WARRANTS AND OUR COMMON STOCK, WITH SPECIFIC REFERENCE TO YOUR PARTICULAR FACTS AND CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Overview

We plan to distribute the subscription rights and copies of this prospectus to individuals who own shares of our common stock at 5:00 p.m. New York City time on February 13, 2015, the record date of the rights offering. The subscription rights will, subject to any applicable state law restrictions, be transferable during the subscription period, but the subscription rights will not be listed for trading on any stock exchange or market.

If you wish to exercise your subscription rights and purchase shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions about whether your completed rights certificate or payment has been received, you may call our information agent, D.F. King & Co., Inc., at (866) 796-1290 (toll-free) or, for banks and brokers, at (212) 493-3910.

Directors, Executive Officers and Employees

We are offering shares directly to you pursuant to the rights offering. Our directors and executive officers who own shares of our common stock or subscription rights may participate in the solicitation of our stockholders for the exercise of subscription rights for the purchase of shares. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of Voltari may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares or to provide advice regarding the exercise of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the rights offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the subscription rights or shares.

BUSINESS

Business

We empower our customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari makes use of advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) as well as audience targeting services provided by third parties to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers.

Advertisers pay us to deliver their ads to mobile users, and we pay website and mobile application owners (or their proxies) for the use of their ad space. Our proprietary technology and data management platform and the audience targeting services provided by certain of our vendors allow us to analyze and augment the information accompanying web and mobile advertising opportunities and deliver highly targeted and engaging ad content to consumers in both programmatic and mediated environments. Our platform uses mass volumes of third-party data along with ad response and location data and, when available, first-party consumer data to generate, in real time, a score for each unique advertising opportunity which can be measured against an advertiser’s creative materials and campaign goals. To date, we have identified more than 200 million server-side unique device profiles, many of which link multiple mobile devices to a single user. We continually collect additional anonymous data about users, audiences and their responses to mobile advertisements, which, in turn, refines our targeting and improves our placement choices.

In October 2014, we announced the expansion of our mobile advertising product suite with the formation of Emporia, an independent and transparent mobile channel for the purchase and sale of premium publisher inventory by a select group of advertisers. We are working with specialized data providers and the premiere hosts of rich media and video ad units to create unique behaviorally relevant vertical data sets for exclusive use on the Emporia platform and to formulate corresponding descriptors, which we refer to as Audience Shortcuts, of those mobile users included in participating advertisers’ target audience who have a real-time propensity for engagement with high-impact ad units (e.g., video and other rich media) at the time of service. Through Emporia, we hope to offer an intuitive self-service interface that will allow advertising agencies and their trading desks to activate users defined by Audience Shortcuts at the time, and only at the time, those users are available and predicted to engage with the advertiser’s content. We are in continuing discussions with publishers, advertisers, agencies, ad tech service providers and specialty data providers with respect to the establishment of the Emporia channel. There can be no assurance that these discussions will be successful or that the Emporia channel will be commercially viable.

Prior to July 1, 2013, most of our revenue was derived from providing hosting services to wireless carriers. Starting in 2012, we began our exit from most of our international carrier business and, on June 30, 2013, concluded our U.S. carrier business. On October 31, 2013, we completed the sale of our Gen5 business. On May 30, 2014, we completed the sale of our U.S. and Canadian messaging business. Further, on September 1, 2014, we completed the sale of our wireless carrier business in the UK. We are now fully focused on our digital media and marketing business and are planning to expand our product offerings to add online and display solutions to our suite of mobile data marketing services. We are also offering predictive analytics services to, and are in active discussions with, mobile website and application owners, mobile advertising trading desks and mobile ad exchanges.

The placement of advertising on websites and in mobile apps has largely been effected through a series of intermediaries between the publishers owning the sites and apps and the advertisers. These intermediaries include “supply-side” businesses aggregating publisher inventory, “neutral” media exchanges and “demand-side” businesses such as ours acting on behalf of advertisers either directly or through their advertising agencies. A significant portion of the money spent by digital advertisers goes to these intermediaries in the form of resale profits or fees, which has the effect of both increasing the costs to advertisers and reducing publisher yields on inventory. Increasingly, advertisers and publishers are taking steps to reduce the number of intermediaries included in the digital ad chain with many advertisers using in-house resources to place advertising directly with publishers or through direct participation in media exchanges. This trend is likely to continue and significantly reduce our and our competitors’ revenue opportunities. We need to identify and exploit new revenue-generating opportunities and we are exploring the entry into new businesses, but there can be no assurance that we will be successful in these endeavors.

To address the challenges presented by the market conditions and the other risks and uncertainties facing our business and to realign our strategic path, we have continued to implement cost saving measures, including reductions in our workforce, the delay or cancellation of some hiring plans, and a restructuring of our facilities and data centers. We continue to review our cost structure and may implement further cost saving initiatives. These measures are designed to realign our strategic path, streamline our business and improve the quality of our product offerings while reducing costs. Our success will depend on our ability to successfully execute one or more financing alternatives, successfully develop and use new technologies and adapt our current and planned services to new customer requirements or emerging industry standards and expand our customer base, which are all subject to the risks and uncertainties discussed in the section entitled “Risk Factors.”

This realignment of our strategic path and consideration of financing options will continue to require management time and resources, while we simultaneously focus on developing new product offerings and reducing costs. We are planning to expand our product offerings to add online and display solutions to our suite of mobile data services. We are also offering predictive analytics services to, and are in active discussions with, website owners, mobile advertising trading desks and mobile ad exchanges. We cannot assure that we will be successful in our efforts in obtaining financing, realigning our strategic path, or growing our digital media and marketing business. The uncertainty inherent in our strategic realignment can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of officers and key employees.

As a result of the recent significant changes in our company, the termination and sale of our legacy businesses, the realignment of our strategic path and enhanced focus on our digital media and marketing business, our exploration of financing alternatives, and other changes in our business, our historical results of operations, including periods prior to the periods presented herein, are not necessarily indicative of the operating results for the full year ending December 31, 2014 or any future period.

Our principal executive offices are located at 601 West 26th Street, Suite 415, New York, New York 10001, and our telephone number is (212) 388-5500. Our internet address is www.voltari.com. The information contained on our web site is not part of, and is not incorporated or included into, this prospectus.

Recent Developments

Cost-Saving Measures—In January of 2015, we significantly reduced the size of our engineering department and terminated operations at our Seattle Data Center as part of an effort to reduce our operating expenses, particularly the cost of research and development and the delivery of advertising. As a result we are making increased use of third-party vendors in the placement of mobile advertising and are exploring with those vendors additional service offerings including the placement of advertising on desktop computers, so-called smart TV’s and other non-mobile devices.

Non-Compliance with NASDAQ Continued Listing Requirements—Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from NASDAQ advising that we do not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July

2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued non-compliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ. For more information, see “Risk Factors—If we cannot meet NASDAQ’s continued listing requirements, NASDAQ may delist our common stock, which could have an adverse impact on the liquidity and market price of our common stock.”

Amendment to Series J Preferred Stock—On July 18, 2014, Koala Holding LP, the record holder of 977,136 shares, or approximately 81.45 % of our issued and outstanding Series J Preferred Stock, par value $0.001 per share, which we refer to as our Series J preferred stock, executed and delivered a written consent approving an amendment to Exhibit A to our Amended and Restated Certificate of Incorporation, which we refer to as the Amendment, which sets forth the rights, privileges and restrictions granted to and imposed on the Series J preferred stock. Pursuant to the Amendment, the Company may declare and distribute dividends on its securities that rank junior to the Series J preferred stock, which we refer to as the Junior Shares, consisting solely of warrants or other rights to acquire newly issued shares of our common stock against the payment of a cash purchase price to the Company, without declaring or setting apart for payment dividends on the Series J preferred stock.

On August 7, 2014 we filed a Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission in connection with this Amendment. On September 5, 2014, we filed the Amendment with the Secretary of State of the State of Delaware.

Koala Holding LP is an entity affiliated with Carl C. Icahn who, as of December 31, 2014, beneficially owns approximately 28.7% of our outstanding shares of common stock, controls approximately 14.2% of the voting power of our common stock and beneficially owns approximately 95.5% of our Series J preferred stock.

Properties

Our corporate headquarters is located in New York, New York and comprises approximately 8,000 square feet of space leased through November 30, 2018. We also perform a range of business functions out of offices located in Chicago, Dallas, Phoenix and Los Angeles. Prior to February 2015, we operated one datacenter facility located in Washington State. In addition, we use third-party operated datacenters located in other U.S. states to our customers. We believe that our existing properties are in good condition and sufficient and suitable for the conduct of our business. All of our properties are leased. As our existing leases expire, we believe that suitable space will be available to us on commercially reasonable terms.

Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity, Inc. (“Motricity”) between June 18, 2010 and

August 9, 2011 or in Motricity’s initial public offering. Motricity, which was our predecessor registrant, is now our wholly-owned subsidiary and has changed its name to Voltari Operating Corp. The defendants in the case were Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in Motricity’s initial public offering, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleged violations under Sections 11 and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by all defendants and under Section 10(b) of the Exchange Act by Motricity and those of our former and current officers who are named as defendants. The complaint sought, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. The plaintiffs filed an amended complaint on May 11, 2012 and a second amended complaint on July 11, 2012. On August 1, 2012, we filed a motion to dismiss the second amended complaint, which was granted on January 17, 2013. A third amended complaint was filed on April 17, 2013. On May 30, 2013, we filed a motion to dismiss the third amended complaint, which was granted by the Court on October 1, 2013. On October 31, 2013, the plaintiffs filed a notice of appeal of the dismissal to the United States Court of Appeals for the Ninth Circuit. On April 25, 2014, the plaintiffs filed their opening appellate brief and on July 24, 2014 we filed our answering brief.

From time to time, we are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we are currently party to any pending legal action that could reasonably be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations for the Three and Nine Months Ended September 30, 2014 Compared to the Three and Nine Months Ended September 30, 2013

Our continuing operations consist of our mobile media and advertising business. During 2013, we exited our U.S. carrier business and completed the sale of our Gen5 business. On May 30, 2014, we completed the sale of our messaging business in the U.S. and Canada. Further, on September 1, 2014, we completed the sale of our wireless carrier business in the UK. As a result, these businesses are reported as discontinued operations in the condensed consolidated financial statements for the requisite periods presented in this Quarterly Report on Form 10-Q. See discussion of net (loss) income from discontinued operations below and Note 5—Discontinued Operations to our condensed consolidated financial statements for more information.

Total revenue

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
	(Dollars in thousands)
Total revenue	$3,356	$2,086	$1,270	60.9%	$8,316	$5,633	$2,683	47.6%

Total revenue for the three months ended September 30, 2014 increased $1.3 million, or 60.9%, compared to the three months ended September 30, 2013 and total revenue for the nine months ended September 30, 2014 increased $2.7 million, or 47.6%, compared to the nine months ended September 30, 2013. The increase in total revenue for these periods is directly attributable to increased sales of mobile advertising resulting from new customer acquisitions and increased sales to existing customers.

Substantially all of our revenues from continuing operations are generated in the U.S. for all periods presented.

Three customers accounted for 41% of our total revenue for the three months ended September 30, 2014 and two customers accounted for 30% of our total revenue for the nine months ended September 30, 2014. Three customers accounted for 61% of our total revenue for the three months ended September 30, 2013 and two customers accounted for 52% of our total revenue for the nine months ended September 30, 2013.

Operating expenses

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$2,129	$1,505	$624	41.5%	$5,465	$4,120	$1,345	32.6%
Network operations*	1,177	639	538	84.2	3,780	1,327	2,453	184.9
Product development*	1,092	387	705	182.2	2,185	1,270	915	72.0
Sales and marketing*	1,334	1,632	(298)	(18.3)	3,694	4,605	(911)	(19.8)
General and administrative*	1,325	2,510	(1,185)	(47.2)	4,817	9,775	(4,958)	(50.7)
Depreciation and amortization	1,019	1,258	(239)	(19.0)	3,387	2,554	833	32.6
Total operating expenses	$8,076	$7,931	$145	1.8%	$23,328	$23,651	$(323)	(1.4)%

*	excluding depreciation

Direct third-party expenses

For the three months ended September 30, 2014, direct third-party expenses increased $0.6 million, or 41.5%, compared to the three months ended September 30, 2013. For the nine months ended September 30, 2014, direct third-party expenses increased $1.3 million, or 32.6%, compared to the nine months ended September 30, 2013. In connection with the increased revenue, we incurred increased costs in the form of fees paid to publishers for displaying customer advertisements, ad data and serving fees.

Network operations, excluding depreciation

Network operations expense, excluding depreciation, consists primarily of personnel and outsourcing costs to operate our datacenter, as well as power, bandwidth capacity and software maintenance and support. For all periods presented, we allocated certain continuing costs previously borne by discontinued carrier and messaging operations to our mobile media and advertising business.

For the three months ended September 30, 2014, network operations expense, excluding depreciation, amounted to $1.2 million, all of which is included in net loss from continuing operations. For the three months ended September 30, 2013, these costs amounted to $1.6 million, of which $0.6 million is included in net loss from continuing operations. For the third quarter of 2014, these costs principally consist of bandwidth expenses, including hosting, infrastructure and server costs, which relate to supporting our carrier-grade data center for our ad network operation.

For the nine months ended September 30, 2014, network operations expense, excluding depreciation, amounted to $4.0 million, of which $3.8 million is included in net loss from continuing operations. For the nine months ended September 30, 2013, these costs amounted to $7.0 million, of which $1.3 million is included in net loss from continuing operations. These costs consist of the following, which are related to supporting our carrier-grade data center for our ad network operation, during the nine months ended September 30, 2014:

•	$1.7 million in bandwidth expenses, including hosting, infrastructure and server costs;

•	$0.5 million in salaries and benefits and contractor costs; and

•	$0.3 million in facilities and equipment costs, software maintenance and support, and consulting fees.

Product development, excluding depreciation

For the three months ended September 30, 2014, product development, excluding depreciation, increased $0.7 million, or 182.2%, compared to the three months ended September 30, 2013. For the nine months ended September 30, 2014, product development, excluding depreciation, increased $0.9 million, or 72.0%, compared to the nine months ended September 30, 2013. During these periods in 2014, we incurred greater non-capitalizable costs, primarily third-party consulting services, in connection with increased development of our Voltari-Connect platform, as well as Emporia product development. Our Emporia-related software development work, performed during the third quarter of 2014, is the primary driver for the increase in the non-capitalizable costs incurred during the three months ended September 30, 2014.

Sales and marketing, excluding depreciation

For the three months ended September 30, 2014, sales and marketing expense, excluding depreciation, decreased $0.3 million, or 18.3%, compared to the three months ended September 30, 2013. This decrease was primarily due to a reduction in personnel and related costs.

For the nine months ended September 30, 2014, sales and marketing expense, excluding depreciation, decreased $0.9 million, or 19.8%, compared to the nine months ended September 30, 2013. This decrease was primarily due to:

•	$0.6 million reduction in personnel and recruiting costs; and

•	$0.3 million decrease in facilities and equipment costs.

General and administrative, excluding depreciation

For the three months ended September 30, 2014, general and administrative expense, excluding depreciation, decreased $1.2 million, or 47.2%, compared to the three months ended September 30, 2013. This decrease was primarily due to:

•	$0.5 million decrease in salaries, benefits and contractor costs resulting from reductions in personnel and the use of contractors in 2014;

•	$0.4 million decrease in professional services fees, principally legal, accounting and other costs that were higher in the prior year due to work on various SEC filings in the first half of 2013 related to a reorganization transaction and the one-for-ten reverse stock split; and

•	$0.3 million reduction in business tax expense, principally driven by a Washington state tax refund received in the third quarter of 2014 resulting from an audit of prior periods.

For the nine months ended September 30, 2014, general and administrative expense, excluding depreciation, decreased $5.0 million, or 50.7%, compared to the nine months ended September 30, 2013. This decrease was primarily due to a $2.7 million reduction in the aforementioned professional services fees, a $1.9 million decrease in the aforementioned salaries and benefits and contractor costs and a $0.4 million reduction in business tax expense, principally driven by the aforementioned tax refund.

Depreciation and amortization

For the three months ended September 30, 2014, depreciation and amortization expense decreased $0.2 million, or 19.0%, compared to the three months ended September 30, 2013. This decrease was primarily due to a $0.5 million reduction in depreciation expense due to a greater number of fixed assets reaching the end of their depreciable lives in 2014, partially offset by a $0.3 million increase in amortization expense associated with our capitalized software.

For the nine months ended September 30, 2014, depreciation and amortization expense increased $0.8 million, or 32.6%, compared to the nine months ended September 30, 2013. This change was primarily attributable to a $1.0 million increase in amortization expense associated with our capitalized software, slightly offset by a $0.2 million reduction in depreciation expense related to fixed assets.

Other income (expense), net

For the three and nine months ended September 30, 2013, other expense, net, of $0.3 million and $1.5 million, respectively, consisted primarily of interest expense associated with our term loan with High River Limited Partnership, which we repaid in full in August 2013. Other income, net for the three and nine months ended September 30, 2014 was de minimis.

Net (loss) income from discontinued operations

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
	(Dollars in thousands)
Net (loss) income from discontinued operations	$(774)	$(582)	$(192)	(33.0)%	$(350)	$15,023	$(15,373)	(102.3)%

Net loss from discontinued operations for the three and nine months ended September 30, 2014 of $0.8 million and $0.4 million, respectively, reflects the combined net loss attributable to the U.S. and Canadian messaging businesses, including residual charges related to operations discontinued prior to 2014, partially offset by net income generated by the UK carrier business.

Net loss from discontinued operations for the three months ended September 30, 2013 of $0.6 million reflects the combined net losses generated by U.S. carrier, Gen5 and the U.S. and Canadian messaging businesses, as well as residual charges related to operations discontinued prior to 2014, partially offset by net income attributable to the UK carrier business. Net income from discontinued operations for the nine months ended September 30, 2013 of $15.0 million primarily reflects the net income generated by the U.S. and UK carrier businesses, partially offset by net losses attributable to Gen5 and the U.S. and Canadian messaging operations. See Note 5—Discontinued Operations to our condensed consolidated financial statements for more information.

Net loss

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
	(Dollars in thousands)
Net loss	$(5,492)	$(6,723)	$1,231	18.3%	$(15,353)	$(4,467)	$(10,886)	(243.7)%

For the three months ended September 30, 2014, net loss was $5.5 million, compared to net loss of $6.7 million for the three months ended September 30, 2013. The $1.2 million improvement in net loss is primarily due to increased revenue of $1.3 million from continuing operations, a $0.3 million reduction in other expense, partially offset by a $0.2 million increase in net loss associated with discontinued operations and a $0.1 million increase in operating expenses.

For the nine months ended September 30, 2014, net loss was $15.4 million, compared to net loss of $4.5 million for the nine months ended September 30, 2013. The $10.9 million increase in net loss is primarily due to a $15.4 million reduction in income associated with discontinued operations, partially offset by increased revenue of $2.7 million from continuing operations and reductions in other expense of $1.5 million and operating expenses of $0.3 million.

Results of Operations for the Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Key components of our results of operations

Sources of revenue

Our revenue is earned under contracts in our mobile media and advertising business, which generally have durations shorter than six months, and the contract with our UK wireless carrier customer which ranges from one to three years. Under our UK carrier contract, we provide one or more of our managed services, for which we charge fixed fees. We typically charge fixed monthly managed service fees to host the solutions and provide other support and services as required by the customer. Managed service fees vary by contract based on a number of factors including the scope of the solutions deployed, IT processing and bandwidth capacity requirements and the nature and scope of any other support or services required by the customer.

Our advertising contracts, which are of shorter duration, require us to deliver a number of impressions to identified audience segments in a fixed period of time. The metrics for these contracts vary based on the content of the advertising campaign.

Due to the nature of the services we provide, our customer contracts contain monthly service level requirements that typically require us to pay financial penalties if we fail to meet the required service levels. We recognize these penalties, when incurred, as a reduction in revenue. Typical service level requirements address down time or slow response of our services that impact mobile subscribers and response time in addressing customer requests. Potential penalties vary by contract and range from near zero to as much as 100% of monthly recurring revenue, depending on the severity and duration of the service issue. Service level penalties represented less than 1% of total revenue from continuing operations in 2012. We did not incur service level penalties in 2013.

Operating expenses

We classify our operating expenses into six categories: direct third-party, datacenter and network operations, product development and sustainment, sales and marketing, general and administrative and depreciation and amortization. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, commissions, payroll taxes, employee benefit costs and stock-based compensation expense. Other operating expenses include datacenter and office facility expenses, computer hardware, software and related maintenance and support expenses, bandwidth costs, and marketing and promotion, legal, audit, tax consulting and other professional service fees. We charge stock-based compensation expense resulting from the amortization of the fair value of stock options and restricted stock grants to each stock award holders’ functional area. We allocate certain facility-related and other common expenses such as rent, office and IT desktop support to functional areas based on headcount.

Direct third-party expenses. Direct third-party expenses for our mobile media business include the costs to publish advertisements across various publisher platforms.

Datacenter and network operations. Datacenter and network operations expenses consist primarily of personnel and outsourcing costs for operating our datacenters. Additional expenses include facility rents, power, bandwidth capacity and software maintenance and support.

Product development and sustainment. Product development expenses primarily consist of personnel costs and costs from our development vendors. Our product development efforts include improving and extending the functionality and performance of our service delivery platform, developing new solutions, customizing and implementing our solution set for our customers and providing other service and support functions for our solutions. Product development costs related to software used solely on an internal basis to provide our services, which we refer to as internal-use software, are capitalized and amortized over the expected asset life. Over time, product development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy, we may not be in a position to or may decide not to increase our product development costs in the near or long term.

Sales and marketing. Sales and marketing expenses primarily consist of personnel costs for our sales and marketing staff, commissions earned by our sales personnel and the cost of marketing programs. In order to continue to grow our business and awareness of our services, we expect that we will commit additional resources to our sales and marketing efforts.

General and administrative. General and administrative expenses, referred to herein as G&A, primarily consist of personnel costs for our executive, finance, legal, human resources and administrative personnel, as well as legal, accounting and other professional fees.

Depreciation and amortization. Depreciation and amortization expenses consist primarily of depreciation of internal-use software, computer hardware and leasehold improvements in our datacenters, and amortization of capitalized software development costs, and purchased intangibles.

Other income (expense), net

Other income (expense), net, consists of interest we earn on our cash and cash equivalents, interest expense we incur as a result of our borrowings, if any, and non-operating income and expenses.

Provision (benefit) for income taxes

No provision for income taxes was recorded in 2013. The benefit for income taxes in 2012 primarily consists of a deferred tax benefit from the reversal of our deferred tax liabilities. Our deferred tax liabilities were reversed when impairment was recorded on the underlying intangible assets.

Due to our history of operating losses, we have accumulated substantial net operating losses, which constitute the majority of our deferred tax assets. Because of our history of operating losses, we maintain full valuation allowances against our deferred tax assets and consequently are not recognizing any tax benefit related to our current pre-tax losses. If we achieve sustained profitability, subject to certain provisions of the U.S. federal tax laws that may limit our use of our accumulated losses, we will continue to evaluate whether we should record a valuation allowance, based on a more likely than not standard, which would result in immediate recognition of a tax benefit and we would begin recording income tax provisions based on our earnings and applicable statutory tax rates going forward. Due to our large net operating loss carryforwards, we do not expect to pay U.S. federal income taxes in the next several years.

Results of Operations

Prior to July 1, 2013, most of our revenue was derived from providing hosting services to wireless carriers. Starting in 2012, we began our exit from the carrier business outside of the U.S. and, on June 30, 2013, concluded our U.S. carrier business. On October 31, 2013, we completed the sale of our Gen5 business.

Additionally, during the fourth quarter of 2013, in order to better align with our overall strategic direction, which includes enhanced focus on our digital media and advertising business and new predictive analytics service offerings, we commenced negotiations for the sale of our messaging business in the U.S. and Canada. All of the operations related to our carrier business (except for continuing business in the UK), Gen5 and our messaging business in the U.S. and Canada are reported as discontinued operations in the consolidated financial statements for all periods presented. See Note 4—Discontinued Operations to our consolidated financial statements for more information.

The following tables set forth components of our results of operations for the periods indicated:

	Year Ended December 31,
(in thousands)	2013	2012
Total revenues	$10,285	$6,566
Operating expenses
Direct third-party expenses	6,699	3,614
Datacenter and network operations, excluding depreciation	2,416	579
Product development and sustainment, excluding depreciation	2,097	3,120
Sales and marketing, excluding depreciation	6,089	4,791
General and administrative, excluding depreciation	12,128	17,492
Depreciation and amortization	3,785	4,073
Impairment charges	—	3,525
Restructuring	—	1,496

Total operating expenses	33,214	38,690

Operating loss	(22,929)	(32,124)
Other expense, net
Other expense	(103)	(931)
Interest and investment income, net	23	10
Interest expense	(1,342)	(1,924)

Other expense, net	(1,422)	(2,845)

Loss before income taxes	(24,351)	(34,969)
Benefit for income taxes	—	(277)

Net loss from continuing operations	(24,351)	(34,692)
Net income from discontinued operations	14,037	450

Net loss	$(10,314)	$(34,242)

Depreciation and amortization by function:

	Year Ended December 31,
(in thousands)	2013	2012
Datacenter and network operations	$2,334	$2,003
Product development and sustainment	340	603
Sales and marketing	925	1,282
General and administrative	186	185

Total depreciation and amortization	$3,785	$4,073

As a percentage of revenues from continuing operations:

	Year Ended December 31,
	2013	2012
Total revenues	100%	100%
Operating expenses
Direct third-party expenses	65	55
Datacenter and network operations, excluding depreciation	24	9
Product development and sustainment, excluding depreciation	20	47
Sales and marketing, excluding depreciation	59	73
General and administrative, excluding depreciation	118	266
Depreciation and amortization	37	62
Impairment charges	—	54
Restructuring	—	23

Total operating expenses	323	589

Operating loss	(223)	(489)
Other expense, net	(14)	(44)

Loss before income taxes	(237)	(533)
Benefit for income taxes	—	(5)

Net loss from continuing operations	(237)	(528)
Net income from discontinued operations	137	6

Net loss	(100)%	(522)%

Year ended December 31, 2013 compared to the year ended December 31, 2012

Total revenues

	Year Ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Total revenues	$10,285	$6,566	$3,719	56.6%

Total revenues for the year ended December 31, 2013 increased $3.7 million, or 56.6%, compared to the year ended December 31, 2012. This change is due to a $4.0 million increase in revenue from our advertising business, offset by a $0.3 million decline in revenue from our UK carrier business. The growth in revenue from our adverting business is the result of new customer acquisitions and an increase in sales to existing customers. Our Voltari-Connect platform launched in late August 2012, therefore the impact of the revenue contribution associated with Voltari-Connect is reflected for the full twelve-month period in 2013 as compared to four months in 2012.

The reduction in revenue from our UK carrier business is primarily driven by a decline in subscriber usage. Our wireless carrier business continues to experience downward pressures related to the mass adoption of smartphones at the expense of feature phones and we believe that this trend will continue.

We generated 78% and 72% of our revenues in the U.S. for the years ended December 31, 2013 and 2012, respectively.

Significant customers as a percentage of total revenue from continuing operations:

	Year Ended December 31,
	2013	2012
CB&S Advertising Agency, Inc.	25%	12%
Virgin Media Limited	15%	27%

Operating expenses

	Year ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$6,699	$3,614	$3,085	85.4%
Datacenter and network operations*	2,416	579	1,837	317.3
Product development and sustainment*	2,097	3,120	(1,023)	(32.8)
Sales and marketing*	6,089	4,791	1,298	27.1
General and administrative*	12,128	17,492	(5,364)	(30.7)
Depreciation and amortization	3,785	4,073	(288)	(7.1)
Impairment charges	—	3,525	(3,525)	(100.0)
Restructuring	—	1,496	(1,496)	(100.0)

Total operating expenses	$33,214	$38,690	$(5,476)	(14.2)%

*	excluding depreciation

Direct third-party expenses

For the year ended December 31, 2013, direct third-party expenses increased $3.1 million, or 85.4%, compared to the year ended December 31, 2012. This change was attributable to an increase in costs associated with our mobile media and advertising business, primarily driven by:

•	$2.8 million increase in fees paid to publishers for displaying customer advertisements; and

•	$0.3 million increase in ad serving fees.

Datacenter and network operations, excluding depreciation

Datacenter and network operations expense, excluding depreciation, consists primarily of personnel and outsourcing costs to operate our datacenters, as well as rent, power, bandwidth capacity and software maintenance and support. During 2013, these costs amounted to $8.2 million, of which $2.4 million is included in net loss from continuing operations. During 2012, these costs amounted to $13.8 million, of which $0.6 million is included in operating loss from continuing operations.

For the year ended December 31, 2013, datacenter and network operations expense, excluding depreciation, increased $1.8 million, or 317.3%, compared to the year ended December 31, 2012. This increase was primarily driven by certain continuing costs previously borne by discontinued carrier and messaging operations, pending implementation of additional cost-reduction initiatives. These costs include:

•	$1.1 million increase in bandwidth expenses, including hosting, infrastructure and server costs; and

•	$0.6 million increase in salaries and benefits, facilities and equipment costs, and higher software maintenance primarily related to supporting our carrier-grade data center through late 2013.

Product development and sustainment, excluding depreciation

For the year ended December 31, 2013, product development and sustainment expense, excluding depreciation, decreased $1.0 million, or 32.8%, compared to the year ended December 31, 2012. This decrease was primarily due to a $0.7 million reduction in salary and benefits mainly due to capitalization of certain software development costs associated with our Voltari-Connect platform in 2013 and a $0.6 million decrease in contractor expenses.

These decreases were partially offset by a $0.1 million increase in professional services and a $0.1 million increase in facilities and equipment costs.

Sales and marketing, excluding depreciation

For the year ended December 31, 2013, sales and marketing expense, excluding depreciation, increased $1.3 million, or 27.1%, compared to the year ended December 31, 2012. This is directly attributable to an increase in salaries and benefits and other employee related costs reflecting an increase in personnel devoted to our advertising business, including sales and support, advertising operations and business development.

General and administrative, excluding depreciation

For the year ended December 31, 2013, general and administrative expense, excluding depreciation, decreased $5.4 million, or 30.7%, compared to the year ended December 31, 2012. This decrease was primarily due to:

•	$5.9 million decrease in salaries and benefits and other employee related costs, primarily driven by a reduction in personnel; and

•	$1.1 million decrease in facilities and equipment costs, driven by a reduction in allocated rent due to lower headcount, as well as a decrease in rental costs due to the closure of certain facilities in 2013.

These decreases were partially offset by a $1.6 million increase in legal, accounting and other professional services, primarily costs associated with various SEC filings in the first half of 2013 due to the Reorganization and the one-for-ten reverse stock split.

Depreciation and amortization

For the year ended December 31, 2013, depreciation and amortization expense decreased $0.3 million, or 7.1%, compared to the year ended December 31, 2012. The decrease is primarily due to the full depreciation of certain fixed assets during 2013.

Impairment charges

For the year ended December 31, 2012, we determined that our goodwill and certain fixed and intangible assets were impaired and recorded total impairment charges of $27.4 million. Of this total charge, $3.5 million is attributable to predictive technology and included in continuing operations. We did not recognize any impairment charges during the year ended December 31, 2013. See Note 6—Impairment Charges to our consolidated financial statements for more information.

Restructuring

During the first quarter of 2012, as a part of the overall realignment of our strategic path, our exit from India and the Asia Pacific region and the divestitures of our France and Netherlands subsidiaries, we initiated a restructuring plan. In connection with this restructuring plan, we incurred total restructuring charges of $2.5 million during the year ended December 31, 2012, of which $1.5 million is included in continuing operations and consists primarily of costs associated with involuntary termination benefits for charges incurred in the U.S. The remaining portion of the restructuring charges related to this action are included in discontinued operations. We did not incur any restructuring charges during the year ended December 31, 2013.

Other expense, net

	Year ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Other expense	$(103)	$(931)	$828	88.9%
Interest and investment income, net	23	10	13	130.0
Interest expense	(1,342)	(1,924)	582	30.2

Total other expense, net	$(1,422)	$(2,845)	$1,423	50.0%

For the year ended December 31, 2012, other expense of $0.9 million consisted of $0.4 million net loss recognized on asset disposals, primarily assets associated with the termination of our Bellevue, Washington office lease, $0.3 million in net losses associated with foreign currency transactions and a $0.2 million net loss resulting from settlement of certain outstanding matters pertaining to our Adenyo acquisition. For the year ended December 31, 2013, interest expense decreased $0.6 million, or 30.2%, due to the repayment of our term loan with High River in August 2013. See Note 8—Debt Facilities to our consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources for more information.

Benefit for income taxes

	Year ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Benefit for income taxes	$—	$(277)	$277	100.0%

The benefit for income taxes for the year ended December 31, 2012 consists of a 2011 expense that reversed into a benefit which was related to a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with our acquisition of Adenyo. No provision for income taxes was recorded in 2013.

Our historical lack of profitability is a key factor in concluding that there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets and accordingly, we maintain a full valuation allowance against our net deferred tax assets.

Net Income from discontinued operations

	Year ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Net income from discontinued operations	$14,037	$450	$13,587	3,019.3%

Net income from discontinued operations for the years ended December 31, 2013 and 2012 includes the results of our carrier operations in North America and other international operations in India, the Asia Pacific region, the Netherlands and France, as well as Gen5 and our messaging business in the U.S. and Canada. In 2012, discontinued operations included impairment charges of $23.9 million, restructuring costs of $1.0 million, as well as product development and other costs that declined in 2013. See Note 4—Discontinued Operations to our consolidated financial statements for more information.

Net loss

	Year ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)
Net loss	$(10,314)	$(34,242)	$23,928	69.9%

For the year ended December 31, 2013, our net loss was $10.3 million, compared to net loss of $34.2 million for the year ended December 31, 2012. The $23.9 million reduction in net loss is primarily due to:

•	increased revenue of $3.7 million;

•	decreased operating expenses, including impairment charges and restructuring expenses from continuing operations, of $5.5 million;

•	decreased other expenses of $1.4 million; and

•	increased income from discontinued operations of $13.6 million.

These reductions were partially offset by a decreased income tax benefit of $0.3 million.

High River is beneficially owned by Carl C. Icahn, who, as of March 24, 2014, beneficially owns approximately 30.3% of the Company’s outstanding shares of common stock, controls approximately 14.4% of the voting power of our common stock and beneficially owns approximately 95.5% of our Series J preferred stock. Brett M. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. The loan, as amended, was approved by a committee of disinterested directors of the Company’s board of directors.

Liquidity and Capital Resources

General

Our principal needs for liquidity have been to fund operating losses, working capital requirements, capital expenditures, debt service, restructuring expenses, international activity, acquisitions and integration. Our principal source of liquidity as of September 30, 2014 consisted of cash and cash equivalents of approximately $12.2 million.

Over the near term, we expect that the cost of operations and working capital requirements will continue to be our principal need for liquidity. In the long term, working capital requirements are expected to increase if we succeed in executing our longer-term business plan and growing our digital media and advertising business. Our cash flows may be affected by many factors including the economic environment, competitive conditions in the digital marketing and advertising industries and the success of our strategic realignment. We have seen a positive response to our strategic realignment of focusing on our core digital advertising and marketing business. Going forward, we will continue to focus on improving sales and gross margin. Our short-term liquidity may be adversely affected if, and to the extent that, our Series J preferred stock becomes redeemable.

Our ability to achieve our business and cash flow plans is based on a number of assumptions which involve significant judgments and estimates of future performance, borrowing capacity and credit and equity finance availability, which cannot at all times be assured. Accordingly, we cannot assure that cash flows from operations and other internal and external sources of liquidity will at all times be sufficient for our cash requirements. If necessary, we may need to consider actions and steps to improve our cash position and mitigate any potential liquidity shortfall, such as modifying our business plan, pursuing additional financing to the extent available, reducing capital expenditures, pursuing and evaluating other alternatives and opportunities to obtain additional sources of liquidity and other potential actions to reduce costs. We cannot assure that any of these actions would be successful, sufficient or available on favorable terms. Any inability to generate or obtain sufficient levels of liquidity to meet our cash requirements at the level and times needed could have a material adverse impact on our business and financial position.

Our ability to obtain any additional financing depends upon many factors, including our then existing level of indebtedness (if any) and restrictions in any debt facilities we may establish in the future, historical business performance, financial projections, prospects and creditworthiness and external economic conditions and general liquidity in the credit and capital markets. Any financing (or subsequent refinancing) could also be extended only at costs and require us to satisfy restrictive covenants, which could further limit or restrict our business and results of operations, or be dilutive to our stockholders.

Cash Flows

As of September 30, 2014 and December 31, 2013, we had cash and cash equivalents of $12.2 million and $24.7 million, respectively. The decrease reflects cash used in operating activities of $11.5 million and cash used in investing activities of $1.8 million, partially offset by the impact of a $0.8 million reduction in cash classified as held for sale. There was no cash classified as held for sale as of September 30, 2014.

Net Cash Used in Operating Activities

For the nine months ended September 30, 2014, net cash of $11.5 million was used in operating activities. Operating activities from continuing operations used $12.0 million of cash consisting largely of our net loss of $15.4 million. The change in our operating assets and liabilities was mainly driven by a decrease in accounts payable and accrued expenses and an increase in accounts receivable. The decrease in accounts payable and accrued expenses is principally due to the timing of payment of third-party partner invoices during the third quarter of 2014 and a reduction in accruals relating to professional services, primarily due to lower utilization of these services based on business need. The increase in accounts receivable is directly attributable to the growth of our mobile advertising revenue. The change in our operating assets and liabilities is offset by various non-cash items, including $3.4 million for depreciation and amortization, $0.3 million for stock-based compensation expense and $0.2 million for other non-cash adjustments. Operating activities from discontinued operations provided $0.4 million of cash during the nine months ended September 30, 2014.

For the year ended December 31, 2013, net cash of $2.3 million was used in operating activities. Operating activities from continuing operations used $24.2 million of cash consisting primarily of our net loss of $10.3 million adjusted for $14.0 million of income from discontinued operations. The change in our operating assets and liabilities was primarily driven by a decrease in accounts payable and accrued expenses, including a decrease in accrued interest expense of $2.5 million related to the repayment of the High River term loan in August 2013. Accounts receivable increased due to increased sales related to our advertising business and the decrease in prepaid expenses and other current assets reflects amortization of our software maintenance and insurance contracts, as well as a reduction in prepaid rent associated with the termination of our lease in Bellevue, Washington. The change in our operating assets and liabilities is offset by various non-cash items, including $3.8 million for depreciation and amortization and $0.3 million for stock-based compensation expense. Operating activities from discontinued operations provided $21.9 million of cash during the year ended December 31, 2013.

Net Cash Used in Investing Activities

For the nine months ended September 30, 2014, cash of $1.8 million was used in investing activities. Investing activities from continuing operations used $2.1 million of cash consisting of software development costs associated with our Voltari-Connect platform that were capitalized during the period, including costs to develop new software products and significant enhancements to existing software products. The net cash used was partially offset by investing activities from discontinued operations, which provided $0.3 million of cash during the nine months ended September 30, 2014, consisting of the cash proceeds received from the sales of our U.S. and Canadian messaging business during the second quarter and our UK wireless carrier business during the third quarter.

For the year ended December 31, 2013, net cash of $3.8 million was used in investing activities. During the period, we capitalized software development costs of $3.3 million, primarily associated with our Voltari-Connect platform, including costs to develop new software products and significant enhancements to existing software products. We also used $0.5 million of cash to purchase property and equipment for our network operations.

Net Cash Used in Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2014 was de minimis.

For the year ended December 31, 2013, $19.8 million of cash was used in financing activities which consisted primarily of $20.0 million used to repay the term loan with High River.

Off-Balance Sheet Arrangements

As of December 31, 2013 and September 30, 2014, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity and capital resources that are material to investors. In accordance with our normal business practices we indemnify our officers and our directors. We also indemnify customers under our contract terms from any copyright and patent infringement claims that may arise from use of our software technology.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements for the year ended December 31, 2013 and for the nine months ended September 30, 2014 are prepared in accordance with accounting principles generally accepted in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions and in certain cases the difference may be material. Our critical accounting policies and estimates include those involved in recognition of revenue, the allowance for doubtful accounts receivable, software development costs, valuation of goodwill, long-lived and intangible assets, provision for income taxes, stock-based compensation and accounting for our redeemable preferred stock.

The following critical accounting policies are those accounting policies that, in our view, are most important in the portrayal of our financial condition and results of operations. Our critical accounting policies and estimates include those involved in recognition of revenue, software development costs, valuation of goodwill, valuation of long-lived and intangible assets, provision for income taxes, accounting for stock-based compensation and accounting for our redeemable preferred stock. Note 2—Summary of Significant Accounting Policies to our consolidated financial statements for the year ended December 31, 2013 provides additional information about these critical accounting policies, as well as our other significant accounting policies.

Revenue recognition

We derive our revenues from contracts which include individual or varying combinations of our managed services and often include professional service fees to customize and implement the specific software platform solutions required by the customer.

We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectibility of the fee is reasonably assured. Certain of our arrangements include customer acceptance clauses or penalties for late delivery which we assess to determine whether revenue can be recognized ahead of the acceptance or delivery. The timing of revenue recognition in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from 1 week to 3 months, with an average of approximately 1 month. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in web pages) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser’s designated website) are provided to advertisers.

Our UK carrier customer contract primarily consists of a fixed monthly managed service fee to host the software platform solution. Certain arrangements also include minimum monthly fee provisions, monthly fees for providing additional managed services required by the customer and/or service level requirements related to the hosted solutions which often entail financial penalties for non-compliance. We account for the managed services revenue on a monthly basis as earned. Our UK carrier contract does not include the right to self-host.

Software development costs

Effective January 1, 2013, we began capitalizing certain software development costs associated with our Voltari-Connect platform and other software system projects, which include the costs to develop new software products or significant enhancements to existing software products, which are developed or obtained for internal use. Costs associated with preliminary project stage activities, training, maintenance and all post-implementation stage activities are expensed as incurred. We capitalize software development costs when application development begins, it is probable that the project will be completed and the software will be used as intended. These capitalized costs are included within Property and equipment, net, on our condensed consolidated balance sheets and amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years.

Over time, software development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy, we may not be in a position to or may decide not to increase our software development costs in the near or long term.

Valuation of goodwill

Our business acquisitions typically result in the recording of goodwill, and we periodically assess whether the recorded value of goodwill has become impaired. We test for potential impairment annually, in the fourth quarter of each year, and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Testing for impairment of goodwill involves estimating the fair value of the associated reporting unit and comparing it to its carrying value. If the estimated fair value is lower than the carrying value, then a more detailed assessment is performed comparing the carrying value of the goodwill in the reporting unit to its implied fair value. If the implied fair value of goodwill is less than the carrying amount of that goodwill, then an impairment charge is recognized to reduce the carrying value of goodwill by the difference. Any impairment losses relating to goodwill are recognized in the consolidated financial statements.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment. We use valuation techniques consistent with the market approach and income approach to measure fair value for purposes of impairment testing. An estimate of fair value can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates, including the expected operational performance of our businesses in the future, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows—including sales volumes, pricing, market penetration, competition, technological obsolescence and discount rates—are consistent with our internal planning. Significant changes in these estimates or their related assumptions in the future could result in impairment charges related to our goodwill.

Valuation of long-lived and intangible assets

We periodically evaluate events or changes in circumstances that indicate the carrying amount of our long-lived and intangible assets may not be recoverable or that the useful lives of the assets may no longer be appropriate. Factors which could trigger an impairment review or a change in the remaining useful life of our long-lived and intangible assets include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, based on an income and/or cost approach, and an impairment charge is recorded for the excess of carrying value over fair value. Any impairment losses relating to long-lived and intangible assets are recognized in the consolidated financial statements.

The process of assessing potential impairment of our long-lived and intangible assets is highly subjective and requires significant judgment. An estimate of future undiscounted cash flow can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows including sales volumes, pricing, market penetration, competition and technological obsolescence are consistent with our internal planning. Significant future changes in these estimates or their related assumptions could result in additional impairment charge related to individual or groups of these assets.

At December 31, 2013, our intangible assets, net, balance of $2.8 million relates primarily to the technology and customer relationships acquired with the Adenyo acquisition.

Provision (benefit) for income taxes

We are subject to federal and various state income taxes in the U.S., and to a lesser extent, income-based taxes in various foreign jurisdictions, including, but not limited to, the United Kingdom and Canada. In 2012, we effected a restructuring of our workforce and other cost savings initiatives. As a part of this process we commenced the exit from our operations in India, the Asia Pacific region, France and the Netherlands. We or one of our subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, due to either the generation of net operating losses or because our subsidiaries have a relatively short corporate life, all tax years for which we or one of our subsidiaries filed a tax return remain open. Deferred tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities are determined separately by tax jurisdiction. In making these determinations, we calculate tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities, and we assess temporary differences resulting from differing treatment of items for tax and accounting purposes. We recognize only tax positions that are “more likely than not” to be sustained based solely on their technical merits. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business.

At December 31, 2013, our gross deferred tax assets consisted primarily of domestic net operating losses and book to tax differences in tangible and intangible assets, as well as research and development credit carryforwards. As of December 31, 2013, we had U.S. federal and state net operating loss carryforwards of approximately $344.0 million and $43.6 million, respectively, which begin to expire at varying dates starting in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes. Because of our history of generating operating losses, we maintain full valuation allowances against these deferred tax assets and consequently do not recognize tax benefits for our current operating losses. If we determine it is more likely than not that all or a portion of the deferred tax assets will be realized, we will eliminate or reduce the corresponding valuation allowances which would result in immediate recognition of an associated tax benefit. Going forward, we will reassess the need for any remaining valuation allowances or the necessity to recognize additional valuation allowances. In the event we do eliminate all or a portion of the valuation allowances in the future, we will begin recording income tax provisions based on our earnings and applicable statutory tax rates from that time forward.

Stock-based compensation

We estimate the fair value of share-based awards, including stock options, using the Black-Scholes option-pricing model for awards with service-based conditions and the Monte Carlo Simulation pricing model for awards with market-based conditions. Determining the fair value of share-based awards using both pricing models requires the use of subjective assumptions, including the expected term of the award, expected stock price volatility and risk free interest rate. The assumptions used in calculating the fair value of share-based awards granted since January 1, 2012, are set forth below:

Year ended December 31,
	2013	2012
Expected life of options granted	3.9 - 5 years	2.5 - 5 years
Expected volatility	58.7% - 75%	50% - 79%
Range of risk-free interest rates	0.7% -1.3%	0.7% - 1.9%
Expected dividend yield	— %	— %

The assumptions used in determining the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties. As a result, if factors change, and we use different assumptions, our share-based compensation could be materially different in the future. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the share-based award. The expected term of options has been estimated utilizing the vesting period of the option, the contractual life of the option and our option exercise history. Because there was no public market for our common stock prior to our IPO in 2010, we lacked company-specific historical and implied volatility information. Therefore, in estimating our expected stock volatility, we have taken into account volatility information of publicly-traded peer companies, and we expect to continue to use this methodology until such time as we have adequate historical data regarding the volatility of our publicly-traded stock price. Also, we recognize compensation expense for only the portion of share-based awards that are expected to vest. Accordingly, we estimated forfeitures of stock options and stock awards based on our historical forfeiture rate, taking into account any unusual events, and our expectations for forfeitures in the future. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

The exercise prices of our common stock option grants are based on the closing price of our common stock traded on NASDAQ under the symbol VLTC. All of our employee stock options are granted at exercise prices equal to or greater than the fair value of common stock as of the grant date.

Redeemable preferred stock and common stock warrants

In October 2012, we issued 1,199,643 shares of Series J preferred stock and (after giving effect to the one-for-ten reverse stock split) 1,014,982 warrants to purchase our common stock. Net proceeds from the rights offering of $27.8 million were allocated between Series J preferred stock and common stock warrants based on their estimated relative fair market values at the date of issuance as determined with the assistance of a third party valuation specialist. Our Series J preferred stock contains certain redemption features which are outside of our control. Accordingly, our Series J preferred stock is classified as mezzanine equity and reported as Redeemable preferred stock on our consolidated balance sheet, net of issuance costs, at September 30, 2014 and December 31, 2013. The difference between the carrying value of the Series J preferred stock and its liquidation value is being accreted over an anticipated redemption period of five years using the effective interest method. Holders of the Series J preferred stock are entitled to an annual dividend of 13%, which is payable in-cash or in-kind, at the discretion of the Company, on a quarterly basis. Dividends declared on the Series J preferred stock and accretion associated with the Series J preferred stock reduce the amount of net earnings that are available to common stockholders and are presented as separate amounts on the consolidated statements of operations. The common stock warrants are recorded as Additional paid-in capital on our consolidated balance sheet at September 30, 2014 and December 31, 2013.

Recently Adopted Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This guidance is effective for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted. We adopted this standard on January 1, 2014, and such adoption did not have an impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to evaluate for each reporting period whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosure in certain circumstances. The new standard is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early application is permitted. The Company expects to adopt this standard for our annual period ending December 31, 2016 and is currently evaluating the impact of the adoption of the new standard on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The guidance in this ASU supersedes nearly all existing revenue recognition guidance under U.S. GAAP and creates a single, principle-based revenue recognition framework that is codified in a new FASB ASC Topic 606. The core principle of this guidance is for the recognition of revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new revenue standard is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years. Early adoption is not permitted. The new standard allows for either full retrospective or modified retrospective adoption. The Company is currently evaluating the transition method that will be elected and the potential effects of the adoption of the new standard on our consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, which amends FASB ASC Topic 205, Presentation of Financial Statements and FASB ASC Topic 360, Property, Plant, and Equipment. This standard amends the definition of a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This guidance is effective on a prospective basis for annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. The Company expects to adopt this standard on a prospective basis beginning January 1, 2015. Adoption is not expected to have a material impact on our consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following table sets forth the names, titles and certain biographical information of our directors.

Name	Age	Position	Director Since
James L. Nelson (1)(2)(3)	63	Chairman of the Board	2011
Jay A. Firestone (2)(3)(4)	56	Director	2011
Hunter C. Gary (1)(3)(4)	39	Director	2007
Kevin Lewis (1)(4)	42	Director	2013
Andrew Roberto (2)(4)	28	Director	2014

(1)	Member of our Compensation Committee
(2)	Member of the Strategic Alternatives Committee
(3)	Member of our Governance and Nominating Committee
(4)	Member of our Audit Committee

James L. Nelson has served as one of our directors and as a member of our compensation, governance and nominating and strategic alternatives committees since June 2011 and as chairman of the board since January 2012. Mr. Nelson has served as a director and member of the audit committee of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P., Inc., since June 2001. Mr. Nelson has served as a director and member of the audit committee of several companies, including Viskase Companies, Inc. from April 2003 through April 2010, American Entertainment Properties Corp. from May 2005 until November 2007, and Atlantic Coast Entertainment Holdings, Inc. from May 2005 until November 2007. Mr. Nelson also served as a member of the board of directors of Tropicana Entertainment Inc. from March 2010 until May 2014 and as a member of its audit committee from March 2010 to January 2014. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company from 1986 until 2009. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc., a publisher, developer, and distributor of video games and video game peripherals. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. Since November 2013, Mr. Nelson has served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Since April 2014, Mr. Nelson has served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

Jay A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Hunter C. Gary has served as one of our directors since 2007. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P., which we refer to as IEP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading the real estate segment of IEP. Prior to that time, Mr. Gary was employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. Mr. Gary has been a director of: Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and as President and Chief Executive Officer of Cadus since March 2014; Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has non–controlling interests in Cadus, Herbalife and Voltari through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary has extensive experience in dealing with operations matters for a variety of companies, which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

Kevin Lewis has served as one of our directors since January 2013. Mr. Lewis is currently the Chief Marketing Officer of Total Wine & More, the largest independent retailer of beer, wine and spirits in the U.S. Previously, Mr. Lewis served as the Chief Marketing Officer of Blockbuster LLC, the video rental retail chain subsidiary of Dish Network Corp. and was previously employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics, an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis held multiple roles at The Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience and his experience with the development, implementation and sale of products relying on emerging digital technology will enable him to provide insight and advice as we develop our plans to grow the Company’s business.

Andrew Roberto, CFA has served as an Analyst at Icahn Enterprises L.P. since May 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. Mr. Roberto is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Roberto served as a research analyst at RBS Securities covering the automotive, industrial, coal, homebuilding and building products sectors as a member of the high yield and distressed debt trading team. Mr. Roberto began his career at AllianceBernstein, where he focused on client services and relationship management. Mr. Roberto has been a director of: Voltari Corporation, a mobile data services provider, since August 2014; American Railcar Industries, Inc., a railcar manufacturing company, since February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since February 2014; CVR Partners LP, a nitrogen fertilizer company, since February 2014; CVR Refining, LP, an independent downstream energy limited partnership, since February 2014; WestPoint Home LLC, a home textiles manufacturer, since February 2014; and Viskase Companies, Inc., a meat casing company, since February 2014. Mr. Roberto was previously a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from February 2014 to June 2014. American Railcar Industries, American Railcar Leasing, CVR Energy, CVR Partners, Westpoint Home and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Voltari through the ownership of securities. Mr. Roberto received his B.A. in Economics from Williams College and is a CFA Charterholder.

Executive Officers

The following table sets forth the names, titles and certain biographical information of our executive officers.

Name	Age	Position(s)
Richard Sadowsky	58	Acting Chief Executive Officer, President and Secretary
John Breeman	59	Chief Financial Officer

Richard Sadowsky was appointed Acting Chief Executive Officer in December 2013. He served as Chief Administrative Officer and General Counsel between November 2012 and December 2013. Prior to that, Mr. Sadowsky provided services to the Company pursuant to a secondment agreement with the law firm of SNR Denton US LLP from July 5, 2012 through December 31, 2012. Pursuant to an offer letter from the Company, Mr. Sadowsky became an employee of the Company effective January 1, 2013. Prior to joining the Company, Mr. Sadowsky was a partner with SNR Denton US LLP since 2002.

John Breeman has served as our Chief Financial Officer since August 14, 2013. Before joining Voltari, Mr. Breeman most recently served as Chief Financial Officer of Mojiva Inc. from June 2011 until April 2013, a company in the mobile advertising space. Prior to that, Mr. Breeman was a consultant at Peregrine Associates, LLC from August 2009 until June 2011 and Senior Vice President, Corporate Development at IDT Corporation from April 2007 until June 2009. Mr. Breeman also has held financial and corporate development positions at AT&T and Siemens Corporation. Mr. Breeman began his career as a CPA and management consultant working with Big Four accounting firms Ernst & Young and Deloitte, leaving Deloitte as a Senior Manager to join industry.

EXECUTIVE COMPENSATION

The following is a description of the material elements of compensation for our named executive officers listed below who served the Company as named executive officers at the end of fiscal year 2014:

•	Richard Sadowsky, our Acting Chief Executive Officer, President and Secretary and our former Chief Administrative Officer and General Counsel; and

•	John Breeman, our Chief Financial Officer.

2014 Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services provided to us during the years ended December 31, 2014 and 2013. The information presented in this table reflects the one-for-ten reverse stock split, which became effective on April 23, 2013.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard Sadowsky	2014	310,000	—	49,738	—	6,837	366,555
Acting Chief Executive Officer, President and Secretary	2013	285,961	100,000	31,500	—	13,514	430,975

John Breeman	2014	231,151	—	10,362	—	6,904	248,417
Chief Financial Officer	2013	84,192	20,000	15,875	—	5,248	125,315

(1)	The Compensation Committee awarded discretionary cash bonuses in the amount to Mr. Sadowsky and Mr. Breeman in connection with their contributions to the Company in the fiscal year ended December 31, 2013 outside of our 2013-14 Corporate Incentive Plan. As of the most recent practicable date prior to the mailing of this prospectus, the Compensation Committee has not determined whether to award discretionary cash bonuses to Mr. Sadowsky and Mr. Breeman for the fiscal year ended December 31, 2014. The Compensation Committee expects to make this determination prior to the Company’s 2015 annual meeting of stockholders.
(2)	Represents FASB ASC 718 grant date fair value of stock option awards, which vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date, subject to continued employment on those dates, and 75% of the shares subject to the option will vest subject to achieving certain stock price targets for our common stock on the third anniversary of the vesting commencement date, subject to continued employment on that date. For further discussion, see the sections captioned “2010 Long Term Incentive Plan” and “Employment Agreements.”
(3)	No bonus awards were made for 2013 and 2014 under our Corporate Incentive Plan for 2013-14 and our Amended and Restated Corporate Incentive Plan for 2013 and 2014, respectively. For more information, see below under Short-Term Incentives.
(4)	All Other Compensation for the 2014 fiscal year for our named executive officers consisted of the following:

Name	401(k) Match ($)	Medical and Dental ($)	Total of All Other Comp ($)
Richard Sadowsky	6,150	687	6,837
John Breeman	6,404	500	6,904

The Compensation Committee of the board of directors, referred to as the Compensation Committee, determines all components of executive compensation and considers the following elements (discussed in detail below), to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to overall performance;

•	grants of long-term equity-based compensation, such as options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders. These particular elements provide a well-proportioned mix of secure compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

Base Salary

The primary component of short-term compensation of our named executive officers has historically been base salary. The base salary established for each of our named executive officers is intended to reflect competitive wages for positions in companies of similar size and stage of development operating in the software and mobile data services industry and to represent each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Chief Executive Officer and Compensation Committee. Base salary is also designed to provide our named executive officers with a steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer makes recommendations for each named executive officer’s base salary (including his own), based on such executive’s experience and with reference to the base salaries of similarly situated executives in the software and mobile data services industry, that are then reviewed and approved by the Compensation Committee.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. In past years, the Compensation Committee, with guidance from our Chief Executive Officer, reviewed the performance of all named executive officers, and based on this review and any relevant competitive market data (obtained through salary survey information provided by our human resources department, informal discussions with recruiting firms and research), set the executive compensation package for each named executive officer for the following year.

Annual base salary increases have historically been based upon our pay-for-performance philosophy, whereby pre-determined quantitative and qualitative individual goals and objectives are established at the beginning of the performance period for named executive officers below the Chief Executive Officer, and measured and assessed at the end of the performance year. Based upon each individual’s performance rating and compensation range position, individuals are eligible for a merit-based increase in their base salaries based upon the established guidelines within budget for the performance year. The Compensation Committee determines whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officer’s performance and utilizes recommendations from its independent compensation consultant, which since May 2012, has been Frederic W. Cook & Co.

Short-Term Incentives

On an annual basis, or at the commencement of a named executive officer’s employment with us, the Compensation Committee typically sets a target level of short-term incentive compensation that is structured as a percentage of such named executive officer’s annual base salary. Our executives participate in our annual corporate incentive plan, referred to as the CIP, which ensures that short-term incentives are tied directly to our financial performance for the fiscal year. Depending upon corporate performance, a named executive officer may receive between 0% and 150% of his target incentive amount. These corporate performance objectives are designed to be challenging but achievable. The performance metrics and objectives are weighted in a specific manner as defined by the Compensation Committee in the CIP. These bonuses are intended to annually reward named executive officers who have had a positive impact on corporate results. We believe that establishing competitive cash bonus opportunities helps us attract and retain qualified and highly skilled executives and allows our executives to fully focus on the business objectives of the Company without the burden of considering potential loss of wealth due to extenuating circumstances.

Amended and Restated 2013-14 CIP. On May 20, 2014, the Compensation Committee approved the Company’s Amended and Restated 2013-14 Corporate Incentive Plan, referred to as the Amended and Restated 2013-14 CIP. The Amended and Restated 2013-14 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of the Company’s objectives. In order to be eligible to participate in the Amended and Restated 2013-14 CIP and receive a bonus award, a participant must be a full-time, active employee working in a bonus eligible position. The participant must be actively employed and in good standing on the actual bonus payment date in order to receive a payout. The Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For the Company’s Acting Chief Executive Officer and its Chief Financial Officer, the Amended and Restated 2013-14 CIP provides that, subject to the achievement of certain minimum financial targets, 25% of the target bonus is tied to the achievement of EBITDA objectives, 25% is tied to the achievement of revenue objectives and 50% of the target bonus is discretionary and to be determined in the sole and absolute discretion of the Compensation Committee. For all eligible participants, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to each such objective.

The Amended and Restated 2013-14 CIP provided that if the Compensation Committee determined that information used to calculate the achievement of the financial targets was incorrect (including but not limited to mistakes in the Company’s audited financial statements for the year), then the Compensation Committee could either adjust bonus awards (upward or downward) or, with respect to officers that are reporting persons pursuant to Section 16(a) of the Exchange Act, recover all (or a portion) of a bonus award.

In order for a named executive officer to have received any payment under the Amended and Restated 2013-14 CIP for the year ended December 31, 2014, the Company would have had to meet the thresholds for each of the EBITDA and revenue targets included in the Amended and Restated 2013-14 CIP, as applicable, established by the Compensation Committee. The Amended and Restated 2013-14 CIP incorporated graduated thresholds for incremental payouts, ranging from 0% to 150%, based upon pre-determined quantitative goals and objectives, with each performance category assigned its own weight.

Long-Term Equity-Based Compensation

The Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our named executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. The Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. To that end, we have historically awarded equity-based compensation in the form of restricted stock and stock options.

The Compensation Committee anticipates issuing future annual equity grants to the named executive officers as a combination of market stock units and stock options which will be subject to performance and time vesting requirements.

For further discussion, see the sections captioned “Equity Incentive Plans” and “Employment Agreements.”

Equity Incentive Plans

The Compensation Committee of our predecessor entity Motricity approved the terms of the Motricity, Inc. Amended and Restated 2010 Long-Term Incentive Plan, referred to as the 2010 LTIP, and recommended it to the board of directors. The board of directors approved the 2010 LTIP on September 26, 2011, and the stockholders approved the 2010 LTIP on October 28, 2011. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 LTIP. The purpose of the 2010 LTIP is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary description of the 2010 LTIP and is qualified in its entirety by reference to the full text of the 2010 LTIP, which is set forth as Appendix A to Motricity’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 27, 2011.

In connection with the reorganization that consummated on April 9, 2013, at which time we became the successor entity to Motricity, we assumed all stock-based benefits plans of Motricity, including the 1999 Stock Option Plan of Motricity, Inc., Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc. and the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated, referred to collectively as the Plans. At the effective time of the reorganization, each outstanding option to purchase shares of Motricity Common Stock became exercisable for the same number of shares of Voltari Common Stock, with no changes in the option exercise price or other terms and conditions of such options.

Administration. The 2010 LTIP is administered by the Compensation Committee and all actions taken with respect to the 2010 LTIP will be made in accordance with the Compensation Committee’s charter, which is publicly available on the Company’s website at www.voltari.com. For purposes of the 2010 LTIP, to the extent required by applicable law, it is intended that each member of the Compensation Committee qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), and (c) an “independent director” under the rules of the principal U.S. national securities exchange on which our shares are listed. The Compensation Committee has full authority to administer and interpret the 2010 LTIP. Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 LTIP or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 LTIP as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our board of directors are final and binding.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 LTIP or with respect to which awards may be granted may not exceed 636,562 shares, (which reflects a one-for-ten reverse stock split that became effective on April 23, 2013) and which may be either authorized and unissued shares of common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 LTIP are for any reason canceled, or expire or terminate unexercised, or are settled in cash, the shares covered by such awards will again be available for the grant of future awards under the 2010 LTIP. Following the Section 162(m) “transition period” (as described in “Tax and Accounting Considerations” below), the maximum number of shares subject to any award of stock options, or stock appreciation rights, referred to as SARs, or shares of restricted stock, or other stock-based awards subject to the attainment of specified performance goals which may be granted during any fiscal year to any participant will be 26,666 shares per type of award (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013), provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of common stock. Except as otherwise required by the Code, there are no annual individual share limitations applicable to participants for restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals. The maximum number of shares subject to any performance award during any fiscal year to any participant shall be 26,666 shares (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013). The maximum value of a cash payment made under a performance award which may be granted with respect to any fiscal year to any participant shall be $5,440,000. The maximum value of cash payments made under performance awards granted with respect to any fiscal year to all participants shall be $14,104,670. The foregoing share limitations imposed under the 2010 LTIP are subject to adjustment to the extent the Compensation Committee deems such adjustment appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Eligibility for Participation. Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 LTIP. The selection of participants is within the sole discretion of the Compensation Committee.

Stock Options. The Compensation Committee may grant non-qualified stock options and incentive stock options (only to eligible employees) to purchase shares of common stock. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed five years in the case of an incentive stock option granted to a 10% stockholder), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. The 2010 LTIP specifically provides that an outstanding option may not be modified to reduce the exercise price nor may a new option at a lower price be substituted for a surrendered option, unless such action is approved by the stockholders of the Company. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2010 LTIP is 636,562 shares (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013).

Award Agreement. Awards granted under the 2010 LTIP shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability, or vesting of awards or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion. In May 2012, the Compensation Committee adopted a revised form of stock option agreement for our named executive officers which provides that any stock options issued to the named executive officers will vest as follows, subject to continued employment on each vesting date: (i) 25% of the options will vest in four equal tranches on each anniversary of the vesting commencement date (i.e., 6.25%); and (ii) the remaining 75% of the options will vest on the third anniversary of the applicable vesting commencement date, subject to the achievement of the following performance targets: one-third of the options will vest if our common stock achieve a pre-determined target price of as set by the board of directors from time to time; another one-third of the options will vest if our common stock achieve a higher pre-determined target price of as set by the board of directors from time to time; and (iii) the last one-third of the options must achieve a pre-determined target price as set by the board of directors from time to time. The target prices listed reflect the one-for-ten reverse stock split, which became effective on April 23, 2013. The achievement of the target price will be determined based upon the average of the closing prices of our shares of common stock on a nationally recognized securities exchange over a 90 day period or, if the shares are not so listed, the fair market value will be determined by our board of directors.

Awards Under the 2010 LTIP. The following types of awards are available under the 2010 LTIP:

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with respect to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Stock Appreciation Rights. The Compensation Committee may grant SARs either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, referred to as a Tandem SAR, or independent of a stock option, referred to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of common stock or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise divided by the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of an event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units or restricted stock units) under the 2010 LTIP that are denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Compensation Committee shall determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Other Cash-Based Awards. The Compensation Committee, in its discretion, may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Compensation Committee, in its sole discretion. Based on service, performance and/or such other factors or criteria, if any, as the Compensation Committee may determine, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The Compensation Committee has “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level by the Company of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee: (i) earnings per share; (ii) operating income; (iii) gross income; (iv) net income (before or after taxes); (v) cash flow; (vi) gross profit; (vii) gross profit return on investment; (viii) gross margin return on investment; (ix) gross margin; (x) operating margin; (xi) working capital; (xii) earnings before interest and taxes; (xiii) earnings before interest, tax, depreciation and amortization; (xiv) return on equity; (xv) return on assets; (xvi) return on capital; (xvii) return on invested capital; (xviii) net revenues; (xix) gross revenues; (xx) revenue growth; (xxi) annual recurring revenues; (xxii) recurring revenues; (xxiii) license revenues; (xxiv) sales or market share; (xxv) total stockholder return; (xxvi) economic value added; (xxvii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; (xxviii) the fair market value of a share of common stock; (xxix) the growth in the value of an investment in common stock assuming the reinvestment of dividends; or (xxx) reduction in operating expenses.

To the extent permitted by law, when determining whether a performance goal has been achieved, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion. In addition, all performance goals may be based upon the attainment of specified levels of our performance (or subsidiary, division or other operational unit) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Acquisition Event. In the event of a merger or consolidation in which the Company is not the surviving entity, a transaction that results in the acquisition of substantially all of the Company’s outstanding common stock, or the sale or transfer of all or substantially all of the Company’s assets, referred to collectively as an Acquisition Event, then the Compensation Committee may terminate all outstanding and unexercised options, SARs, or any other stock-based award that provides for a participant elected exercise by cashing out such awards upon the date of consummation of the Acquisition Event or by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant shall have the right to exercise in full all of his or her outstanding awards contingent on the occurrence of the Acquisition Event.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of common stock covered by any award until the participant becomes the record holder of such shares.

Forfeiture and Clawback. Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP provides that (a) in the event that the participant’s conduct meets the definition of “Cause” during the later of the 12-month period following exercise of an award or the 24-month period commencing on the date of vesting, distribution, or settlement of an award, the Company shall recover from the participant within the applicable period after such vesting, exercise, settlement, or distribution, an amount equal to any gain realized on such award, and (b) if the participant engages in conduct that meets the definition of “Cause,” then all outstanding awards terminate and expire.

Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award within (a) 24 months preceding such financial restatement for any participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer or (b) 12 months preceding such financial restatement for all other participants.

Ownership Guidelines and Holding Period. The 2010 LTIP contains ownership guidelines that have changed due to turnover in management and changes in the Company’s business. In May 2012, we updated the ownership guidelines for the named executive officers to require that our Chief Executive Officer is required to own, by September 2016, stock equal in value to at least three times the Chief Executive Officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore, under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines within five years of grant and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directors, may give rise to termination for cause.

Amendment and Termination. Notwithstanding any other provision of the 2010 LTIP, our board of directors may, at any time, amend any or all of the provisions of the 2010 LTIP, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 LTIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2010 LTIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of non-qualified stock options in an award agreement at the time of grant or thereafter to certain family members.

Policy Regarding Claw Back of Incentive Compensation

The Amended and Restated 2013-14 CIP includes a clawback policy pursuant to which named executive officers and other Amended and Restated 2013-14 CIP participants will be required to return all or a portion of incentive compensation paid to them (i) based on any correction or restatement of the Company’s audited financial statements or other factors that contributed to the calculation of the Financial Targets (as defined in the Amended and Restated 2013-14 CIP), or (ii) if such participant engaged in acts or omissions that results in a termination for Cause. In addition, the 2010 LTIP provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be canceled and the participant will pay the Company an amount equal to any gain realized on such award. See “Equity Incentive Plans” for a further description of the clawback feature of the 2010 LTIP.

Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders.

To focus our named executive officers on their duties rather than potential distractions from a change of control of our Company, the Compensation Committee adopted an Executive Officer Severance/Change in Control Plan on March 16, 2011 and amended the plan effective May 30, 2012. Currently, Messrs. Sadowsky and Breeman participate in the plan. Under the plan as amended, any executive who participates in the plan who is terminated by the Company without cause will receive six months of continued base salary payments. In addition, any executive who participates in the plan who is terminated by the Company without cause or by the executive for good reason within the 12 months following a change in control will receive six months of continued base salary payments and accelerated vesting as to 75% of any then unvested options, restricted stock or performance stock units.

Tax and Accounting Considerations

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers (other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy will be to qualify compensation paid to named executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their named executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our named executive officers with a gross-up for federal and/or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2014 with respect to the named executive officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard Sadowsky	1,406	21,094	(1)	—	4.30	01/01/2023
	—	48,000	(2)	—	3.40	05/13/2024
John Breeman	625	9,375	(1)	—	4.85	11/06/2023
	—	10,000	(2)	—	3.40	05/13/2024

(1)	The options vest as follows, subject to continued employment on each vesting date: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date and 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of the holder’s employment date. For further discussion, see the sections captioned “Equity Incentive Plans” and “Employment Agreements.”
(2)	The options vest as follows, subject to continued employment on each vesting date: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the vesting commencement date and 75% of the shares subject to the option will vest on the third anniversary of the vesting commencement date, subject to achieving certain price targets for our common stock. For further discussion, see the sections captioned “Equity Incentive Plans” and “Employment Agreements.”

Retirement Benefits & Non-qualified Deferred Compensation

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. The Compensation Committee may in its sole discretion determine to approve a performance-based matching contribution, subject to the Company’s achievement of certain financial metrics. For fiscal year 2014, Messrs. Sadowsky and Breeman received matching contributions in the amounts of $6,150 and $6,404, respectively.

Employment Agreements

Richard Sadowsky. In connection with Mr. Sadowsky’s appointment to the position of General Counsel, the Company entered into a Secondment Agreement, dated July 1, 2012, with SNR Denton US LLP, the law firm in which Mr. Sadowsky was a partner from 2002 through 2012. On November 15, 2012, we appointed Mr. Sadowsky to the position of Chief Administrative Officer and entered into an employment offer letter with Mr. Sadowsky, referred to as the Sadowsky Offer Letter, pursuant to which he became a full-time employee of the Company effective on January 1, 2013. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky was entitled to an annual base salary of $285,000. Additionally, in accordance with the terms of the Sadowsky Offer Letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Sadowsky of options to purchase 22,500 shares of our common stock (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013), 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Sadowsky’s employment date, subject to continued employment on such dates and 75% of which options shall vest on the third anniversary of Mr. Sadowsky’s employment date provided that certain stock price targets are achieved and subject to continued employment on such date. The Company granted these options on January 1, 2013. Under the terms of the Sadowsky Offer Letter, Mr. Sadowsky is eligible to participate in the CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. The Sadowsky Offer Letter provides that, if we were to terminate Mr. Sadowsky’s employment on or before December 31. 2014 and without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments. Mr. Sadowsky, having served as an officer of the Company for longer than two years, is no longer eligible to receive payments under that Plan. Effective December 20, 2013, we appointed Mr. Sadowsky to the position of Acting Chief Executive Officer. In connection with this appointment, Mr. Sadowsky relinquished his titles of Chief Administrative Officer and General Counsel. Pursuant to an amendment to the Sadowsky Offer Letter, Mr. Sadowsky’s annual salary increased to $310,000 and Mr. Sadowsky’s ceasing to serve as Acting Chief Executive Officer and returning to his titles of Chief Administrative Officer and General Counsel would not constitute termination for Good Reason under the Company’s Amended and Restated Executive Severance and Change of Control Plan.

John Breeman. On August 14, 2013, we entered into an employment offer letter with Mr. Breeman, referred to as the Breeman Offer Letter, pursuant to which Mr. Breeman commenced serving as our Chief Financial Officer. Under the terms of the Breeman Offer Letter, Mr. Breeman is entitled to an annual base salary of $220,000. Additionally, in accordance with the terms of the Breeman Offer Letter and the Company’s 2010 Long-Term Incentive Plan, Mr. Breeman is eligible for an award of options to purchase 10,000 shares of the Company’s common stock, which options will be granted upon final approval by the Compensation Committee of the Company’s board of directors. The Company granted these options on November 6, 2013. Subject to continued employment on the applicable vesting dates, 25% of the options will vest in equal tranches on each of the first four anniversaries of Mr. Breeman’s employment date, and 75% of the options will vest on the third anniversary of Mr. Breeman’s employment date provided that certain stock price targets are achieved. Under the terms of the Breeman Offer Letter, Mr. Breeman will be eligible to participate in the Company’s CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under the Breeman Offer Letter, if the Company terminates Mr. Breeman’s employment without cause, as defined in the Company’s Amended and Restated Executive Severance and Change of Control Plan, he would receive six months of continued base salary payments. In January 2014, the Compensation Committee increased Mr. Breeman’s annual base salary to $231,151.

Non-Disclosure Agreements

In addition to the restrictive covenants contained in their offer letters, each of the named executive officers have agreed to comply with our non-disclosure and non-competition agreement, referred to as the Non-Disclosure Agreement, on the following terms, respectively:

Name	Employment Document	Non-Disclosure Agreement	Non- Compete	Non- Solicitation Period Length	Intellectual Property Protection
Richard Sadowsky	Offer Letter	Yes	1 Year	2 Years	1 Year
John Breeman	Offer Letter	Yes	1 Year	2 Years	1 Year

Each of the named executive officers also agrees that the remedy of damages for any breach by him of the provisions of either the employment agreement, offer letter or the Non-Disclosure Agreement is inadequate and that we may be entitled to injunctive relief, without posting any bond, and each agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate us.

Director Compensation

To date, we have provided cash compensation to non-employee directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In accordance with our Compensation Committee Charter, our Compensation Committee has adopted a compensation program for such non-employee directors, or the “Non-Employee Director Compensation Policy.”

On August 12, 2013, the board of directors approved compensation for members of the board of directors effective with the quarter ending September 30, 2013 through the quarter ended March 30, 2014. During this period, board members received annual cash compensation in the amount of $30,000, with additional fees paid for service on standing committees. Fees to the non-employee directors were paid quarterly. In addition to the quarterly payment of $7,500 to each director, the chairperson of the Audit Committee was paid $3,750 quarterly, and the chairpersons of each other standing committee was paid $2,500 quarterly. Each member of the Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Alternatives Committee, other than the chair positions, received $1,250 quarterly. In addition, the board of directors approved grants of restricted stock equal in value to $50,000 to each non-employee director as part of their annual compensation, which restricted stock vests on the one year anniversary of issuance.

On April 21, 2014, the board of directors approved a reduction in compensation for the members of the board of directors. Commencing with the quarter ending June 30, 2014, board members receive annual cash compensation in the amount of $25,000, paid quarterly, for their service on the board and as members of the board’s standing committees. The chairperson of each standing committee is paid an additional $2,500 quarterly. As part of each non-employee director’s 2014 compensation, the board of directors granted each board member restricted stock equal in value to $25,000, based on the closing price for a share of common stock as reported by NASDAQ on the effective date of the grant.

On January 7, 2015, the Board of directors approved a further reduction in compensation for the members of the board of directors. Commencing with the quarter ending March 31, 2015, board members receive annual cash compensation in the amount of $10,000, paid quarterly, for their service on the board and as members of the board’s standing committees. The board of directors also determined that no restricted stock awards would be made to non-employee directors in 2015.

The non-employee director compensation policy also provides that non-employee directors must own a number of shares equal to some multiple of their cash retainer within five years of joining our board of directors. This ownership guideline was revised in May 2012 to require our non-employee members of the board to own three times their cash retainer within five years of joining our board of directors.

Below is a summary table of what our 2014 non-employee board members have received through December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
James L. Nelson	60,000	25,000	14,710	99,710
Jay A. Firestone	38,750	25,000	14,710	78,460
Hunter C. Gary	50,000	25,000	14,710	89,710
Brett M. Icahn (3)	17,500	—	14,710	32,210
Kevin Lewis	27,500	25,000	14,710	67,210
Andrew Roberto	12,500	25,000	—	37,500

(1)	The value of Stock Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock, is based on the closing price of our common stock on the grant date.
(2)	Amounts in this column reflect income received as a result of restricted stock released throughout 2014.
(3)	Brett M. Icahn did not stand for re-election to the board of directors at the Company’s 2014 annual meeting of stockholders.

All of our directors are eligible to participate in our 2010 LTIP and their compensatory equity grants will be granted under, and subject to the terms of, the 2010 LTIP.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of December 31, 2014, certain information regarding the ownership of our capital stock, by (1) each person known to us to beneficially own 5.0% or more of common stock; (2) each of our executive officers named in the 2013 Summary Compensation Table included in this proxy statement; and (3) all of our executive officers, directors and nominees for director, as a group. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings with the SEC by or on behalf of those persons.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The percentage of our common stock beneficially owned by a person or entity assumes that the person or entity has exercised all options and warrants and converted all convertible securities, the person or entity holds that are exercisable or convertible within 60 days of December 31, 2014, and that no other person or entity exercised any of their options or warrants or converted any of their convertible securities. Except as otherwise indicated below or in cases where community property laws apply, to our knowledge, the persons and entities named in the table possess sole voting and investment power over all shares of common stock shown as beneficially owned by the person or entity. The percentage of shares beneficially owned is based upon 4,763,358 shares of common stock and 1,199,643 shares of Series J preferred stock outstanding as of December 31, 2014. All share numbers listed below have been adjusted to reflect the one-for-ten reverse stock split implemented on April 23, 2013.

Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,647,805	28.7%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153
Directors and Named Executive Officers:
Hunter C. Gary (2)	30,954	*
James L. Nelson (2)	23,306	*
Jay A. Firestone (2)	31,606	*
Kevin Lewis (2)	23,208	*
Andrew Roberto (3)	14,705	*
Richard Sadowsky	2,812	*
John Breeman	625
All directors and executive officers as a group (11 persons)	130,612	2.7%

*	Less than one percent of the outstanding shares of our common stock
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn and includes 969,602 shares of common stock issuable upon exercise of warrants beneficially owned by entities affiliated with Mr. Carl C. Icahn. As of October 11, 2012, Mr. Carl C. Icahn had shared voting power and shared dispositive power with regard to 678,203 shares.
(2)	Includes 14,705 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 8,503 shares of common stock.
(3)	Includes 14,705 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).

Series J Preferred Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,146,131	95.5%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153
Directors and Named Executive Officers:
Hunter C. Gary	0	0%
James L. Nelson	0	0%
Jay A. Firestone	0	0%
Kevin Lewis	0	0%
Andrew Roberto	0	0%
Richard Sadowsky	0	0%
John Breeman	0	0%
All directors and executive officers as a group (11 persons)	0	0%

(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	250,139	$6.39	445,589
Equity compensation plan not approved by security holders	—	—	—
Total	250,139	6.39	445,589

(1)	Includes 107,330 outstanding stock options and 404 outstanding restricted stock units.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Arrangement with Icahn Sourcing

Arrangement with Insight Portfolio Group LLC (formerly known as Icahn Sourcing, LLC) Icahn Sourcing, LLC, which we refer to as Icahn Sourcing, was formed in order to maximize the potential buying power of a group of entities with which Mr. Carl C. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. The Company was a member of the buying group in 2012, 2013 and 2014. Prior to December 31, 2012 the Company did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. Effective January 1, 2013 Icahn Sourcing restructured its ownership and changed its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, a number of other entities with which Mr. Carl C. Icahn has a relationship acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses. The Company pays a fee of $50,000 per year for the services of Insight Portfolio Group.

Term Loan

We entered into a $20.0 million term loan with High River on September 16, 2011, and subsequently amended the terms on November 14, 2011 and February 28, 2012. The term loan accrued interest at 9% per year, which was paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, was secured by a first lien on substantially all of our assets and was guaranteed by two of Motricity’s subsidiaries, mCore International and Motricity Canada. On May 10, 2012, we further amended the terms of the term loan and High River agreed to provide us with a $5 million revolving credit facility. No amounts were borrowed under the revolving credit facility which was terminated upon the completion of our rights offering on October 11, 2012. We repaid the term loan in full, approximately $23.8 million in principal and accrued interest, on August 19, 2013.

High River is beneficially owned by Carl C. Icahn, who, as of December 31, 2014, beneficially owned approximately 28.7% of the Company’s outstanding shares of common stock, controls approximately 14.2% of the voting power of our common stock and beneficially owns approximately 95.5% of our Series J preferred stock. Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. The term loan, as amended, was unanimously approved by a committee comprised of disinterested directors of the Company’s board of directors.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and TCV V L.P., and Koala Holding LP, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our amended and restated certificate of incorporation provides that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our amended and restated certificate of incorporation.

2012 Rights Offering

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of record of our common stock at the close of business on July 23, 2012 one transferable subscription right per share of common stock owned. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit consisting of 0.02599 shares of 13% Redeemable Series J Preferred Stock (“Series J Preferred Stock”) and 0.21987 warrants to purchase a share of common stock at a subscription price of $0.65 per unit as well as an over-subscription right. Mr. Carl C. Icahn and his affiliates were given the opportunity to participate in the rights offering on the same terms and conditions as all of our other stockholders. Mr. Carl C. Icahn and his affiliates collectively exercised their basic subscription right and over-subscription right in full. The rights offering was fully subscribed and closed on October 11, 2012. We received approximately $27.8 million in net proceeds from the rights offering. Immediately following the consummation of the rights offering, Mr. Carl C. Icahn beneficially owned approximately 30.4% of the Company’s common stock and controlled approximately 14.5% of the voting power of its common stock, and held 1,146,131 shares of Series J Preferred Stock, or approximately 95.5% of that class of stock, which class has limited voting rights.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Brown Rudnick LLP.

EXPERTS

The audited consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the Registration Statement have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, on certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement. Statements contained in this prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

We maintain a website at www.voltari.com. The information on or available through our website is not, and should not be considered, a part of this report. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as well as other reports relating to us that are filed with or furnished to the Securities and Exchange Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. In addition, you may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site, www.sec.gov, which contains reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission.

Until                     , 2015 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF 4,300,000 SHARES OF COMMON STOCK AT $         or $         PER SHARE, AS APPLICABLE

4,300,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

1,014,982 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF COMMON STOCK WARRANTS

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13	Other Expenses of Issuance and Distribution.

SEC registration fee	$475
Accounting fees and expenses*	$50,000
Legal fees and expenses*	$700,000
Printing and engraving expenses*	$150,000
Subscription agent, information agent and registrar fees and expenses*	$50,000
Miscellaneous*	$10,000
Total*	$960,475

*	Estimated pursuant to Item 511 of Regulation S-K

Item 14	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102 of the DGCL, our amended and restated certificate of incorporation contains a provision to limit the personal liability of our director’s violations of their fiduciary duty. This provision eliminates each director’s liability to us and our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with certain of our directors, substantially in the form of the indemnification agreement filed by us as an exhibit to the registration statement on Motricity, Inc.’s (our predecessor entity) Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 22, 2010 (333-164471). These indemnification agreements provide contractual indemnification to our officers and directors in addition to the indemnification provided in our restated certificate of incorporation and bylaws.

We currently have directors’ and officers’ liability insurance policies to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 15	Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

2.1	Agreement and Plan of Reorganization, dated as of February 8, 2013, by and among Motricity, Inc., Voltari Merger Sub, Inc., and Voltari Corporation	S-4	02/11/2013	Voltari

3.1	Amended and Restated Certificate of Incorporation of Voltari Corporation	S-4	02/11/2013	Voltari

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	04/23/2013	Voltari

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	09/12/2014	Voltari

3.4	Amended and Restated Bylaws of Voltari Corporation	S-4	02/11/2013	Voltari

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock	S-4	02/11/2013	Voltari

4.2	Specimen Stock Certificate for Voltari Series J Preferred Stock	S-4	02/11/2013	Voltari

4.3	Form of Warrant for Voltari Corporation	S-4	02/11/2013	Voltari

4.4	Warrant Agreement by and between Motricity, Inc. and American Stock Transfer & Trust Company, dated October 11, 2012	8-K	10/12/2012	Motricity

4.5	Form of Rights Certificate*

5.1	Opinion of Brown Rudnick regarding legality of securities registered*

8.1	Opinion of Dentons US LLP regarding tax matters*

10.1	Form of First Amendment to Employment Offer Letter Agreement of Executive Officers#	S-1/A	06/02/2010	Motricity

10.2	Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc., as amended through August 4, 2005#	S-1/A	01/22/2010	Motricity

10.3	Motricity, Inc. 2010 Amended and Restated Corporate Incentive Plan‡#	S-1/A	06/02/2010	Motricity

10.4	Motricity, Inc. 2010 Long-Term Incentive Plan#	S-1/A	04/26/2010	Motricity

10.5	Form of Stock Option Agreement under 2004 Plan#	S-1/A	04/26/2010	Motricity

10.6	Form of Restricted Stock Grant Agreement under 2004 Plan#	S-1/A	04/26/2010	Motricity

10.7	Form of Motricity, Inc. Indemnification Agreement#	S-1/A	01/22/2010	Motricity

10.8	Form of Stock Option Agreement under the 2010 Long-Term Incentive Plan#	S-1/A	06/02/2010	Motricity

10.9	Certificate of Amendment to the 2004 Stock Incentive Plan of Motricity, Inc.#	S-1/A	06/02/2010	Motricity

10.10	Form of Restricted Stock Agreement under the 2010 Long-Term Incentive Plan#	10-Q	08/06/2010	Motricity

10.11	2011 Corporate Incentive Plan#	10-Q	05/05/2011	Motricity

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

10.12	Motricity, Inc. Executive Officer Severance/Change in Control Plan#	8-K	10/05/2011	Motricity

10.13	Motricity, Inc. 2010 Long-Term Incentive Plan, as amended#	8-K	11/02/2011	Motricity

10.14	Motricity, Inc. Amended and Restated 2011 Corporate Incentive Plan‡#	10-Q	11/21/2011	Motricity

10.15	Amended and Restated Promissory Note issued by Motricity, Inc. in favor of High River Limited Partnership, dated February 28, 2012	10-K	03/13/2012	Motricity

10.16	Amended and Restated Security Agreement by and between Motricity, Inc. and mCore International, Inc. with and in favor of High River Limited Partnership dated February 28, 2012	10-K	03/13/2012	Motricity

10.17	First Amendment to Amended and Restated Promissory Note by and between High River Limited Partnership and Motricity, Inc., dated May 10, 2012	10-Q	05/10/2012	Motricity

10.18	2012 Corporate Incentive Plan‡#	8-K/A	06/21/2012	Motricity

10.19	Motricity, Inc. Amended and Restated Severance/Change in Control Plan, as amended#	8-K	05/31/2012	Motricity

10.20	2012 Form of Named Executive Officer Option Agreement under the 2012 Long-Term Incentive Plan#	8-K	05/31/2012	Motricity

10.21	Limited Waiver from High River Limited Partnership, dated September 12, 2012	10-Q	11/08/2012	Motricity

10.22	Offer Letter by and between Motricity, Inc. and Richard Sadowsky, dated November 15, 2012#	8-K	11/21/2012	Motricity

10.23	Amendment Number 11 to WAP 2.0 Hosting Agreement, dated as of June 24, 2004, as amended, dated as of June 4, 2013 between Motricity, Inc. and Verizon Sourcing LLC	10-Q	08/13/2013	Voltari

10.24	Offer Letter by and between Voltari Corporation and John Breeman, dated August 14, 2013#	8-K	08/21/2013	Voltari

10.25	Release Agreement by and between Voltari Corporation and Richard Stalzer, dated December 18, 2013#	8-K	12/27/2013	Voltari

10.26	Amendment to the Offer Letter by and between Voltari Corporation and Richard Sadowsky, dated December 20, 2013#	8-K	12/27/2013	Voltari

10.27	2013-14 Corporate Incentive Plan‡#	8-K	3/31/2014	Voltari

10.28	Amended and Restated 2013-14 Corporate Incentive Plan‡#	8-K	5/27/14	Voltari

21.1	Subsidiaries of Voltari Corporation	10-K	3/31/2014	Voltari

23.1	Consent of Grant Thornton LLP*

23.2	Consent of Brown Rudnick LLP* (included in Exhibit 5.1)

23.2	Consent of Dentons US LLP* (included in Exhibit 8.1)

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

99.1	Form of Instructions as to Use of Subscription Rights Certificates*

99.2	Form of Notice to Clients of Stockholders Who are Acting Nominees*

99.3	Form of Notice to Stockholders who are Acting as Nominees*

99.4	Form of Nominee Holder Certification*

99.5	Form of Beneficial Owner Election Form*

99.6	Form of Notice to Stockholders who are Record Holders*

99.7	Form of Notice of Important Tax Information*

99.8	Notice of Guaranteed Delivery*

*	Filed herewith
‡	Confidential treatment was granted for certain provisions of this Exhibit pursuant to Exchange Act Rule 24b-2. These provisions have been omitted from the filing and submitted separately to the Securities and Exchange Commission.
‡‡	Confidential treatment was requested for certain provisions of this Exhibit pursuant to Exchange Act Rule 24b-2. These provisions have been omitted from the filing and submitted separately to the Securities and Exchange Commission.
#	Indicates a management contract or compensatory plan or arrangement.
(1)	If not filed herewith, filed as an exhibit to the document referred to above by either Motricity, Inc. (CIK# 0001336691) or Voltari Corporation (CIK# 0001568319), as indicated.

Item 17	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To supplement the prospectus, after the expiration of the subscription period to set forth the results of the subscription offer.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Voltari Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$12,181	$24,745
Accounts receivable, net of allowance for doubtful accounts of $182 and $26, respectively	3,213	3,002
Prepaid expenses and other current assets	1,157	1,215
Assets held for sale	—	2,149

Total current assets	16,551	31,111
Property and equipment, net	4,952	5,815
Goodwill	2,416	2,416
Intangible assets, net	2,222	2,766
Other assets	189	296

Total assets	$26,330	$42,404

Liabilities, redeemable preferred stock and stockholders’ (deficit) equity
Current liabilities
Accounts payable and accrued expenses	$4,018	$4,358
Accrued compensation	935	1,098
Other current liabilities	1,405	1,157
Liabilities held for sale	—	568

Total current liabilities	6,358	7,181
Other non-current liabilities	27	21

Total liabilities	6,385	7,202

Commitments and contingencies
Redeemable preferred stock, $0.001 par value; 1,199,643 shares issued and outstanding at September 30, 2014 and December 31, 2013. Redemption value: $38,682 and $35,152 at September 30, 2014 and December 31, 2013, respectively.	34,991	31,124
Stockholders’ (deficit) equity
Common stock, $0.001 par value; 625,000,000 shares authorized; 4,763,131 and 4,698,108 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	5	5
Additional paid-in capital	564,998	568,714
Accumulated deficit	(579,389)	(564,036)
Accumulated other comprehensive loss	(660)	(605)

Total stockholders’ (deficit) equity	(15,046)	4,078

Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$26,330	$42,404

The accompanying notes are an integral part of these condensed consolidated financial statements.

Voltari Corporation

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$3,356	$2,086	$8,316	$5,633

Operating expenses
Direct third-party expenses	2,129	1,505	5,465	4,120
Network operations, excluding depreciation	1,177	639	3,780	1,327
Product development, excluding depreciation	1,092	387	2,185	1,270
Sales and marketing, excluding depreciation	1,334	1,632	3,694	4,605
General and administrative, excluding depreciation	1,325	2,510	4,817	9,775
Depreciation and amortization	1,019	1,258	3,387	2,554

Total operating expenses	8,076	7,931	23,328	23,651

Operating loss	(4,720)	(5,845)	(15,012)	(18,018)

Other income (expense), net
Other income (expense)	1	22	5	(150)
Interest and investment income, net	1	6	4	19
Interest expense	—	(324)	—	(1,341)

Total other income (expense), net	2	(296)	9	(1,472)

Loss from continuing operations before income taxes	(4,718)	(6,141)	(15,003)	(19,490)
Provision for income taxes	—	—	—	—

Net loss from continuing operations	(4,718)	(6,141)	(15,003)	(19,490)
Net (loss) income from discontinued operations	(774)	(582)	(350)	15,023

Net loss	(5,492)	(6,723)	(15,353)	(4,467)
Accretion of redeemable preferred stock	(156)	(132)	(449)	(387)
Series J redeemable preferred stock dividends	(1,227)	(1,080)	(3,530)	(3,106)

Net loss attributable to common stockholders	$(6,875)	$(7,935)	$(19,332)	$(7,960)

Net (loss) income per share attributable to common stockholders—basic and diluted
Continuing operations	$(1.30)	$(1.58)	$(4.07)	$(4.94)
Discontinued operations	(0.17)	(0.12)	(0.07)	3.23

Total net loss per share attributable to common stockholders	$(1.47)	$(1.70)	$(4.14)	$(1.71)

Weighted-average common shares outstanding—basic and diluted	4,674,079	4,662,287	4,668,826	4,649,345

The accompanying notes are an integral part of these condensed consolidated financial statements.

Voltari Corporation

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$(5,492)	$(6,723)	$(15,353)	$(4,467)
Other comprehensive (loss) income:
Realization of cumulative translation adjustment	—	—	—	(8)
Foreign currency translation adjustment	(3)	127	(55)	30

Other comprehensive (loss) income	(3)	127	(55)	22

Comprehensive loss	$(5,495)	$(6,596)	$(15,408)	$(4,445)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Voltari Corporation

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(in thousands, except share data)

(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance as of December 31, 2013	4,698,108	$5	$568,714	$(564,036)	$(605)	$4,078
Net loss	—	—	—	(15,353)	—	(15,353)
Other comprehensive loss	—	—	—	—	(55)	(55)
Redeemable preferred stock dividends	—	—	(3,530)	—	—	(3,530)
Accretion of redeemable preferred stock	—	—	(449)	—	—	(449)
Restricted stock activity	65,023	—	(15)	—	—	(15)
Stock-based compensation expense	—	—	278	—	—	278

Balance as of September 30, 2014	4,763,131	$5	$564,998	$(579,389)	$(660)	$(15,046)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Voltari Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30, 2014
	2014	2013
Cash flows from operating activities:
Net loss	$(15,353)	$(4,467)
Loss (income) from discontinued operations	350	(15,023)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,387	2,554
Stock-based compensation expense	278	273
Other non-cash adjustments	244	(236)
Changes in operating assets and liabilities:
Accounts receivable	(350)	(1,335)
Prepaid expenses and other current assets	206	383
Other assets	(19)	1
Accounts payable and accrued expenses	(696)	(2,397)

Net cash used in operating activities—continuing operations	(11,953)	(20,247)
Net cash provided by operating activities—discontinued operations	443	22,448

Net cash (used in) provided by operating activities	(11,510)	2,201

Cash flows from investing activities:
Purchases of property and equipment	(63)	(256)
Capitalized software development costs	(2,058)	(1,489)

Net cash used in investing activities—continuing operations	(2,121)	(1,745)
Net cash provided by investing activities—discontinued operations	281	61

Net cash used in investing activities	(1,840)	(1,684)

Cash flows from financing activities:
Repayments of debt facilities	—	(20,000)
Cash paid for tax withholdings on restricted stock	(15)	(586)
Restricted short-term investments	—	177

Net cash used in financing activities—continuing operations	(15)	(20,409)

Effect of exchange rate changes on cash and cash equivalents	(55)	39

Net decrease in cash and cash equivalents	(13,420)	(19,853)
Cash and cash equivalents at beginning of period	24,745	49,738
Cash reclassified to assets held for sale at beginning of period	856	1,790
Cash reclassified to assets held for sale at end of period	—	(2,149)

Cash and cash equivalents at end of period	$12,181	$29,526

Supplemental schedule of cash flow information:
Cash paid for interest	$—	$3,796
Series J redeemable preferred stock dividends paid in-kind	3,418	2,967

The accompanying notes are an integral part of these condensed consolidated financial statements.

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Business Description and Basis of Presentation

Business Description

Voltari Corporation (“Voltari” or the “Company”) empowers our customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari uses advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers.

Advertisers pay us to deliver their ads to mobile users, and we pay website and mobile application owners (or their proxies) for the use of their ad space. Our proprietary technology and data management platform allows us to analyze and augment the information accompanying web and mobile advertising opportunities and quickly deliver highly targeted and engaging ad content to consumers in both programmatic and mediated environments. Our platform uses mass volumes of third-party data along with ad response and location data and, when available, first-party consumer data to generate, in real time, a score for each unique advertising opportunity which can be measured against an advertiser’s creative materials and campaign goals.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q for interim financial reporting pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. The condensed consolidated balance sheet as of December 31, 2013 included herein was derived from the audited financial statements as of that date, but does not include all disclosures required by U.S. GAAP.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all normal recurring adjustments which are necessary for a fair statement of the results of the interim period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014. The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year or for any other period.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates include the allowance for doubtful accounts receivable, valuation of deferred tax assets, valuation of goodwill, long-lived and intangible assets, stock-based compensation, litigation and other loss contingencies. Actual results could differ from those estimates.

The Company effected a one-for-ten reverse stock split of its common stock on April 23, 2013. The exercise price and the number of common shares issuable under the Company’s share-based compensation plans and upon

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

exercise of the Company’s outstanding warrants to purchase common stock, as well as the issued and outstanding share capital, have been correspondingly adjusted in this Quarterly Report on Form 10-Q to reflect the reverse stock split.

Reclassifications

During 2013, we exited our U.S. carrier business and completed the sale of our Generation5 Mathematical Technology (“Gen5”) business. On May 30, 2014, we completed the sale of our U.S. and Canadian messaging business. Further, on September 1, 2014, we completed the sale of our wireless carrier business in the United Kingdom (“UK”). As a result, these businesses are reported as discontinued operations in the condensed consolidated financial statements for the requisite periods presented in this Quarterly Report on Form 10-Q. See Note 5—Discontinued Operations for further information.

2. Summary of Significant Accounting Policies

Our significant accounting policies are those that we believe are both important to the portrayal of our financial condition and results of operations. Management believes there have been no material changes to the significant accounting policies discussed in Note 2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Recently Adopted Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This guidance is effective for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted. We adopted this standard on January 1, 2014, and such adoption did not have an impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to evaluate for each reporting period whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosure in certain circumstances. The new standard is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early application is permitted. The Company expects to adopt this standard for our annual period ending December 31, 2016 and is currently evaluating the impact of the adoption of the new standard on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The guidance in this ASU supersedes nearly all existing revenue recognition guidance under U.S. GAAP and creates a single, principle-based revenue recognition framework that is codified in a new FASB ASC Topic 606. The core principle of this guidance is for the recognition of revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new revenue standard is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years.

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Early adoption is not permitted. The new standard allows for either full retrospective or modified retrospective adoption. The Company is currently evaluating the transition method that will be elected and the potential effects of the adoption of the new standard on our consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, which amends FASB ASC Topic 205, Presentation of Financial Statements and FASB ASC Topic 360, Property, Plant, and Equipment. This standard amends the definition of a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This guidance is effective on a prospective basis for annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. The Company expects to adopt this standard on a prospective basis beginning January 1, 2015. Adoption is not expected to have a material impact on our consolidated financial statements.

3. Property and Equipment, net

Information related to our major categories of our property and equipment, net, is as follows (dollars in thousands):

	As of
	September 30, 2014	December 31, 2013
Capitalized software	$51,411	$49,498
Computer software and equipment	24,419	24,357
Leasehold improvements	5,569	5,569
Equipment, furniture and fixtures	1,474	1,474

Total property and equipment	82,873	80,898
Less: Accumulated depreciation and amortization	(46,840)	(44,002)
Less: Accumulated impairments	(31,081)	(31,081)

Property and equipment, net	$4,952	$5,815

We capitalized software development costs associated with internal-use software of $0.4 million and $2.1 million for the three and nine months ended September 30, 2014, respectively, as compared to $0.5 million and $1.5 million for the corresponding periods in 2013, respectively.

Depreciation expense from continuing operations totaled $0.8 million and $2.8 million for the three and nine months ended September 30, 2014, respectively, as compared to $1.1 million and $2.1 million for the corresponding periods in 2013, respectively.

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

4. Intangible Assets, net

The following table provides information regarding our intangible assets, net for the periods presented (dollars in thousands):

	As of September 30, 2014			As of December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$13,288	$(13,277)	$11	$14,228	$(14,054)	$174
Technology	8,414	(6,203)	2,211	8,693	(5,902)	2,791
Total	21,702	(19,480)	2,222	22,921	(19,956)	2,965
Less: Held for Sale	—	—	—	1,220	(1,021)	199

Total intangible assets, net	$21,702	$(19,480)	$2,222	$21,701	$(18,935)	$2,766

Amortization expense included in continuing operations was $0.2 million and $0.6 million for the three and nine months ended September 30, 2014, respectively, as compared to $0.2 million and $0.5 million for the corresponding periods in 2013, respectively.

Estimated annual amortization expense for definite-lived intangible assets for each of the five succeeding fiscal years are as follows (in thousands):

Fiscal year ending December 31,
2014 (remainder of fiscal year)	$181
2015	750
2016	638
2017	545
2018	108

5. Discontinued Operations

U.S. Carrier Operations

We decided to wind down our U.S. carrier operations as a result of the termination of two material revenue generating agreements with AT&T effective June 30, 2013. Accordingly, all operations related to our U.S. carrier business are reported as discontinued operations in the condensed consolidated financial statements for the nine months ended September 30, 2013.

Gen5 and Messaging Operations

On October 31, 2013, we completed the sale of our Gen5 business and on May 30, 2014, we completed the sale of our U.S. and Canadian messaging business. The operations related to the Gen5 business and U.S. and Canadian messaging business are reported as discontinued operations in the condensed consolidated financial statements for the three and nine months ended September 30, 2013 and, for U.S. and Canadian messaging, the nine months ended September 30, 2014. The assets and liabilities related to our U.S. and Canadian messaging business are reported as held for sale on the historical consolidated balance sheet as of December 31, 2013.

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

UK Wireless Carrier Operations

On September 1, 2014, we completed the sale of our UK carrier business. This is consistent with the strategy we have executed over the past year to enhance our focus and resources on our mobile media and advertising business. We recognized a pre-tax gain of $0.2 million on the disposition of our UK carrier business which is included in discontinued operations in our condensed consolidated statements of operations for the three and nine months ended September 30, 2014. Accordingly, the operations related to our UK carrier business are reported as discontinued operations in the condensed consolidated financial statements for all periods presented.

Discontinued operations on the condensed consolidated statements of operations for the three months ended September 30, 2014 is as follows (in thousands):

	Three Months Ended September 30, 2014
	U.S. Messaging & Other	Canadian Messaging	UK Carrier	Total
Revenue	$—	$—	$151	$151
Operating (loss) income	(593)	30	(41)	(604)
Other income	30	14	163	207
Pre-tax (loss) income	(563)	44	122	(397)
Net (loss) income from discontinued operations	$(940)	$44	$122	$(774)

Discontinued operations on the condensed consolidated statements of operations for the three months ended September 30, 2013 is as follows (in thousands):

	Three Months Ended September 30, 2013
	U.S. Carrier	U.S. Messaging & Other	Canadian Messaging & Gen5	UK Carrier	Total
Revenue	$634	$224	$929	$371	$2,158
Operating (loss) income	(539)	(140)	(122)	219	(582)
Net (loss) income from discontinued operations	$(539)	$(140)	$(122)	$219	$(582)

Discontinued operations on the condensed consolidated statements of operations for the nine months ended September 30, 2014 is as follows (in thousands):

	Nine Months Ended September 30, 2014
	U.S. Messaging & Other	Canadian Messaging	UK Carrier	Total
Revenue	$371	$451	$797	$1,619
Operating (loss) income	(365)	(84)	285	(164)
Other income (expense)	113	(85)	163	191
Pre-tax (loss) income	(252)	(169)	448	27
Net (loss) income from discontinued operations	$(629)	$(169)	$448	$(350)

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Discontinued operations on the condensed consolidated statements of operations for the nine months ended September 30, 2013 is as follows (in thousands):

	Nine Months Ended September 30, 2013
	U.S. Carrier	U.S. Messaging & Other	Canadian Messaging & Gen5	UK Carrier	Total
Revenue	$28,759	$664	$3,079	$1,143	$33,645
Operating income (loss)	15,245	(493)	(414)	689	15,027
Other expense	—	—	—	(4)	(4)
Net income (loss) from discontinued operations	$15,245	$(493)	$(414)	$685	$15,023

The assets and liabilities of the U.S. and Canadian messaging business and UK carrier business are reported as held for sale on the consolidated balance sheet as of December 31, 2013, which amounted to $2.1 million and $0.6 million, respectively. Please see Note 5 of our Quarterly Report on Form 10-Q for the period ended June 30, 2014 for further information on the major classes of these assets and liabilities. There are no assets or liabilities classified as held for sale as of September 30, 2014.

6. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (dollars in thousands):

	As of
	September 30, 2014	December 31, 2013
Trade related	$682	$1,015
Accrued third party costs	1,168	1,566
Accrued taxes payable	1,575	1,160
Other accrued expenses	593	617

	$4,018	$4,358

7. Redeemable Preferred Stock

Upon successful completion of our rights offering in October 2012, we issued 1,199,643 shares of 13% Redeemable Series J Preferred Stock (the “Series J preferred stock”) and, after giving effect to the one-for-ten reverse stock split that took effect in April 2013, 1,014,982 common stock warrants in exchange for approximately $30 million in cash proceeds. Net proceeds from the rights offering of approximately $27.8 million were allocated between Series J preferred stock and common stock warrants based on their estimated relative fair market values at the date of issuance as determined by management with the assistance of a third party valuation specialist. The portion of the net proceeds from the rights offering attributable to the Series J preferred stock was determined to be approximately $26.4 million and is included in Redeemable preferred stock on our condensed consolidated balance sheets at September 30, 2014 and December 31, 2013.

Our Series J preferred stock contains certain redemption features and is classified as mezzanine equity on our condensed consolidated balance sheets at September 30, 2014 and December 31, 2013 since the shares are (i) redeemable at the option of the holder upon the occurrence of certain events and (ii) have conditions for redemption which are not solely within our control. Our Series J preferred stock is redeemable at the option of the holder if the Company undergoes a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers which cause a change in 20% or more of the voting power

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

of our company, and if we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended), which results in a substantial limitation on our ability to use our net operating losses and related tax benefits. The difference between the carrying value of the Series J preferred stock and its liquidation value is being accreted over an anticipated redemption period of five years using the effective interest method. The shares of Series J preferred stock have limited voting rights and are not convertible into shares of our common stock or any other series or class of our capital stock.

Holders of the Series J preferred stock are entitled to an annual dividend of 13%, which is payable in cash or in-kind at our discretion, on a quarterly basis. To date, we have elected to pay all quarterly dividend payments on our Series J preferred stock, in the cumulative amount of $8.7 million, in-kind rather than in cash. Accordingly, we have increased the carrying value of our Series J preferred stock for the amount of the paid in-kind dividend payments. Dividends on the Series J preferred stock and the accretion increase the amount of net loss that is attributable to common stockholders and are presented as separate amounts on the condensed consolidated statements of operations.

Our Series J preferred stock has a preference upon dissolution, liquidation or winding up of the Company in respect of assets available for distribution to stockholders. The liquidation preference of the Series J preferred stock is initially $25 per share. If the quarterly cash dividends on the Series J preferred stock are not paid, which has been the case to date, the liquidation preference is adjusted and increased quarterly (i) until October 11, 2017, by an amount equal to 3.25% of the liquidation preference per share, as in effect at such time and (ii) thereafter by an amount equal to 3.5% of the liquidation preference per share, as in effect at such time. The quarterly accretion will continue until the shares are redeemed, or until the Company’s affairs are liquidated, dissolved or wound-up.

As of September 30, 2014, our Series J preferred stock has an aggregate redemption value of approximately $38.7 million, including paid in-kind dividends of $7.5 million and accrued dividends of $1.2 million which are included within Other current liabilities on our condensed consolidated balance sheet. We recorded accretion associated with our Series J preferred stock of $0.2 million and $0.4 million for the three and nine months ended September 30, 2014, respectively, and $0.1 million and $0.4 million for the corresponding periods in 2013, respectively.

8. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the period indicated (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders	$(6,875)	$(7,935)	$(19,332)	$(7,960)

Weighted-average common shares outstanding—basic and diluted	4,674,079	4,662,287	4,668,826	4,649,345

Net loss per share attributable to common stockholders—basic and diluted	$(1.47)	$(1.70)	$(4.14)	$(1.71)

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the applicable period. Diluted net loss per share attributable to common stockholders includes the effects of any warrants,

Voltari Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

options and other potentially dilutive securities outstanding during the period. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic and diluted net loss per share attributable to common stockholders are equal. The following table presents the outstanding antidilutive securities excluded from the calculation of net loss per share attributable to common stockholders:

	September 30,
	2014	2013
Warrants to purchase common stock	1,192,077	1,215,661
Options to purchase common stock	255,385	162,509
Restricted stock	73,858	1,075

Total securities excluded from net loss per share attributable to common stockholders	1,521,320	1,379,245

9. Commitments and Contingencies

Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity, Inc. (“Motricity”) between June 18, 2010 and August 9, 2011 or in Motricity’s initial public offering. Motricity, which was our predecessor registrant, is now our wholly-owned subsidiary and has changed its name to Voltari Operating Corp. The defendants in the case were Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in Motricity’s initial public offering, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleged violations under Sections 11 and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by all defendants and under Section 10(b) of the Exchange Act by Motricity and those of our former and current officers who are named as defendants. The complaint sought, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. The plaintiffs filed an amended complaint on May 11, 2012 and a second amended complaint on July 11, 2012. On August 1, 2012, we filed a motion to dismiss the second amended complaint, which was granted on January 17, 2013. A third amended complaint was filed on April 17, 2013. On May 30, 2013, we filed a motion to dismiss the third amended complaint, which was granted by the Court on October 1, 2013. On October 31, 2013, the plaintiffs filed a notice of appeal of the dismissal to the United States Court of Appeals for the Ninth Circuit. On April 25, 2014, the plaintiffs filed their opening appellate brief and on July 24, 2014 we filed our answering brief.

From time to time, we are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we are currently party to any pending legal action that could reasonably be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Voltari Corporation

We have audited the accompanying consolidated balance sheets of Voltari Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Voltari Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Seattle, Washington

March 31, 2014

Voltari Corporation

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$25,150	$50,940
Restricted short-term investments	—	406
Accounts receivable, net of allowance for doubtful accounts of $26 and $129, respectively	3,121	11,687
Prepaid expenses and other current assets	1,218	1,946
Assets held for sale	1,622	3,718

Total current assets	31,111	68,697
Property and equipment, net	5,815	6,635
Goodwill	2,416	2,416
Intangible assets, net	2,766	3,621
Other assets	296	148

Total assets	$42,404	$81,517

Liabilities, redeemable preferred stock and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,359	$6,658
Accrued compensation	1,111	2,747
Debt facilities	—	22,454
Other current liabilities	1,160	1,389
Liabilities held for sale	551	2,863

Total current liabilities	7,181	36,111
Other non-current liabilities	21	17

Total liabilities	7,202	36,128

Commitments and contingencies

Redeemable preferred stock, $0.001 par value; 1,199,643 shares issued and outstanding at December 31, 2013 and 2012, respectively. Liquidation preference: $35,152 and $29,991 at December 31, 2013 and 2012, respectively.	31,124	26,539

Stockholders’ equity
Common stock, $0.001 par value; 625,000,000 shares authorized; 4,698,108 and 4,673,275 shares issued and outstanding at December 31, 2013 and 2012, respectively (1)	5	47
Additional paid-in capital	568,714	573,166
Accumulated deficit	(564,036)	(553,722)
Accumulated other comprehensive loss	(605)	(641)

Total stockholders’ equity	4,078	18,850

Total liabilities, redeemable preferred stock and stockholders’ equity	$42,404	$81,517

(1)	Prior period disclosures have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

Voltari Corporation

Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

	Year Ended December 31,
	2013	2012
Revenue	$10,285	$6,566

Operating expenses
Direct third-party expenses	6,699	3,614
Datacenter and network operations, excluding depreciation	2,416	579
Product development and sustainment, excluding depreciation	2,097	3,120
Sales and marketing, excluding depreciation	6,089	4,791
General and administrative, excluding depreciation	12,128	17,492
Depreciation and amortization	3,785	4,073
Impairment charges	—	3,525
Restructuring	—	1,496

Total operating expenses	33,214	38,690

Operating loss	(22,929)	(32,124)

Other expense, net
Other expense	(103)	(931)
Interest and investment income, net	23	10
Interest expense	(1,342)	(1,924)

Total other expense, net	(1,422)	(2,845)

Loss from continuing operations before income taxes	(24,351)	(34,969)
Benefit for income taxes	—	(277)

Net loss from continuing operations	(24,351)	(34,692)
Net income from discontinued operations	14,037	450

Net loss	$(10,314)	$(34,242)
Accretion of redeemable preferred stock	(525)	(111)
Series J redeemable preferred stock dividends	(4,221)	(940)

Net loss attributable to common stockholders	$(15,060)	$(35,293)

Net income (loss) per share attributable to common stockholders—basic and diluted:
Continuing operations (1)	$(6.26)	$(7.76)
Discontinued operations (1)	3.02	0.10

Total net loss per share attributable to common stockholders (1)	$(3.24)	$(7.66)

Weighted-average common shares outstanding—basic and diluted	4,650,920	4,605,692
Depreciation and amortization by function
Datacenter and network operations	$2,334	$2,003
Product development and sustainment	340	603
Sales and marketing	925	1,282
General and administrative	186	185

Total depreciation and amortization	$3,785	$4,073

(1)	Prior period disclosures have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

Voltari Corporation

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2013	2012
Net loss	$(10,314)	$(34,242)
Other comprehensive income:
Realization of cumulative translation adjustment	(8)	888
Foreign currency translation adjustment	44	243

Other comprehensive income	36	1,131

Comprehensive loss	$(10,278)	$(33,111)

The accompanying notes are an integral part of these consolidated financial statements.

Voltari Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares (1)	Amount
Balance as of December 31, 2011	4,622,679	$46	$570,331	$(519,480)	$(1,772)	$49,125
Net loss	—	—	—	(34,242)	—	(34,242)
Other comprehensive income	—	—	—	—	1,131	1,131
Redeemable preferred stock dividends	—	—	(940)	—	—	(940)
Accretion of redeemable preferred stock	—	—	(111)	—	—	(111)
Common stock warrants issued with rights offering	—	—	1,321	—	—	1,321
Restricted stock activity	50,596	1	(24)	—	—	(23)
Stock-based compensation expense	—	—	2,589	—	—	2,589

Balance as of December 31, 2012	4,673,275	47	573,166	(553,722)	(641)	18,850
Net loss	—	—	—	(10,314)	—	(10,314)
Other comprehensive income	—	—	—	—	36	36
Redeemable preferred stock dividends	—	—	(4,221)	—	—	(4,221)
Accretion of redeemable preferred stock	—	—	(525)	—	—	(525)
Adjustment for reverse stock split	(135)	(42)	42	—	—	—
Restricted stock activity	24,968	—	(97)	—	—	(97)
Stock-based compensation expense	—	—	349	—	—	349

Balance as of December 31, 2013	4,698,108	$5	$568,714	$(564,036)	$(605)	$4,078

(1)	Prior period disclosures have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

Voltari Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(10,314)	$(34,242)
Income from discontinued operations	(14,037)	(450)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,785	4,073
Stock-based compensation expense	349	1,964
Deferred tax liability	—	(277)
Impairment charges	—	3,525
Other non-cash adjustments	(155)	1,924
Changes in operating assets and liabilities:
Accounts receivable	(996)	(1,978)
Prepaid expenses and other current assets	729	(1,934)
Other assets	(18)	—
Accounts payable and accrued expenses	(3,541)	7,638

Net cash used in operating activities—continuing operations	(24,198)	(19,757)
Net cash provided by operating activities—discontinued operations	21,881	31,080

Net cash provided by (used in) operating activities	(2,317)	11,323

Cash flows from investing activities:
Purchases of property and equipment	(545)	(1,231)
Capitalization of software development costs	(3,262)	—
Proceeds from sale of fixed assets	—	239

Net cash used in investing activities—continuing operations	(3,807)	(992)
Net cash used in investing activities—discontinued operations	—	(416)

Net cash used in investing activities	(3,807)	(1,408)

Cash flows from financing activities:
Repayments of debt facilities	(20,000)	—
Rights offering costs	(149)	(1,596)
Cash paid for tax withholdings on restricted stock	(98)	(39)
Restricted short-term investments	406	28
Proceeds from rights offering	—	30,006

Net cash provided by (used in) financing activities—continuing operations	(19,841)	28,399

Effect of exchange rate changes on cash and cash equivalents	36	(10)

Net increase (decrease) in cash and cash equivalents	(25,929)	38,304
Cash and cash equivalents at beginning of period	50,940	13,066
Cash reclassified to assets held for sale at beginning of period	589	159
Cash reclassified to assets held for sale at end of period	(450)	(589)

Cash and cash equivalents at end of period	$25,150	$50,940

Supplemental schedule of cash flow information:
Cash Paid for Interest	$3,796	$—

The accompanying notes are an integral part of these consolidated financial statements.

Voltari Corporation

Notes to Consolidated Financial Statements

1. Organization

Overview. Voltari Corporation (“Voltari” or the “Company”) empowers our customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari uses advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers.

Advertisers pay us to deliver their ads to mobile users, and we pay website and mobile application owners (or their proxies) for the use of their ad space. Our proprietary technology and data management platform allows us to analyze and augment the information accompanying web and mobile advertising opportunities and quickly deliver highly targeted and engaging ad content to consumers in both programmatic and mediated environments. Our platform uses mass volumes of third-party data along with ad response and location data and, when available, first-party consumer data to generate, in real time, a score for each unique advertising opportunity which can be measured against an advertiser’s creative materials and campaign goals. To date, we have identified more than 200 million server-side unique device profiles, many of which link multiple mobile devices to a single user. We continually collect additional anonymous data about users, audiences and their responses to mobile advertisements, which, in turn, refines our targeting and improves our placement choices.

Prior to July 1, 2013, most of our revenue was derived from providing hosting services to wireless carriers. Starting in 2012, we began our exit from the carrier business outside of the U.S. and, on June 30, 2013, concluded our U.S. carrier business. On October 31, 2013, we completed the sale of our Generation5 Mathematical Technology (“Gen5”) business. Additionally, during the fourth quarter of 2013, in order to better align with our overall strategic direction, we commenced negotiations for the sale of our messaging business in the U.S. and Canada. We are now focused on our digital media and marketing business and are planning to expand our product offerings to add online and display solutions to our suite of mobile data marketing services. We are also planning to offer predictive analytics services to website owners, application developers, mobile advertising trading desks and mobile ad exchanges.

Voltari, a Delaware corporation, was incorporated, under the name “Mobile Systems Corp.,” on December 14, 2012, as a wholly-owned subsidiary of Motricity, Inc. (“Motricity”), a Delaware corporation, and changed its name to “Voltari Corporation” on January 16, 2013. On April 9, 2013, pursuant to the consummation of the Reorganization (as defined below), Motricity became a wholly-owned subsidiary of Voltari. On July 30, 2013, Motricity changed its name to Voltari Operating Corp.

On April 9, 2013, Motricity and Voltari consummated a transaction intended to protect the long-term value of Motricity’s NOLs, referred to herein as the “Reorganization,” pursuant to an agreement and plan of reorganization by and among Motricity, Voltari and Voltari Merger Sub, Inc. The agreement and plan of reorganization and the transactions contemplated thereby were approved and adopted by Motricity’s stockholders on April 9, 2013. Upon completion of the Reorganization, Motricity became our wholly-owned subsidiary, and we replaced Motricity as the publicly held corporation. Further, our common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), we are the successor issuer to Motricity. As of April 10, 2013, shares of our common stock commenced trading on NASDAQ under the symbol “VLTC.”

On April 9, 2013, Motricity’s stockholders also approved an amendment to our certificate of incorporation to effect a one-for-ten reverse stock split of the outstanding shares of our common stock after the Reorganization, provided that our board of directors (the “Board”) determined that the reverse stock split was appropriate in order

Voltari Corporation

Notes to Consolidated Financial Statements

to regain compliance with the listing requirements of NASDAQ. Our board made the determination that the reverse stock split was appropriate on April 15, 2013, and the reverse stock split became effective on April 23, 2013. Trading on NASDAQ of our common stock reflecting the one-for-ten reverse stock split commenced on April 24, 2013. We regained compliance with NASDAQ’s listing requirements on May 7, 2013 when the closing price of our common stock on NASDAQ was above $1.00 for ten consecutive trading days.

Our operations are predominantly based in the U.S., with international operations in Canada and the UK. As discussed in greater detail below, we exited most of our non-U.S. carrier business in 2012, exited our U.S. carrier business in June 2013, and commenced negotiations for the sale of our messaging business in the U.S. and Canada in the fourth quarter of 2013. All of the operations related to our carrier business (other than our continuing business in the UK) and our messaging business in the U.S. and Canada are reported as discontinued operations in our audited financial statements as of and for the years ended December 31, 2013 and 2012.

In the first quarter of 2012, we decided to exit our business in India and the Asia Pacific region. This decision was based on the resources and cost associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile marketing and advertising and enterprise business. Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of our subsidiaries, we decided to divest our subsidiaries located in France and the Netherlands. We completed the divestitures of our France and Netherlands subsidiaries in May 2012. The costs associated with the divestitures of these subsidiaries were minimal.

All of the operations related to India, the Asia Pacific region, our France subsidiary, and our Netherlands subsidiary are reported as discontinued operations for all periods presented. See Note 4—Discontinued Operations.

On February 28, 2012, we amended our term loan from High River Limited Partnership (“High River”) to, among other things, extend its maturity date to August 28, 2013. On May 10, 2012, we further amended the term loan by adding a $5.0 million revolving credit facility from High River. No amounts were drawn under the revolving credit facility and it was terminated upon the closing of the rights offering on October 11, 2012, as discussed below. We repaid the term loan on August 19, 2013 using cash on hand. High River is beneficially owned by Carl C. Icahn, who, as of March 24, 2014, beneficially owns approximately 30.3% of the Company’s outstanding shares of common stock, controls approximately 14.4% of the voting power of our common stock and beneficially owns approximately 95.5% of our Series J preferred stock. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan, as amended, was approved by a committee comprised of disinterested directors of our Board.

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for units consisting of shares of our 13% Series J preferred stock and warrants to purchase common stock, at a subscription price of $6.50 per unit. The rights offering was fully subscribed and we received approximately $27.8 million in net proceeds upon the closing of the rights offering on October 11, 2012. This contributed to our ability to repay the term loan. We intend to continue to use the net proceeds from this rights offering for general corporate and working capital purposes, which may include any acquisitions we may pursue.

Recent Developments. On December 17, 2012, our largest customer, AT&T, provided us with notice that it would be terminating one of its agreements and all services thereunder, effective June 30, 2013, pursuant to its right to termination for convenience thereunder. On April 25, 2013, AT&T exercised its right to terminate its

Voltari Corporation

Notes to Consolidated Financial Statements

other material contract with us, also effective June 30, 2013. On June 4, 2013, the Verizon Portal Agreement, by and between Motricity and Verizon Sourcing LLC (“Verizon”) was amended by a Transition Agreement (the “Transition Agreement”) among Motricity, Opalhaven Corporation (“Opalhaven”) and Verizon. Under the Transition Agreement: (a) all of Motricity’s rights, title and interest in and to the Verizon Portal Agreement were assigned to Opalhaven on June 30, 2013 (the “Transition Date”) in consideration of Opalhaven’s assumption of all of the obligations, duties, responsibilities and undertakings of Motricity under the Verizon Portal Agreement and (b) Verizon waived all claims against Motricity arising under the Verizon Portal Agreement after the Transition Date.

The revenue generated from our agreements with AT&T and Verizon contributed positively to our operating cash flows for the years ended December 31, 2013 and 2012.

As a result of the termination of our agreements with AT&T and the Transition Agreement, we exited our U.S. carrier business on June 30, 2013. All of the operations related to our carrier business (other than our continuing business in the UK) are reported as discontinued operations for all periods presented. See Note 4—Discontinued Operations.

On October 31, 2013, we completed the sale of our Gen5 business to a third party. Additionally, during the fourth quarter of 2013, in order to better align with our overall strategic direction, which includes enhanced focus on our digital media and advertising business and new predictive analytics service offerings, we commenced negotiations for the sale of our messaging business in the U.S. and Canada. All of the operations related to Gen5 and the messaging business in the U.S. and Canada are reported as discontinued operations in the consolidated financial statements for all periods presented. The assets and liabilities related to our U.S. and Canadian messaging business are reported as assets and liabilities held for sale on the consolidated balance sheets at December 31, 2013 and 2012. See Note 4—Discontinued Operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.

On April 23, 2013, the Company effected a one-for-ten reverse stock split of its common stock. As a result, the number of shares of our common stock outstanding has been adjusted retrospectively to reflect the reverse stock split in all periods presented. In addition, the exercise price and the number of common shares issuable under our share-based compensation plans and upon exercise of our outstanding warrants to purchase common stock, as well as the issued and outstanding share capital have been correspondingly adjusted to reflect the reverse stock split. See Note 1—Organization for more information.

Reclassifications

We exited most of our non-U.S. carrier business in 2012 and exited our U.S. carrier business in June 2013. During the fourth quarter of 2013, we completed the sale of our Gen5 business and commenced negotiations for the sale of our messaging business in the U.S. and Canada. All of the operations related to our carrier business (other than our continuing business in the UK), Gen5 and messaging business in the U.S. and Canada are reported as discontinued operations in our consolidated financial statements as of and for the years ended December 31, 2013 and 2012. Additionally, the assets and liabilities related to U.S. and Canadian messaging have been classified as held for sale on the consolidated balance sheets as of December 31, 2013 and 2012. See Note 4—Discontinued Operations for more information.

Voltari Corporation

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with the generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates include the allowance for doubtful accounts, valuation of deferred tax assets, the recoverability or impairment of goodwill and long-lived assets, including property and equipment and intangible assets, stock-based compensation, litigation and other loss contingencies. Actual results could differ from those estimates.

Revenue Recognition

We derive our revenues from contracts which include individual or varying combinations of our managed services and often include professional service fees to customize and implement the specific software platform solutions required by the customer. We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectibility of the fee is reasonably assured. Certain of our arrangements include customer acceptance clauses or penalties for late delivery which we assess to determine whether revenue can be recognized ahead of the acceptance or delivery. The timing of revenue recognition in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from 1 week to 3 months, with an average of approximately 1 month. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in web pages) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser’s designated website) are provided to advertisers.

Our UK carrier customer contract primarily consists of a fixed monthly managed service fee to host the software platform solution. Certain arrangements also include minimum monthly fee provisions, monthly fees for providing additional managed services required by the customer and/or service level requirements related to the hosted solutions which often entail financial penalties for non-compliance. We account for the managed services revenue on a monthly basis as earned. Our UK carrier contract does not include the right to self-host.

Cash and Cash Equivalents

We consider all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash and cash equivalents. At December 31, 2013 and 2012, we had cash and cash equivalents held in foreign bank accounts of $1.2 million and $2.2 million, respectively.

Restricted Short-Term Investments

Restricted short-term investments at December 31, 2012 are comprised of cash set aside to secure certain leases.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at their face amount, less an allowance for doubtful accounts, on the consolidated balance sheets. Accounts receivable consist of amounts billed and currently due from customers and revenues earned but not yet billed. We evaluate the collectibility of accounts receivable based on a combination

Voltari Corporation

Notes to Consolidated Financial Statements

of factors. We recognize reserves for bad debts based on estimates developed using standard quantitative measures which incorporate historical write-offs and current economic conditions. Although, in circumstances where we are aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded to reduce the related accounts receivable to an amount we believe is collectible. Delinquent accounts are written off when they are determined to be uncollectible.

Long-Lived Assets

Long-lived assets include assets such as property and equipment and intangible assets, other than those with indefinite lives. We assess the carrying value of our long-lived asset groups when indicators of impairment exist and recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Indicators of impairment include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected net undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, and an impairment charge is recorded for the excess of carrying value over fair value. For the year ended December 31, 2012, we determined that certain fixed and intangible assets were impaired and recorded impairment charges of $4.5 million, of which $3.5 million is included in continuing operations. See Note 5—Goodwill and Intangible Assets and Note 6—Impairment Charges for more information.

Property and equipment are recorded at historical cost less accumulated depreciation, unless impaired. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method or a variable method reflecting the pattern in which the economic benefits are anticipated to be utilized. Upon retirement or sale, the historical cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Expenditures for repairs and maintenance are charged to expense as incurred.

All costs related to the development of internal-use software other than those incurred during the application development stage are expensed, including costs for minor upgrades and enhancements when there is no reasonable cost-effective way to separate these costs from maintenance activities. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, which is generally three years.

Identifiable intangible assets are recorded at cost or, when acquired as part of a business acquisition, estimated fair value. The recorded amount is amortized to expense over the estimated useful life of the asset using the straight-line method or a variable method reflecting the pattern in which the economic benefits are anticipated to be realized. At each balance sheet date, the unamortized costs for all intangible assets are reviewed by management and reduced to net realizable value when necessary.

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable net assets acquired. We test goodwill for impairment in the fourth quarter of each year, and whenever events or changes in circumstances arise during the year that indicate the carrying amount of goodwill may not be recoverable. In evaluating whether an impairment of goodwill exists, we first compare the estimated fair value of a reporting unit to its carrying value, including goodwill. If the estimated fair value is lower than the carrying

Voltari Corporation

Notes to Consolidated Financial Statements

value, then a more detailed assessment is performed comparing the carrying value of the goodwill in the reporting unit to its implied fair value. If the implied fair value of goodwill is less than the carrying amount of that goodwill, then an impairment charge is recognized to reduce the carrying value of goodwill by the difference. For the year ended December 31, 2012, we determined that our goodwill was impaired and recorded an impairment charge of $23.0 million, all of which is included in discontinued operations. See Note 5—Goodwill and Intangible Assets and Note 6—Impairment Charges for more information, including a discussion of the methodologies used in determining the estimated fair value of our reporting unit. No impairment of goodwill had been identified during the year ended December 31, 2013 based on the results of our annual impairment test.

Lease Termination

Effective June 20, 2012, we entered into a lease termination agreement with the landlord for our former corporate headquarters located in Bellevue, Washington. We surrendered 1/3 of our leased office space on December 31, 2012 and the remaining 2/3 of leased office space on January 31, 2013. We accelerated the depreciable period of our leasehold improvements and other office equipment to correspond with the lease termination dates. During 2012, we signed a lease agreement for new office space located in Bellevue, Washington and relocated to those premises in December 2012. In August 2013, we signed a termination agreement for our Bellevue, Washington office and relocated our corporate headquarters to our existing office rental space in New York City.

Comprehensive Loss

Comprehensive loss includes net loss as currently reported under U.S. GAAP and other comprehensive loss. Other comprehensive loss considers the effects of additional economic events, such as foreign currency translation adjustments, that are not required to be recorded in determining net loss, but rather are reported as a separate component of stockholders’ equity. Effective the first quarter of 2012, we elected to present comprehensive loss in two consecutive statements. Accumulated other comprehensive income consists of foreign currency translation adjustments.

Advertising Costs

The costs of advertising are either expensed as incurred or fully expensed the first time the advertising takes place. Total advertising expenses for the years ended December 31, 2013 and 2012 were $0.1 million and $0.2 million, respectively.

Software Development Costs

Our software development expenses consist primarily of salaries and fees paid to outside vendors. Costs incurred in connection with research activities are charged to operating expenses as incurred and are included within product development and sustainment, excluding depreciation, in the consolidated statements of operations. Research and development expenses for the years ended December 31, 2013 and 2012 were $1.4 million and $1.5 million, respectively.

Effective January 1, 2013, we began capitalizing certain software development costs associated with our Voltari-Connect platform and other software system projects, which include the costs to develop new software products or significant enhancements to existing software products, which are developed or obtained for internal use. Costs associated with preliminary project stage activities, training, maintenance and all post-implementation stage activities are expensed as incurred. We capitalize software development costs when application development begins, it is probable that the project will be completed and the software will be used as intended. These capitalized costs are included within Property and equipment, net, on our condensed consolidated balance

Voltari Corporation

Notes to Consolidated Financial Statements

sheets and amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. We capitalized software development costs of $3.5 million during the year ended December 31, 2013, which includes $2.2 million of internal payroll costs associated with our Voltari-Connect platform. We did not capitalize any software development costs in 2012.

Stock-Based Compensation

We measure and recognize stock-based compensation expense using a fair value-based method for all share-based awards made to employees and nonemployee directors, including grants of stock options and other stock-based awards. We estimate the fair value of share-based awards, including stock options, using the Black-Scholes option-pricing model for awards with service-based conditions and the Monte Carlo Simulation pricing model for option awards with market-based conditions. The application of this standard requires significant judgment and the use of estimates, particularly with regards to assumptions such as stock price volatility, expected option lives and risk-free interest rate, all of which are utilized to value equity-based compensation. We recognize stock compensation expense, net of estimated forfeitures, using a straight line method over the requisite service period of the individual grants, which generally equals the vesting period.

Income Taxes

We utilize the balance sheet method of accounting for income taxes. Accordingly, we are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. This process involves estimating our actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Due to the evolving nature and complexity of tax rules combined with the number of jurisdictions in which we operate, it is possible that our estimates of our tax liability could change in the future, which may result in additional tax liabilities and adversely affect our results of operations, financial condition and cash flows.

We follow the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance defines the level of assurance that a tax position must meet in order to be recognized in the financial statements and also provides for de-recognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The guidance utilizes a two-step approach for evaluating uncertain tax positions. Step one, recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. If a tax position is not considered “more likely than not” to be sustained, no benefits of the position are recognized. Step two, measurement, is based on the largest amount of benefit which is more likely than not to be realized on effective settlement.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Our net loss attributable to common stockholders was not allocated to preferred stock using the two-class method, as the preferred stock does not have a contractual obligation to share in the net loss attributable to common stockholders.

Our potentially dilutive shares, which include outstanding common stock options, restricted stock, redeemable preferred stock and common stock warrants, have not been included in the computation of diluted net loss per

Voltari Corporation

Notes to Consolidated Financial Statements

share attributable to common stockholders for all periods presented, as the results would be anti-dilutive. Such potentially dilutive shares are excluded when the effect would be to reduce net loss per share. See Note 13—Net Loss Per Share Attributable to Common Stockholders.

Operating Segment

The authoritative guidance for disclosures about segments of an enterprise establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. We currently operate and manage our business as a single segment. Our CODM allocates resources and assesses performance of the business at the consolidated level. Our CODM reviews revenue by customer and by type of service to understand and evaluate revenue trends. We have one business activity, and there are no segment managers who are held accountable for operations, operating results or components below the consolidated unit level. Accordingly, we consider ourselves to be in a single operating and reportable segment structure.

We generated approximately 78% and 72% of our total revenue from continuing operations in the U.S. during the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, the majority of our long-lived assets were located in the U.S.

Revenues from our continuing operations consist of our advertising business and our wireless carrier contract in the UK. We generated revenues of $8.8 million and $4.8 million from our advertising business during the years ended December 31, 2013 and 2012, respectively. We generated revenues of $1.5 million and $1.8 million from our UK wireless carrier contract during the years ended December 31, 2013 and 2012, respectively.

Fair Value of Financial Instruments

As of December 31, 2013 and 2012, we had cash and cash equivalents of $25.2 million and $50.9 million, respectively. As of December 31, 2012, we had restricted short-term investments of $0.4 million. Restricted short-term investments were evaluated using quoted market prices (Level 1) to determine their fair value. In addition, the carrying amount of certain financial instruments, including accounts receivable, accounts payable and accrued expenses, approximates fair value due to their short maturities.

There were no transfers between levels in the fair value hierarchy during the years ended December 31, 2013 or 2012.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, to the extent balances exceed limits that are insured by the Federal Deposit Insurance Corporation, and accounts receivable.

At December 31, 2013, three customers comprised 12%, 10% and 10%, respectively, of invoiced accounts receivable. There were no significant concentrations of invoiced accounts receivable at December 31, 2012.

The following table outlines our revenue concentration by customer:

	CB&S Advertising Agency, Inc.	Virgin Media Limited
Year ended December 31, 2013	25%	15%
Year ended December 31, 2012	12%	27%

Voltari Corporation

Notes to Consolidated Financial Statements

Foreign Currency

The functional currencies of our international subsidiaries are the local currencies. We translate the financial statements of our international subsidiaries to U.S. dollars using end-of-period exchange rates for assets and liabilities and average currency exchange rates for revenues and expenses. Translation adjustments resulting from this process are included in Other comprehensive income (loss) and are reflected as a separate component of stockholders’ equity. Realized and unrealized transaction gains and losses are included in Other income (expense), net in the period in which they occur, except on intercompany balances considered to be long-term, and have not been significant for any periods presented. Transaction gains and losses on intercompany balances considered to be long-term are recorded in Other comprehensive income (loss).

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update requiring that unrecognized tax benefits be presented as a reduction to a deferred tax asset rather than as liabilities for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, to the extent such deferred tax assets are available under the tax law to offset additional taxes resulting from disallowance of a tax position. This standard is effective for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted. We will adopt this accounting standards update on January 1, 2014 and adoption is not expected to have a material impact on our consolidated financial statements.

In February 2013, the FASB issued an accounting standards update on the reporting of amounts reclassified out of accumulated other comprehensive income, to improve the transparency of reporting. These reclassifications present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income–but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. We adopted this accounting standards update on January 1, 2013 which did not have a material effect on our consolidated financial statements.

3. Property and Equipment, net

Information related to our major categories of our property and equipment, net, is as follows (dollars in thousands):

	Useful Life (in years)	As of December 31,
		2013	2012
Capitalized software	3	$49,498	$46,030
Computer software and equipment	3-5	24,357	26,675
Leasehold improvements	4-10	5,569	7,065
Equipment, furniture and fixtures	7	1,474	1,404

Total property and equipment		80,898	81,174
Less: Accumulated depreciation and amortization		(44,002)	(43,458)
Less: Accumulated impairments		(31,081)	(31,081)

Property and equipment, net		$5,815	$6,635

There was no capitalized interest associated with property and equipment for the years ended December 31, 2013 and 2012. Depreciation expense from continuing operations was $3.1 million and $3.0 million for the years ended December 31, 2013 and 2012, respectively.

Voltari Corporation

Notes to Consolidated Financial Statements

4. Discontinued Operations

International Carrier Operations

In 2011, several agreements pursuant to which we provided mobile data and related services to a customer in Indonesia were terminated. In connection with this termination, we re-evaluated our international carrier business. As part of this process, we decided to exit our business in India and the Asia Pacific region based on the resources and costs associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile marketing and advertising and enterprise business. In connection with this exit, we terminated all of our employees and closed our offices in Singapore, Malaysia, Indonesia, and India and our data center in India and incurred other costs associated with legal, accounting and tax support. We have substantially liquidated all assets and liabilities associated with our subsidiaries in India and the Asia Pacific region.

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of certain subsidiaries, we sold our subsidiaries located in France and the Netherlands. The costs associated with the sale of these subsidiaries were minimal, and we recorded a net loss on sale of subsidiaries of $0.4 million during the year ended December 31, 2012.

Operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements.

U.S. Carrier Operations

In December 2012, AT&T gave notice that it was terminating a revenue generating agreement that was material to the Company, and in April 2013, AT&T exercised its right to terminate its other material contract with us, both of which were effective on June 30, 2013. Thereafter, in June 2013, we elected to assign all of our rights and interests under our Verizon Portal Agreement to Opalhaven, also effective June 30, 2013. In light of these events, we decided to wind down our U.S. carrier operations and increase our focus on our mobile media business. Accordingly, all operations related to our U.S. carrier business are reported as discontinued operations in the consolidated financial statements for all periods presented.

Gen5 and Messaging Operations

On October 31, 2013, we completed the sale of our Gen5 business to a third party. We recorded a net loss on the sale of this business of approximately $0.5 million during the year ended December 31, 2013. Additionally, during the fourth quarter of 2013, in order to better align with our overall strategic direction, we commenced negotiations for the sale of our messaging business in the U.S. and Canada. Accordingly, all operations related to Gen5 and the messaging business in the U.S. and Canada are reported as discontinued operations in the consolidated financial statements for all periods presented. The assets and liabilities related to our U.S. and Canadian Messaging business are reported as assets and liabilities held for sale on the consolidated balance sheets at December 31, 2013 and 2012.

Voltari Corporation

Notes to Consolidated Financial Statements

Discontinued operations on the consolidated statement of operations for the year ended December 31, 2013 is as follows (in thousands):

	Year Ended December 31, 2013
	International Carrier	U.S. Carrier	U.S. Messaging	Canadian Messaging & Gen5	Total
Revenue	$—	$28,759	$922	$3,665	$33,346
Operating income (loss)	—	15,245	(511)	(444)	14,290
Loss on sale of Gen5	—	—	—	(470)	(470)
Other income	—	—	510	399	909
Pre-tax income (loss)	—	15,245	(1)	(515)	14,729
Provision for income taxes	692	—	—	—	692
Net income (loss) from discontinued operations	$(692)	$15,245	$(1)	$(515)	$14,037

Discontinued operations on the consolidated statement of operations for the year ended December 31, 2012 is as follows (in thousands):

	Year Ended December 31, 2012
	International Carrier	U.S. Carrier	U.S. Messaging	Canadian Messaging & Gen5	Total
Revenue	$1,493	$73,865	$4,255	$5,355	$84,968
Operating income (loss)	(4,786)	11,883	(3,698)	(1,289)	2,110
Loss on disposal of assets and liabilities	(876)	—	—	—	(876)
Loss on sale of subsidiary	(375)	—	—	—	(375)
Loss on realization of cumulative translation adjustment	(630)	—	—	—	(630)
Pre-tax income (loss)	(6,667)	11,883	(3,698)	(1,289)	229
Benefit for income taxes	(221)	—	—	—	(221)
Net income (loss) from discontinued operations	$(6,446)	$11,883	$(3,698)	$(1,289)	$450

Voltari Corporation

Notes to Consolidated Financial Statements

As of December 31, 2013 and 2012, assets and liabilities related to our messaging business in the U.S. and Canada were classified as held for sale on our consolidated balance sheets and consisted of the following (in thousands):

	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$450	$589
Accounts receivable, net of allowance for doubtful accounts of $49 and $158, respectively	928	2,249
Prepaid expenses and other current assets	20	193
Property and equipment, net	2	21
Intangible assets, net	199	641
Other assets	23	25

Total assets	$1,622	$3,718

Liabilities:
Accounts payable and accrued expenses	207	1,300
Accrued compensation	108	538
Deferred revenue	—	814
Other current liabilities	236	211

Total liabilities	$551	$2,863

As of December 31, 2012, assets and liabilities associated with discontinued operations of our U.S. carrier business have been included in the following line items on our consolidated balance sheet (in thousands):

December 31, 2012
Assets:
Accounts receivable, net of allowance for doubtful accounts	$9,698
Liabilities:
Accounts payable and accrued expenses	1,868
Accrued compensation	1,301
Deferred revenue	851

There were no assets or liabilities associated with discontinued operations of our U.S. carrier business included on our consolidated balance sheet as of December 31, 2013.

5. Goodwill and Intangible Assets

The changes in the carrying amount of our goodwill for the years ended December 31, 2013 and 2012 are as follows (in thousands):

Goodwill balance as of December 31, 2011	$25,208
Impairment of goodwill	(22,951)
Effect of foreign currency translation	159

Goodwill balance as of December 31, 2012	2,416
Effect of foreign currency translation	—

Goodwill balance as of December 31, 2013	$2,416

Voltari Corporation

Notes to Consolidated Financial Statements

During the first quarter of 2012, we decided to sell our subsidiaries located in the Netherlands and France. We allocated goodwill to each of these subsidiaries based on relative fair value of net assets. We completed the sales of our Netherlands and France subsidiaries in May 2012 and used the sale price to calculate the relative fair value in order to determine the allocation of goodwill.

In the fourth quarter of 2012, we performed our annual impairment testing and determined our goodwill was further impaired, primarily due to anticipated reduction in the performance of our carrier business, primarily as a result of AT&T’s recent decision to terminate the AT&T Agreement (and all services thereunder) effective June 30, 2013, as well as a sustained decline in our stock price resulting in a market capitalization below the book value of our net assets. Our impairment charge associated with goodwill for the year ended December 31, 2012 was $23.0 million, all of which is included in discontinued operations. See Note 6—Impairment Charges for more information.

No impairment of goodwill was identified during the year ended December 31, 2013 based on the results of our annual impairment test.

A portion of our goodwill balance is denominated in Canadian dollars. The effect of foreign currency translation on our goodwill balance for the year ended December 31, 2012 was $0.2 million, as the result of the change in the value of the U.S. dollar and the value of the Canadian dollar during these periods. As of December 31, 2013, our entire goodwill balance is denominated in U.S. dollars.

Intangible Assets

The following tables provide information regarding our intangible assets, net for the periods presented (dollars in thousands):

	As of December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Amortization Period (in years)
Customer relationships	$14,228	$(14,054)	$174	1.2
Technology	8,693	(5,902)	2,791	4.0
Total	22,921	(19,956)	2,965
Less: Held for Sale	1,220	(1,021)	199

Total intangible assets, net	$21,701	$(18,935)	$2,766

	As of December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Weighted- Average Amortization Period (in years)
Customer relationships	$15,087	$(13,733)	$(585)	$769	1.8
Technology	8,693	(1,633)	(3,617)	3,443	4.9
Trade name	120	(70)	—	50	1.3
Total	23,900	(15,436)	(4,202)	4,262
Less: Held for Sale	2,198	(880)	(677)	641

Total intangible assets, net	$21,702	$(14,556)	$(3,525)	$3,621

Voltari Corporation

Notes to Consolidated Financial Statements

Intangible assets include assets capitalized as a result of our acquisitions. Amortization expense included in continuing operations for the years ended December 31, 2013 and 2012 was $0.7 million and $1.1 million, respectively. Based on the results of our impairment testing conducted in 2012, we recognized impairment charges related to certain of our intangible assets. Our continuing operations include impairment charges of $3.5 million for the year ended December 31, 2012. See Note 6—Impairment Charges for more information.

As of December 31, 2013, estimated annual amortization expenses for definite-lived intangible assets for each of the five succeeding years are as follows (in thousands):

2014	$820
2015	852
2016	641
2017	545
2018	108

6. Impairment Charges

Based upon a combination of factors and developments, including notice from AT&T in December 2012 that they would be terminating the AT&T Agreement with us effective June 30, 2013, as well as a sustained decline in our stock price for a period of several months resulting in a market capitalization below the book value of our net assets, we had strong indications that our goodwill was likely impaired in December 2012. As a result, in addition to the annual goodwill impairment testing that takes place in the fourth quarter, we concluded that these factors and developments were deemed “triggering” events requiring an impairment analysis of our long-lived assets as well. Accordingly, we conducted our annual impairment testing of goodwill and long-lived assets in December 2012, the results of which are described in greater detail below.

Long-Lived Assets Impairment Test

We reviewed the guidance for long-lived assets which states that “for purposes of recognition and measurement of an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of the assets and liabilities.” Based on this, we identified two asset groups for the purposes of our impairment loss measurement.

In performing the long-lived assets impairment test, we first determined the carrying value of the asset groups, reviewed the assets held in each of the two asset groups, excluding goodwill, and identified the primary asset of each asset group. Goodwill was not included because all of the asset groups were defined at a level below the goodwill reporting unit level. As of the December 31, 2012 impairment test date, none of the asset groups met all of the criteria necessary to be classified as held for sale. As a result, all asset groups subject to impairment testing were classified as held and used. In the first step of our impairment test, we determined the fair value of each asset group by utilizing projections of undiscounted cash flows based on our existing plans for the assets. Pursuant to the guidance, an impairment loss is indicated for a long-lived asset (group) that is held and used if the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value.

Our analysis indicated that for each of the two asset groups, the results of the undiscounted cash flows were less than the carrying value of the asset group. In order to measure the potential impairment, we developed market participant projected cash flows associated with each asset group, discounted to the present value to reflect the fair value of the asset group. This resulted in impairment of the assets within each asset group, recognized as the difference between the fair value and the carrying value of the asset group. For the asset group for which the discounted cash flows were less than the carrying value, we recognized impairment charges in 2012 of

Voltari Corporation

Notes to Consolidated Financial Statements

$0.3 million associated with capitalized software, included in Property and equipment, net, and $4.2 million associated with other intangible assets, included in Intangible assets, net. See table below for amounts relating to continuing and discontinued operations.

Goodwill Impairment Test

Fiscal 2013

The annual goodwill impairment test is a two-step process. First, we determine if the carrying value exceeds the fair value of the reporting unit. Fair value is calculated by a combination of a discounted cash flow model, a market approach model, and a market approach based on an option-pricing backsolve method. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. In the second step, we compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill.

The discounted cash flow analysis requires us to make various judgments, estimates and assumptions, many of which are interdependent, about future revenues, operating margins, growth rates, capital expenditures, working capital and discount rates. The starting point for the assumptions used in our discounted cash flow analysis is the annual long-range financial forecast. The annual planning process that we undertake to prepare the long-range financial forecast takes into consideration a multitude of factors, including historical growth rates and operating performance, related industry trends, macroeconomic conditions, and marketplace data, among others. Assumptions are also made for perpetual growth rates for periods beyond the long-range financial forecast period. Our estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside our control.

The market approach analysis includes applying a multiple, based on comparable market transactions, to certain operating metrics of the reporting unit.

We used the Option-Pricing Method backsolve (“OPM backsolve”) to calculate the fair value of our equity, including preferred stock. The OPM backsolve method derives the implied equity value for the reporting unit from arm’s length transactions in the Company’s common stock. We used assumptions including exercise price, risk-free rate, expected term of liquidity, volatility, dividend yield and solved for the value of equity such that the publicly quoted common stock price is equal to the OPM backsolve value. The OPM treats preferred stock, common stock, options, and warrants as series of call options on the total equity value of a company, with the exercise price based on the liquidation preference of the preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale, or initial public offering, assuming the company has funds available to make a liquidation preference meaningful and collectible by the stockholders. The OPM uses the Black-Scholes option-pricing model to price the call options.

The results of our annual impairment test performed in the fourth quarter of 2013 indicated that the fair value of our reporting unit exceeded its carrying amount by 33.5% and therefore our goodwill was not impaired.

Fiscal 2012

After completion of the long-lived assets impairment test, we conducted our goodwill impairment analysis at the level of the reporting unit. It was determined that we have one reporting unit for purposes of evaluating goodwill for impairment and the impairment test was thus performed using our consolidated operations.

Voltari Corporation

Notes to Consolidated Financial Statements

In performing the goodwill impairment test, we compared the implied fair value of goodwill to its carrying value by performing a business combination fair value analysis according to the guidance for business combinations, where the fair value of the reporting unit or company is the purchase price for the reporting unit or the company. In estimating the purchase price, we utilized the discounted cash flow method of the income approach. We also considered our market capitalization based on our stock price and the indicated value based on market transactions of comparable companies. We then used a hypothetical purchase price allocation to allocate a portion of the estimated purchase price to goodwill.

As a result of our impairment testing performed as of December 31, 2012, we recorded a $23.0 million impairment charge relating to goodwill in the fourth quarter of 2012. The entire amount relates to and is included in discontinued operations.

The following table outlines our impairment charges for 2012:

	Year ended December 31, 2012
	Continuing Operations	Discontinued Operations	Total
Goodwill	$—	$22,951	$22,951
Intangible assets	3,525	677	4,202
Property and equipment	—	259	259

Total impairment charges	$3,525	$23,887	$27,412

Impairment charges related to continuing operations are recognized in Impairment charges on the consolidated statements of operations.

7. Restructuring

During the first quarter of 2012, as a part of the overall realignment of our strategic path, our exit from India and the Asia Pacific region and our decision to sell our France and Netherlands subsidiaries, we initiated a restructuring plan. As a result of this restructuring plan, we implemented a reduction in force and incurred costs primarily related to involuntary termination benefits. A portion of the restructuring charges related to this action are included in discontinued operations. For the year ended December 31, 2012, $1.5 million is included in Restructuring on the consolidated statements of operations for charges incurred in the U.S. We have not incurred any restructuring charges subsequent to June 30, 2012. As of December 31, 2012, all restructuring charges committed to were paid.

The following table reconciles restructuring charges related to continuing operations with the associated liabilities (in thousands):

Involuntary Termination Benefits
Balance as of December 31, 2011	873
Restructuring charges	1,496
Utilization	(2,369)

Balance as of December 31, 2012	$—

Voltari Corporation

Notes to Consolidated Financial Statements

8. Debt Facilities

We entered into a $20 million term loan with High River on September 16, 2011, and subsequently amended the terms on November 14, 2011 and on February 28, 2012. The term loan accrued interest at 9% per year, which was paid-in-kind quarterly through capitalizing interest and adding it to the principal balance. We repaid the term loan in full, approximately $23.8 million in principal and accrued interest, on August 19, 2013. See Note 15—Related Party Transactions for further information.

9. Commitments and Contingencies

Operating Leases

We lease office space and equipment under various non-cancellable operating lease agreements. Rent expense for non-cancellable operating leases with scheduled rent increases and landlord incentives is recognized on a straight-line basis over the lease term, beginning with the effective lease commencement date. Our leasing agreements have varying renewal options.

Significant terms of operating lease agreements are as follows:

•	We lease approximately 13,170 square feet in Seattle, Washington to house a data center. The initial lease term expires on August 31, 2014, and there are two extension periods of 3 to 5 years each.

•	We lease 7,785 square feet in New York, New York. The lease expires on November 30, 2018.

•	We lease various sales and regional offices throughout the U.S., Canada and the UK. These leases are all operating leases and generally have annual commitment terms with the option to extend either on an annual or month-to-month basis.

Estimated future minimum net rentals payable under these agreements at December 31, 2013 are as follows (in thousands):

Year Ending December 31,
2014	1,182
2015	395
2016	396
2017	339
2018	266

Total	$2,578

In the preceding table, future minimum annual net rentals payable under non-cancellable operating leases denominated in foreign currencies have been calculated based upon December 31, 2013 foreign currency exchange rates. The table was prepared assuming the maximum commitments currently outstanding, but such commitments could decrease based on termination negotiations. Minimum net rentals payable under non-cancellable operating lease agreements are presented net of tenant allowances, if any.

Rental expense under operating lease agreements included in continuing operations for the years ended December 31, 2013 and 2012 was $0.7 million and $1.2 million, respectively.

Voltari Corporation

Notes to Consolidated Financial Statements

Other Contractual Arrangements

We have entered into several agreements with various vendors who provide additional operational support and services to the Company. The arrangements are primarily of a duration of twelve months or less or cancellable with short-term notice. We have no material contractual arrangements beyond 2014.

Litigation

From time to time, we are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we are currently party to any pending legal action that could reasonably be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows. See Note 16—Legal Proceedings for details regarding outstanding litigation.

10. Redeemable Preferred Stock

Upon successful completion of our rights offering in October 2012, we issued 1,199,643 shares of Series J preferred stock and (after giving effect to the one-for-ten reverse stock split) 1,014,982 common stock warrants in exchange for approximately $30 million in cash proceeds. Net proceeds from the rights offering of approximately $27.8 million were allocated between Series J preferred stock and common stock warrants based on their estimated relative fair market values at the date of issuance as determined by management with the assistance of a third party valuation specialist. The portion of the net proceeds from the rights offering attributable to the Series J preferred stock was determined to be approximately $26.4 million and is included in Redeemable preferred stock on our consolidated balance sheets at December 31, 2013 and 2012.

Our Series J preferred stock contains certain redemption features and is classified as mezzanine equity at December 31, 2013 and 2012 since the shares are (i) redeemable at the option of the holder upon the occurrence of certain events and (ii) have conditions for redemption which are not solely within our control. Our Series J preferred stock is redeemable at the option of the holder if the Company undergoes a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers which cause a change in 20% or more of the voting power of our company, and if we experience an ownership change (within the meaning of Section 382), which results in a substantial limitation on our ability to use our net operating losses and related tax benefits. The difference between the carrying value of the Series J preferred stock and its liquidation value is being accreted over an anticipated redemption period of 5 years using the effective interest method. The shares of Series J preferred stock have limited voting rights and are not convertible into shares of our common stock or any other series or class of our capital stock.

Holders of the Series J preferred stock are entitled to an annual dividend of 13%, which is payable in-cash or in-kind at our discretion, on a quarterly basis. To date, we have elected to pay all quarterly dividend payments on our Series J preferred stock, in the cumulative amount of $5.2 million, in-kind rather than in-cash. Accordingly, we have increased the carrying value of our redeemable preferred stock for the amount of the paid-in-kind dividend payments made on January 1, 2013, April 1, 2013, July 1, 2013, October 1, 2013, and January 1, 2014. Dividends on the Series J preferred stock and the accretion increase the amount of net loss that is attributable to common stockholders and are presented as separate amounts on the consolidated statements of operations.

Our Series J preferred stock has a preference upon dissolution, liquidation or winding up of the Company in respect of assets available for distribution to stockholders. The liquidation preference of the Series J preferred stock is initially $25 per share. If the dividend on the Series J preferred stock is paid in-kind, which has been the case to date, the liquidation preference is adjusted and increased quarterly (i) until October 11, 2017, by an

Voltari Corporation

Notes to Consolidated Financial Statements

amount equal to 3.5% of the liquidation preference per share, as in effect at such time and (ii) thereafter by an amount equal to 3.5% of the liquidation preference per share, as in effect at such time. The quarterly accretion will continue until the shares are redeemed, or until the Company’s affairs are liquidated, dissolved or wound-up.

As of December 31, 2013, our Series J preferred stock has an aggregate redemption value of approximately $35.2 million, including paid-in-kind dividends of $4.1 million and accrued dividends of $1.1 million which are included within Other current liabilities on our consolidated balance sheet. We recorded accretion expense associated with our Series J preferred stock of $0.5 million and $0.1 million for the years ended December 31, 2013 and 2012, respectively.

11. Stock Options, Restricted Stock and Warrants

Overview

Our Board of Directors approved the 2010 Long-Term Incentive Plan (“2010 LTIP”) as Amended and Restated on October 28, 2011. We may grant equity awards up to an aggregate of 636,562 shares under the 2010 LTIP. Awards granted under the 2010 LTIP may include incentive stock options or nonqualified stock options, stock appreciation rights, restricted stock and other stock-based or cash-based awards. Option terms may not exceed 10 years and the exercise price cannot be less than 100% of the estimated fair market value per share of our common stock on the grant date. Any shares awarded or issued pursuant to the exercise of stock options or vesting of restricted stock units will be authorized and unissued shares of our common stock. The maximum number of shares subject to any performance award granted to any participant during any fiscal year shall be 26,666 shares. The maximum cash payment made under a performance award granted to any participant with respect to any fiscal year shall be $5.4 million.

All shares, stock options, restricted stock, restricted stock awards, restricted stock units and warrants have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

Stock Options

Stock-based compensation expense associated with stock options for the years ended December 31, 2013 and 2012 was $0.1 million and $0.5 million, respectively, and was included in datacenter and network operations, product development and sustainment, sales and marketing, general and administrative expenses and restructuring on our consolidated statements of operations.

As of December 31, 2013, there was $0.1 million of total unrecognized stock-based compensation costs, net of estimated forfeitures, related to unvested options that are expected to be recognized over a weighted-average period of 2.26 years.

Voltari Corporation

Notes to Consolidated Financial Statements

The following table summarizes all stock option activity for the year ended December 31, 2013:

Stock Options	Shares	Weighted- Average Exercise Price Per Share	Remaining Average Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2012	286,659	$27.40	7.72	$—
Granted	51,500	4.54
Forfeited	(204,224)	15.15
Expired	(26,605)	116.61

Outstanding, December 31, 2013	107,330	$17.58	5.22	$—

Exercisable at December 31, 2013	16,401	$70.83	3.05	$—
Vested and expected to vest at December 31, 2013	44,396	$34.89	5.08	$—

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2013 and 2012 was $1.46 and $1.41, respectively. There were no options exercised during 2013.

We granted a total of 51,500 stock options to an executive and various employees during 2013. Of this total, 26,500 stock options were granted during the first quarter of 2013 and 25,000 stock options were granted in November 2013. The stock option awards will vest based upon a combination of employee service and the achievement of certain specified market conditions as follows: (i) twenty-five percent (25%) of the shares subject to the option will vest in four (4) equal tranches on each anniversary of the vesting commencement date (i.e., 6.25%); and (ii) the remaining seventy-five percent (75%) of the shares subject to the option will vest on the third (3rd) anniversary of the applicable vesting commencement date, subject to the achievement of the following performance targets: thirty three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $8.00; thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $16.00; and (iii) thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $24.00. The target price of our common stock will be determined based upon the average of the closing prices of our shares of common stock on a nationally recognized securities exchange over a ninety (90) day period and if the shares are not so listed, the fair market value will be determined by our board of directors. We utilized the Black-Scholes model to determine the fair value of the 25% of the shares which will vest on each anniversary of the vesting commencement date and utilized the Monte Carlo Simulation model to value the remaining 75% of the shares subject to the option which will vest based upon the achievement of specified stock price performance targets.

In determining the compensation cost of stock options awards, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model for awards with service-based conditions and the Monte Carlo Simulation pricing model for awards with market-based conditions. The assumptions used in these calculations are summarized as follows:

Year ended December 31,
	2013	2012
Expected term	3.9 - 5 years	2.5 - 5 years
Expected volatility	58.7% - 75%	50% - 79%
Range of risk-free interest rates	0.7% - 1.3%	0.7% - 1.9%
Expected dividend yield	— %	— %

Voltari Corporation

Notes to Consolidated Financial Statements

We estimate the expected term based on the historical exercise behavior of our employees. We calculate expected volatility for stock options using historical volatility for a peer group of companies together with the closing prices of our publicly-traded stock. The risk-free interest rate for the expected terms of the stock options is based on the U.S. Treasury constant maturities in effect at the time of grant. We have not paid and do not expect to pay dividends on our common stock. Consequently, we use an expected dividend yield of zero.

Nathan Fong, our former Chief Financial Officer and Chief Operating Officer, resigned in April 2013. All of Mr. Fong’s unvested stock options were canceled upon his termination, resulting in the forfeiture of 46,000 unvested stock options. Richard Stalzer, our former Chief Executive Officer, resigned in December 2013, resulting in the forfeiture of 43,125 unvested stock options.

Restricted Stock Awards and Restricted Stock Units

Stock-based compensation expense associated with restricted stock awards and restricted stock units for the years ended December 31, 2013 and 2012 was $0.3 million and $2.1 million, respectively, and is included in datacenter and network operations, product development and sustainment, sales and marketing and general and administrative expenses.

As of December 31, 2013, there was approximately $0.2 million of unamortized stock-based compensation expense related to unvested restricted stock awards and restricted stock units, which is expected to be recognized over a weighted-average period of 0.61 years. The total fair value of restricted stock awards and restricted stock units vested during the years ended December 31, 2013 and 2012 was $0.3 million and $0.2 million, respectively.

Restricted Stock Awards

The following table summarizes all restricted stock award activity for the year ended December 31, 2013:

Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	55,939	$5.82
Granted	42,515	5.88
Vested	(55,821)	5.41
Forfeited	—	—

Unvested at December 31, 2013	42,633	$6.42

Restricted stock awards have voting and dividend rights upon grant and are then considered outstanding. When the restricted stock award is vested, it is then included in weighted-average common shares outstanding. These rights are forfeited should the stock not vest. Restricted stock awards generally vest on a quarterly basis over a four year service period for employees and a one year service period for non-employee directors.

In August 2013, we granted a total of 42,515 restricted stock awards to our non-employee directors in connection with their service to the Company. These restricted stock awards will vest on August 12, 2014.

Voltari Corporation

Notes to Consolidated Financial Statements

Restricted Stock Units

The following table summarizes all restricted stock unit activity for the year ended December 31, 2013:

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	3,315	$241.40
Granted	—	—
Vested	(67)	159.02
Forfeited	(2,844)	253.11

Unvested at December 31, 2013	404	$241.36

Restricted stock units are not considered outstanding or included in weighted-average common shares outstanding until they are vested. Restricted stock units generally vest every other year over a four year service period.

Warrants

Warrants have been primarily issued in conjunction with financing rounds to investors or other parties and none are held by employees. In conjunction with the IPO, the outstanding redeemable preferred stock warrants were automatically converted into common stock warrants when the underlying series of preferred stock were converted into shares of common stock.

In October 2012, we issued 1,014,982 warrants to purchase common stock at an exercise price of $6.50 per share in connection with the closing of our rights offering. Net proceeds from the rights offering of approximately $27.8 million were allocated between Series J preferred stock and common stock warrants based on their estimated relative fair market values at the date of issuance as determined with the assistance of a third party valuation specialist. The portion of the net proceeds from the rights offering attributable to the common stock warrants was determined to be approximately $1.3 million and is recorded in Additional paid-in capital on our consolidated balance sheet at December 31, 2012.

No common stock warrants were exercised during 2013 or 2012.

The following table summarizes the outstanding warrants to purchase common stock as of December 31, 2013:

Number of Warrants	Exercise Price Per Share	Expiration Date
12,857	$322.50	May 16, 2014
10,726	145.40	September 30, 2014
177,095	145.40	December 28, 2014
1,014,982	6.50	October 11, 2017

1,215,660

Voltari Corporation

Notes to Consolidated Financial Statements

12. Income Taxes

The following table presents the domestic and foreign components of pre-tax loss from continuing operations and the income tax provision (in thousands):

	Year Ended December 31,
	2013	2012
Loss from continuing operations before income taxes:
U.S.	$(24,381)	$(34,394)
Foreign	30	(575)

Total	(24,351)	(34,969)

Income tax benefit consisted of the following amounts:
Current:
Federal	—	—
State	—	—
Foreign	—	—

	—	—

Deferred:
Federal	—	(268)
State	—	(9)
Foreign	—	—

	—	(277)

Total	$—	$(277)

No tax expense was recorded for the year ended December 31, 2013. We maintain a full valuation allowance against our net deferred tax assets, which precludes us from recognizing a tax benefit for our current operating losses. Our historical lack of profitability is a key factor in concluding that there is insufficient evidence to support the realizability of our deferred tax assets.

Significant components of our deferred tax assets and liabilities consist of the following as of December 31 (in thousands):

	Year Ended December 31,
	2013	2012
Domestic net operating loss carryforwards	$119,803	$116,829
Fixed assets	2,463	1,682
Research and development credits	5,165	5,165
Foreign net operating loss carryforwards	3,086	2,656
Domestic capital loss carryforward	1,697	258
Compensation accruals	456	3,265
Deferred revenue	—	20
Amortization of intangible assets	30,324	33,132
Allowance for bad debts	26	64
Severance and restructuring	2	63
Other accruals	5	67
Foreign tax credits	1,248	1,248
Transaction costs	516	559

Deferred tax assets	164,791	165,008
Valuation allowance	(164,791)	(165,008)

Net deferred tax assets	$—	$—

Voltari Corporation

Notes to Consolidated Financial Statements

As of December 31, 2013, the Company provided a full valuation allowance against its gross deferred tax assets because realization of these benefits could not be reasonably assured. The $0.2 million decrease in the valuation allowance for the period December 31, 2012 to December 31, 2013 was related to the generation of operating losses during the current year, coupled with the write off of state net operating losses. The deferred tax assets include net assets acquired in business combinations.

We had research and development credit carryforwards of $5.2 million at December 31, 2013, that will begin to expire in 2021.

As of December 31, 2013, the Company had federal and state net operating loss carryforwards of $344.0 million and $43.6 million, respectively. These net operating loss carryforwards begin to expire in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes. The ultimate availability of the federal and state net operating loss carryforwards to offset future income may be subject to limitation under the rules regarding changes in stock ownership as determined by the Internal Revenue Code.

No provision for deferred U.S. income taxes has been made for consolidated foreign subsidiaries, because to the extent there are future earnings, we intend to permanently reinvest them in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability may be required.

The Company has determined that there are no unrecognized tax benefits as of December 31, 2013 and 2012. Historically, the Company has not incurred interest or penalties associated with unrecognized tax benefits and no interest or penalties were recognized during the years ended December 31, 2013 or 2012. The Company has adopted a policy whereby amounts related to interest and penalties associated with unrecognized tax benefits are classified as income tax expense when incurred.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the income tax provision as follows:

	Year Ended December 31,
	2013	2012
United States federal tax at statutory rate	34.0%	34.0%
Change in valuation allowance	(30.9)	(52.1)
State taxes (net of federal tax benefit)	(3.3)	4.4
Provision to return	0.3	(0.2)
Non-deductible expenses and other	(0.2)	(6.3)
Tax attribute limitations	0.1	19.1
Effect of rate change	(0.1)	1.4
Other	—	0.7
Foreign rate differential	—	(0.2)

Effective rate	(0.1)%	0.8%

We did not make any income tax payments related to our continuing operations in 2013 or 2012. The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, due to the generation of net operating losses, all tax years for which the Company filed a tax return remain open.

Voltari Corporation

Notes to Consolidated Financial Statements

13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the period indicated (dollars in thousands):

	Year Ended December 31,
	2013	2012
Net loss attributable to common stockholders	$(15,060)	$(35,293)

Weighted-average common shares outstanding—basic and diluted (1)	4,650,920	4,605,692

Net loss per share attributable to common stockholders—basic and diluted (1)	$(3.24)	$(7.66)

(1)	Prior period disclosures have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

Basic and diluted net loss per share attributable to common stockholders has been computed based on net loss and the weighted-average number of common shares outstanding during the applicable period. We calculate potentially dilutive incremental shares issuable using the treasury stock method and the if-converted method, as applicable. The treasury stock method assumes that the proceeds received from the exercise of stock options and warrants, as well as stock option and restricted stock expense yet to be recorded for unvested shares, would be used to repurchase common shares in the market at the average stock price during the period. We have excluded warrants and options to purchase common stock, when the potentially issuable shares covered by these securities are antidilutive. The following table presents the outstanding antidilutive securities excluded from the calculation of net loss per share attributable to common stockholders:

	Year Ended December 31,
	2013	2012
Warrants to purchase common stock (1)	1,215,660	1,215,764
Options to purchase common stock (1)	107,330	286,659
Restricted stock (1)	43,037	59,254

Total securities excluded from net loss per share attributable to common stockholders	1,366,027	1,561,677

(1)	Prior period disclosures have been adjusted to reflect the impact of the one-for-ten reverse stock split that took effect on April 23, 2013, as discussed in Note 2.

14. Defined Contribution Plan

We maintain a defined contribution plan (“401(k) Savings Plan”) for eligible employees. The 401(k) Savings Plan assets are held in trust and invested as directed by the plan participants, and shares of our common stock are not an eligible investment election. We provide a match on a specified portion of eligible employees’ contributions as approved by our board of directors. Historically, we have made matching contributions equal to 50% of the portion of contributions that do not exceed 6% of eligible pay. Our matching contributions, included in General and Administrative expenses, totaled $0.1 million and $0.2 million, in 2013 and 2012, respectively.

15. Related Party Transactions

We repaid the term loan from High River in full on August 19, 2013 (see Note 8—Debt Facilities for further information). High River is beneficially owned by Carl C. Icahn, who, as of March 24, 2014, beneficially owns approximately 30.3% of the Company’s outstanding shares of common stock, controls approximately 14.4% of

Voltari Corporation

Notes to Consolidated Financial Statements

the voting power of our common stock and beneficially owns approximately 95.5% of our Series J preferred stock. Brett M. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter.

16. Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity between June 18, 2010 and August 9, 2011 or in our IPO. The defendants in the case were Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in our IPO, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleged violations under Sections 11 and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 20(a) of the Securities Exchange Act (the “Exchange Act”) by all defendants and under Section 10(b) of the Exchange Act by Motricity and those of our former and current officers who are named as defendants. The complaint sought, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. The plaintiffs filed an amended complaint on May 11, 2012 and a second amended complaint on July 11, 2012. On August 1, 2012, we filed a motion to dismiss the second amended complaint, which was granted on January 17, 2013. A third amended complaint was filed on April 17, 2013. On May 30, 2013, we filed a motion to dismiss the third amended complaint, which was granted by the Court on October 1, 2013. On October 31, 2013, the plaintiffs filed a notice of appeal of the dismissal to the United States Court of Appeals for the Ninth Circuit.

Derivative Actions. In addition, during September and October 2011, three shareholder derivative complaints were filed against us and certain of our current and former directors and officers (including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jay A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner, James L. Nelson and Jay Firestone) in the U.S. District Court, Western District of Washington at Seattle. The complaints allege various violations of state law, including breaches of fiduciary duties and unjust enrichment based on alleged false and misleading statements in press releases and other SEC filings disseminated to shareholders. The derivative complaints seek, inter alia, a monetary judgment, restitution, disgorgement and a variety of purported corporate governance reforms. Two of the derivative actions were consolidated on October 27, 2011. On November 8, 2011, the parties filed a stipulation to stay completely the consolidated derivative action until the Court ruled on the dismissal motion in the consolidated class action. The court granted the parties’ stipulation on November 10, 2011, thereby staying the consolidated derivative action. On November 14, 2011, the third derivative action was transferred to the consolidated derivative proceeding, thereby subjecting it to the proceeding’s litigation stay. The consolidated derivative proceeding was voluntarily dismissed by the plaintiff, without prejudice, by a notice filed on December 3, 2013.

From time to time, we are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we are currently party to any pending legal action that could reasonably be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Year Ended December 31,
(in thousands)	2013	2012
Tax Valuation Allowance:
Beginning balance	$165,008	$134,095
Charged to net loss	(217)	30,913

Ending balance	164,791	165,008

Allowance for Doubtful Accounts:
Beginning balance	$287	$905
Charged to costs and expenses	(11)	(230)
Charges utilized/write-offs	(201)	(393)
Effect of foreign currency translation	—	5

Total	75	287
Less: Held for Sale	(49)	(158)

Ending Balance	$26	$129

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on February 12, 2015.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Richard Sadowsky
Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ Richard Sadowsky Richard Sadowsky	Acting Chief Executive Officer (Principal Executive Officer)	February 12, 2015

/s/ John Breeman John Breeman	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	February 12, 2015

* James L. Nelson	Director	February 12, 2015

* Jaffrey A. Firestone	Director	February 12, 2015

* Hunter C. Gary	Director	February 12, 2015

* Andrew Roberto	Director	February 12, 2015

* Kevin Lewis	Director	February 12, 2015

*By:	/s/ Richard Sadowsky
Name: Title:	Richard Sadowsky Attorney-in-Fact